Exhibit 10.27

Confidential Treatment Requested.

Certain material (indicated by asterisks) has been omitted from this document and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT CARD PROGRAM AGREEMENT

by and among

THE NEIMAN MARCUS GROUP, INC.

BERGDORF GOODMAN, INC.

and

CAPITAL ONE, NATIONAL ASSOCIATION

Dated as of July 15, 2013

i

7.4	Credit Systems	76
7.5	Systems Interface; Technical Support	76
7.6	Incentive-Based Compensation	77

ARTICLE VIII MERCHANT SERVICES		78
8.1	Transmittal and Authorization of NMG Charge Transaction Data	78
8.2	POS Terminals	78
8.3	In-Store Payments	78
8.4	Settlement Procedures	79
8.5	Bank’s Right to Charge Back	80
8.6	Exercise of Chargeback	81
8.7	No Merchant Acquirer/Processor Fees	81

ARTICLE IX PROGRAM ECONOMICS		81
9.1	NMG Compensation	81
9.2	Allocation of Compliance and Related Costs	83
9.3	Dispute Resolution	84

ARTICLE X INTELLECTUAL PROPERTY		85
10.1	The NMG Licensed Marks	85
10.2	The Bank Licensed Marks	86
10.3	Intellectual Property	88

ARTICLE XI REPRESENTATIONS, WARRANTIES AND COVENANTS		88
11.1	General Representations and Warranties of NMG	88
11.2	General Representations and Warranties of Bank	90
11.3	No other Representations or Warranties	93
11.4	General Covenants of the NMG Companies	93
11.5	General Covenants of Bank	97

ARTICLE XII ACCESS, AUDIT AND DISPUTE RESOLUTION		99
12.1	Access Rights	99
12.2	Audit Rights	100
12.3	Accounting Dispute Resolution	101
12.4	Dispute Resolution	102

ARTICLE XIII CONFIDENTIALITY		104
13.1	General Confidentiality	104
13.2	Use and Disclosure of Confidential Information	105
13.3	Unauthorized Use or Disclosure of Confidential Information	106
13.4	Return or Destruction of Confidential Information	106

ARTICLE XIV RETAIL PORTFOLIO ACQUISITIONS		106
14.1	Retailer that Operates a Credit Card Business	106
14.2	Retailer that has a Credit Card with another Issuer	107
14.3	Retailer that has a Credit Card with Bank	107
14.4	Co-Branded Credit Card	108

14.5	Conversion of Purchased Accounts	108
14.6	No Other NMG Obligations	108

ARTICLE XV EVENTS OF DEFAULT; RIGHTS AND REMEDIES		109
15.1	Events of Default	109
15.2	Defaults by Bank	110
15.3	Defaults by the NMG Companies	111
15.4	Remedies for Events of Default	111

ARTICLE XVI TERM/TERMINATION		111
16.1	Term	111
16.2	Termination by NMG Prior to the End of the Initial Term or a Renewal Term	112
16.3	Termination by Bank Prior to the End of the Initial Term or a Renewal Term	114
16.4	Effective Date of Termination	115

ARTICLE XVII EFFECTS OF TERMINATION		115
17.1	General Effects	115
17.2	The NMG Companies’ Option to Purchase the Program Assets	116
17.3	Loyalty Program During Wind-Down	121
17.4	Dedicated Program Personnel	121
17.5	Rights of Bank if Purchase Option Not Exercised	121

ARTICLE XVIII INDEMNIFICATION		123
18.1	NMG Indemnification of Bank	123
18.2	Bank’s Indemnification of the NMG Companies	124
18.3	Procedures	125
18.4	Notice and Additional Rights and Limitations	126

ARTICLE XIX MISCELLANEOUS		127
19.1	Precautionary Security Interest	127
19.2	Securitization, Participation or Pledge of Cardholder Indebtedness	127
19.3	Assignment	128
19.4	Sale or Transfer of Accounts	128
19.5	Subcontracting	128
19.6	Sales and Use Tax	129
19.7	Amendment	129
19.8	Non-Waiver	129
19.9	Severability	129
19.10	Waiver of Jury Trial and Venue	130
19.11	Governing Law; Compliance with Law	130
19.12	Specific Performance	130
19.13	Captions	130
19.14	Notices	130
19.15	Coordination of Consents and Approvals	131
19.16	Further Assurances	131

19.17	No Joint Venture	131
19.18	Press Releases	131
19.19	No Set-Off	132
19.20	Conflict of Interest	132
19.21	Third Parties	132
19.22	Force Majeure	132
19.23	Entire Agreement	133
19.24	Binding Effect	133
19.25	Counterparts/Facsimiles	133
19.26	Survival	133

ARTICLE XX RECOURSE CREDIT PROGRAM		134
20.1	Recourse Credit Program	134
20.2	NMG Obligations	134
20.3	Collection of Charged-Off Partial Recourse Accounts and Purchased Full Recourse Accounts	135
20.4	Performance	135
20.5	Reports	135
20.6	Termination	135
20.7	Portfolio Cap	136
20.8	Removals from Recourse Portfolio	136
20.9	Annual Review	136

SECOND AMENDED AND RESTATED

CREDIT CARD PROGRAM AGREEMENT

This Second Amended and Restated Credit Card Program Agreement is made as of the 15th day of July, 2013, by and among The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”), Bergdorf Goodman, Inc., a New York corporation (“BG, and together with NMG, the “NMG Companies”),  and Capital One, National Association, a national banking association (“Bank”).

W I T N E S S E T H:

WHEREAS, the NMG Companies are engaged in, among other activities, operating retail department stores;

WHEREAS, the Parties are party to an Amended and Restated Credit Card Program Agreement, dated as of September 23, 2010, as amended (the “Original Agreement”), pursuant to which the Parties established a program pursuant to which Bank issues NMG Credit Cards (as hereinafter defined) and Non-Card Payment Plans (as hereinafter defined) to be serviced, marketed and promoted in accordance with the terms thereof;

WHEREAS, the Parties hereto wish to amend, restate and extend the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1       Generally.  The following terms shall have the following meanings when used in this Agreement:

“[***]” means any time commencing on the first date on which the [***] for the [***] most recently completed calendar months was less than [***] and ending on the first date thereafter on which the [***] for the [***] most recently completed calendar months was [***] or greater.

“[***]” means the period of [***] commencing with the date on which Bank provides written notice to NMG of [***] pursuant to Section 4.6(o).

“ABA Delinquency Forecast” means, with respect to any month, the American Banker Association’s (ABA) forecast of bankcard delinquency rates designated “ABA Delinquency Rate: Bank Card Loans - Open End, (% of $ Volume 30+ Days Past Due, SA)

(FABABCVOL.US)” “baseline scenario” as most recently published in the Moody’s publication “Economy.com”.

“ABA Delinquency Forecast Condition” means the period commencing on the first date on which the forecast for any month in the first [***] forecast in the ABA Delinquency Forecast published for the most recently completed month is in excess of [***] and ending on the first date thereafter when the forecast for each of the first [***] forecast in the ABA Delinquency Forecast published for the most recent month is less than or equal to [***].

“Account” means any Private Label Account or Non-Card Payment Plan account under which a purchase transaction may be or has been made by or to a Person (or any Person authorized by such Person) pursuant to a Cardholder Agreement established or maintained pursuant to the terms of this Agreement, the Original Agreement and the program agreement in effect prior to such Original Agreement.

“Account Documentation” means, with respect to an Account, any and all documentation relating to that Account, including Cardholder Documentation, checks or other forms of payment with respect to an Account, notices to Cardholders, adverse action notices, change of terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, including tangible and intangible information, arising from or relating or pertaining to any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include NMG’s or any of its Affiliates’ register tapes, invoices, sales or shipping slips, delivery or other receipts or other indicia of the sale of NMG Goods and Services, any reports, analyses or other documentation prepared by any of the NMG Companies or their Affiliates for use in the retail business operated by the NMG Companies and their Affiliates regardless of whether derived in whole or in part from the Account Documentation or any other document not directly related to the Credit Card Business.

“Account Terms Negotiation Period” has the meaning set forth in Section 4.7(c)(v).

“Accountants” has the meaning set forth in Section 12.3 hereof.

“Active Account” means for any period, an Account with a non-zero account balance or other financial activity during such period.

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Program Agreement, together with all of its schedules and exhibits, as modified, altered, supplemented, amended and/or restated from time to time.

“All Time High Account Balance” means, with respect to any Account, the highest balance ever owed under such Account since the opening of such Account.

“Alternative Risk Change Payment Arrangement”  means an arrangement, as described in Schedule 4.6(f), pursuant to which NMG shall make payments to Bank, as calculated and described in such schedule, [***] affecting certain segments of RAM Deficient Accounts.

“Annual Servicing Fee Rate” means the sum of [***] and the Incremental Annual Servicing Fee Rate, as reduced, if applicable, pursuant to Section 2.03(b) of the Servicing Agreement.

“Annualized” means, for any calculation or measurement made over any period, multiplying the calculation or measurement by three-hundred-sixty-five (365) and dividing by the number of days in such period.  For example, (i) if such period is the full months of March and April, then the calculation or measurement would be multiplied by three-hundred-sixty-five (365) and divided by 61 (which is the equivalent of multiplying the measurement or calculation by 5.984) and (ii) if such period is the full months of September 2013 through December 2014, then the calculation or measurement would be multiplied by 365 and divided by the sum of 365 and the number of days in September 2014 through December 2014 (or 122) (which is the equivalent of multiplying the measurement or calculation by 0.749).

“Applicable Law” means all applicable federal, state and local laws (including common law), statutes, regulations, regulatory guidance, orders or directives, opinions, as may be amended and in effect from time to time during the Term, including: (i) the Truth in Lending Act and Regulation Z, including the Credit Card Accountability Responsibility and Disclosure Act of 2009 (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act and Regulation V; (v) the GLB Act; (vi) the USA PATRIOT Act; (vii) the Unfair and Deceptive Trade Practices Act; (viii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, 12 U.S.C. § 5531 (including Section 1031); (ix) the Federal Trade Commission Act, 15 U.S.C. § 45(a)(1) (including Section 5); (x) the Service members Civil Relief Act; (xi) Title III of the Americans with Disabilities Act, 42 U.S.C. §§12181 et seq.; (xii) Federal Financial Institutions Examination Council Guidelines; (xiii) the Telephone Consumer Protection Act; (xiv) Fair and Accurate Credit Transaction Act of 2003; and (xv) the Bank Secrecy Act, and, in each case, any implementing regulations or interpretations, whether formal or informal, issued thereunder; provided, however, that in the case of any such informal interpretation, Bank shall have delivered to the NMG Companies either a written certification of a senior officer of Bank, or a Legal Opinion, in each case, describing such interpretation in reasonable detail, including Bank’s basis for concluding such interpretation is binding upon the Bank.

“Applicable Order” means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any material amount of its property.

“Applicable Request Date” means, in connection with a request for Program Asset Information, the following applicable date: (i) in connection with an expected expiration of this Agreement at the end of a Term, the date that is one year prior to the end of the Term; (ii) the date on which Bank proposes a change in Risk Management Policies that NMG reasonably believes would, if implemented, permit NMG to terminate this Agreement pursuant to Section 16.2(f) (other than Section 16.2(f)(ii)(B)); (iii) in connection with a proposal by Bank that would permit NMG to terminate this Agreement pursuant to Section 16.2(f)(ii)(B), the Risk Information Date; (iv) in connection with a circumstance that could give rise to a possible termination by NMG pursuant to Section 16.2(i) or by Bank pursuant to Section 16.3(c), the [***] prior to the end of the Account Terms Negotiation Period as the case may be; or (v) with respect to any other termination, the date on which the notice of termination is delivered or received by NMG, as applicable.

“Application” means the credit application that must be completed and submitted in order to establish an Account (including any such application submitted at the POS, by phone or via the Internet).

“Approval Rate” with respect to any segment or group of Applications submitted during any particular measurement period pursuant to this Agreement, a percentage equivalent of a fraction the numerator of which is the number of Applications in such segment that were approved during such measurement period and the denominator of which are all Applications of such segment or group submitted by an Applicant during such measurement period; provided, however, that (i) any Application that would have been declined solely due to a requirement imposed pursuant to a Change in Law enacted after the Effective Date (i.e., an Application that would have been approved in absence of such Change in Law but was required to be declined pursuant to such Change in Law) shall be considered approved (and included in the numerator) for purposes of calculating the foregoing fraction and (ii) any Application that would have been approved solely due to a requirement imposed pursuant to a Change in Law enacted after the Effective Date (i.e., an Application that would have been declined in absence of such Change in Law but was required to be approved pursuant to such Change in Law) shall be considered disapproved (and excluded from the numerator) for purposes of calculating the foregoing fraction.

“Approved Ancillary Products” means any Credit Card enhancement and similar products approved by the Management Committee for offering under the Program from time to time.

“Audited Party” has the meaning set forth in Section 12.2 hereof.

“Auditing Party” means the Party that is not the Audited Party, and such Party’s representatives, including internal audit staff and external representatives, and any Governmental Authorities that have jurisdiction over such Party.

“Average Daily Gross Receivables” means, for any measurement period in respect of any segment of Accounts, the sum of the Gross Receivables in respect of such segment of Accounts outstanding as of each day during such measurement period divided by the number of days in such measurement period.

“Average Gross Receivables” means, for any measurement period in respect of any segment of Accounts, the average of the Gross Receivables in respect of such Accounts on the last day of each calendar month, Fiscal Month or Program Month, as the case may be, during such measurement period.

“Average Interest Bearing Receivables” means, for any Program Year, the average for each Program Month occurring in such Program Year of the Program Month-end Billed Cardholder Debt bearing interest under any Private Label Accounts.

“Average Interest Free Receivables” means, for any Program Year, the average for each Program Month occurring in such Program Year of the Program Month-end Billed Cardholder Debt as to which no interest will accrue in accordance with the terms of credit plans in effect in connection with the Account under which such Billed Cardholder Debt was incurred.

“Bank” has the meaning set forth in the preamble hereof.

“Bank Event of Default” means the occurrence of any one of the events listed in Section 15.2 hereof or an Event of Default where Bank is the defaulting Party.

“Bank Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule 1.1(b) and licensed to the NMG Companies under Section 10.2 hereof.

“Bank Matters” has the meaning set forth in Section 3.2(g) hereof.

“Bank Parent” means Capital One Financial Corporation, a Delaware corporation.

“Bank Systems” means Systems owned, leased or licensed by and operated by or on behalf of Bank or any of its Affiliates.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.

“Benchmark Population” means all Persons who submitted an Application at a retail establishment, although excluding Internet and catalog channels, owned or operated by the NMG Companies or their Affiliates (including at a Licensee department therein) during the period from [***] through [***]; provided, however, that for purposes of reporting on and evaluating any proposed modification to the Risk Management Policies for which the information required pursuant to Section 4.6(c) must be submitted prior to [***], the Benchmark Population means all such Persons who submitted such an Application through the end of the month ended prior to the Risk Information Date.

“BG” has the meaning set forth in the preamble hereof.

“Billed Cardholder Debt” means (i) all amounts charged and owing to Bank by Cardholders that were billed with respect to the Private Label Accounts and Non-Card Payment Plans (including principal balances from outstanding charges, charges for Approved Ancillary

Products, interest, NSF fees, late charges, pay-by-phone fees and any other fees and charges), less (ii) the amount of any credit balances owing by Bank to such Cardholders, including in respect of any payments and any credits associated with returns of NMG Goods and Services and other credits and adjustments, in each case, that were reflected in the Billing Statement with respect to the Account.

“Billing Cycle” means the interval of time between regular periodic Billing Dates for an Account.

“Billing Date” means, for any Account, the day as of when the Account is billed.

“Billing Statement” means a summary of Account credit and debit transactions for a Billing Cycle including a descriptive statement covering purchases, charges, past due account information and Loyalty Program information.

“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which financial institutions in New York or Texas are authorized by law to close; provided that for purposes of Sections 8.4 and 9.1, “Business Day” shall exclude any day on which the Fedwire system is closed.

“Cardholder” means any Person who has been issued an NMG Credit Card or Non-Card Payment Plan (including any guarantor of the Account related to such NMG Credit Card) and includes authorized user(s).

“Cardholder Agreement” means the agreement between Bank and a Cardholder (and any replacement of such agreement), governing the use of an Account, together with any amendments, modifications or supplements that now or hereafter may be made to such Cardholder Agreement (and any replacement of such agreement).

“Cardholder Data” means all Personally Identifiable Information about a Denied Cardholder or a Cardholder (A) received by or on behalf of Bank (including by NMG Servicer in its capacity as such) in connection with such Person’s application for use of an NMG Credit Card, Non-Card Payment Plan or Account or (B) otherwise obtained by or on behalf of Bank (including information obtained by NMG Servicer in its capacity as such) for inclusion in its database of Cardholder information (including information about a Cardholder purchased by Bank), including all transaction and experience information collected by or on behalf of Bank (including by NMG Servicer in its capacity as such) with regard to each purchase charged by a Cardholder using his or her NMG Credit Card or Non-Card Payment Plan (including NMG Charge Transaction Data with respect to charges on Private Label Accounts).

“Cardholder Documentation” means, with respect to the Accounts, all Applications, Cardholder Agreements, NMG Credit Cards, Loyalty Cards and Billing Statements relating to such Accounts.

“Cardholder Indebtedness” means all amounts charged and owing to Bank by Cardholders with respect to Accounts (including principal balances from outstanding charges, charges for Approved Ancillary Products, interest, NSF fees, late charges, pay-by-phone fees and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank to Cardholders, including in respect of any payments and any credits associated with returns of goods and/or services and other credits and adjustments, whether or not billed.

“Cardholder List” means any list (whether in hardcopy, magnetic tape, electronic or other form) that identifies Cardholders, including any such listing that sets forth the names, addresses, email addresses (as available), telephone numbers or social security numbers of any or all Cardholders.

“Change in Law” means any of the events or circumstances specified in subsections (a) through (c) below, if such event occurs after the Effective Date:

(a)  the enactment or promulgation of (i) a new federal, state or local statute, law or regulation, or a modification to any such statute, law or regulation, in each case binding on Bank or the NMG Companies, or (ii) any implementing regulations or interpretations issued under any such statute, law or regulation referred to in clause (i) that are binding on Bank or the NMG Companies;

(b)  the issuance, enactment or promulgation of a written directive, guidance, order or interpretation with respect to a statute, law or regulation by a Governmental Authority that has jurisdiction, authority or control over Bank or the NMG Companies, as the case may be, which directive, guidance, order or interpretation is either (i) specifically directed at and binding upon Bank or the NMG Companies; (ii) while not specifically directed at Bank or the NMG Companies, either (A) is directed at and binding upon all institutions, including Bank or the NMG Companies, similarly situated as Bank or the NMG Companies (e.g. OCC directive to all banks over which the OCC exercises authority) or (B) would, based upon a Legal Opinion delivered by Bank’s counsel, be likely to subject Bank to monetary liability or a disciplinary, enforcement or similar regulatory action by a Governmental Authority if Bank or NMG were to fail to comply with such directive, guidance, order or interpretation; or

(c)  a decision, order, decree, ruling or opinion of a United States federal or state court containing an interpretation of a statute, law or regulation; but only to the extent that Bank is advised pursuant to a Legal Opinion of Bank’s counsel that such decision, order decree, ruling or opinion is binding on Bank’s or the NMG Companies’ business and operations, or that failure to adhere to such decision, order, ruling or opinion is likely to subject Bank to monetary liability or a disciplinary, enforcement or similar regulatory action by a Governmental Authority; [***]

[***].

“Change of Control” means, with respect to NMG or Bank, as the case may be, (the “subject Person”), (i) a Person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more than fifty percent (50%) of the total voting power of the subject Person, (ii) such subject Person merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person in a transaction in which the subject Person is not the surviving entity or which constitutes a “merger of equals”, it being understood that a subject Person shall not be considered the “surviving entity” of a transaction if either (A) the members of the Board of Directors of the subject Person immediately prior to the transaction constitute less than a majority of the members of the Board of Directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (B) the Persons who were beneficial owners of the outstanding voting securities of the subject Person immediately prior to the transaction beneficially own less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction, or (iii) the subject Person sells all or substantially all of its assets to a Person that is not an Affiliate of the subject Person.

“CIL Decline” means the existence of all of the following conditions: (i) a Change in Law (other than a Repeat Change in Law (as defined below))  (A) was enacted, promulgated or implemented within the most recent [***] and (B) remains in effect, (ii) the effect of applying such Change in Law on a pro forma basis to the [***] completed months immediately preceding such implementation would have been to (A) decrease [***] for such period by more than [***] and (B) cause a [***] to have been in effect during the duration of such period and (iii) Bank shall have delivered a written certification with respect to the foregoing in accordance with Section 4.6(j).  As used herein, “Repeat Change in Law” means any Change in Law as to which the substantive requirements thereof applicable to Bank or the NMG Companies, as the case may be, shall have been the subject of a prior certification pursuant to Section 4.6(j).  For example, in the event that Bank shall have certified upon enactment of a particular statute as to a CIL Decline, implementation of such statute or regulation implementing or interpreting the requirements of such statute would be a Repeat Change in Law and would not be considered a Change in Law for purposes of clause (i) above. [***]

[***].

“CIL Negotiation Period” means the period of [***] commencing with the date on which Bank provides written notice to NMG of a CIL Decline pursuant to Section 4.6(j).

“Co-Branded Credit Card” means a Credit Card that bears a NMG Licensed Mark and the trademarks, tradenames, service marks, logos and other proprietary designations of American Express, Visa International Inc., Visa U.S.A., Inc. or MasterCard International Inc., or any other payment system that is generally acceptable to sellers of goods and services.

“Comparable Partner Programs” means from time to time other major Credit Card programs of Bank designated annually by the Management Committee that are comparable to the Program in terms of program size, public profile, operational structure and/or brand image, as relevant in the particular context.  As of the date hereof, the “Comparable Partner Programs” include those listed on Schedule 1.1(c).

“Competing Mobile Device” has the meaning set forth in Section 2.2(f)(i) hereof.

“Competing Retail Programs” means from time to time major retailer Credit Card programs other than the Program, whether or not Bank or any of its Affiliates participate in such other programs.

“Competitive” means (i) other than for purposes of Section 3.2(g)(iv), (ix) or 4.7, with respect to any feature or aspect of the Program, that such feature or aspect is both (A) no less favorable to the NMG Companies than comparable aspects and features of the Comparable Partner Programs and (B) consistent and competitive with the comparable aspects and features of the Competing Retail Programs (to the extent publicly known in the case of Competing Retail Programs in which neither of the Parties or their respective Affiliates are participants) and (ii) for purposes of Sections 3.2(g)(iv), (ix) and 4.7, (A) with respect to each Account term referenced in the definition of “Existing Terms Change” other than the Standard APR, that such term is no less favorable to the Cardholder (e.g. imposes no greater expense, obligation or burden on the Cardholder) than the least favorable corresponding term implemented by any of the NMG Primary Competitors and [***].

“Confidential Information” has the meaning set forth in Section 13.1(a) hereof.

“Control Group” means a segment of Cardholders to which a proposed Risk Management Policy change with respect to or affecting existing Accounts will not be applied, which shall be a randomly selected segment that is representative of the Cardholders to which such modification is proposed to be applied, and that is large enough to achieve statistically significant test results.

“Control Population” has the meaning set forth in Section 4.7(c)(iii) hereof.

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization.

“Credit Card” means a credit card pursuant to which the cardholder or authorized user may purchase goods and services, obtain cash advances or convenience checks, and transfer balances through open-end revolving credit, commonly known as a credit or charge card; provided that the term does not include: (i) any gift card; (ii) any debit card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; or (iii) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account.

“Credit Card Business” means the business relating to the ownership, administration and management of the Accounts and Receivables (including the extension of credit to Cardholders, the processing of transactions under the Accounts and the servicing of the Accounts) and includes all activities relating to the Program maintained pursuant to this Agreement.

“Current Receivables” means, as of any date, Gross Receivables less the portion of such Gross Receivables that are past due beyond the payment due date thereof.

“Delinquency Condition” means any time commencing on the first date on which the Rolling 6 Month Delinquency Rate for the most recently completed calendar month was greater than [***] and ending on the first date thereafter on which the Rolling 6 Month Delinquency Rate for the most recently completed calendar month was equal to or less than [***].

“Denied Cardholder” means any Person who submitted an Application but whose Application was denied and was consequently not issued an NMG Credit Card, Non-Card Payment Plan or Account.

“Disclosing Party” has the meaning set forth in Section 13.1(d) hereof.

“Downgrade Event” means NMG’s Corporate Family Rating by [***] of the Rating Agencies shall be at or below the rating designated as “Downgrade Trigger” below:

Rating Agency	Downgrade Trigger

Standard & Poor’s	[***]

Fitch	[***]

Moody’s	[***]

“Due Diligence Period” means (i) in connection with a termination of this Agreement by NMG pursuant to Section 16.2(f), the period commencing on the Risk Information Date and ending on the date that is [***] following the Risk Information Date; (ii) in the case of a termination by NMG pursuant to Section 16.2(i), the period commencing on the date on which NMG delivers its notice of termination and ending on the date that is [***] thereafter; (iii) in the case of the expiration of this Agreement at the end of a Term or any termination by NMG other than pursuant to Section 16.2(f) or (i), the period commencing on the date on which all of the Program Asset Information has been delivered to NMG and the prospective Nominated Purchasers identified to Bank by NMG and ending on the date that is [***] following such date; and (iii) in the case of a termination of this Agreement by Bank prior to the end of the Term, the period commencing on the receipt by NMG of the notice of termination and ending on the date that is [***] following such date.  In addition, in the event of any extension of NMG’s purchase option pursuant to Section 17.2(b), the Due Diligence Period shall also include the period commencing on the commencement of such extension and ending on the date on which NMG makes its election with respect to its purchase of the Program Assets or such extension expires, as the case may be.

“Effective Annual Servicing Fee Rate” has the meaning ascribed to it in the Servicing Agreement.

“Effective Date” means July 1, 2013.

“Event of Default” means the occurrence of any one of the events listed in Section 15.1 hereof.

“Existing Account Reserve Amount” means an amount equal to the lesser of (i) [***] and (ii) the Risk Change Shortfall.

“Existing Term Change” means any modification of any of the following terms of the Accounts from those in effect on the Effective Date: (i) Standard APR, (ii) Method of Computing the Balance for Purchases, (iii) Minimum Interest Charge, (iv) Grace Period for the Repayment of Purchases, (v) Returned Payment Fees, (vi) Grace Period for the Imposition of Late Fees, (vii) Minimum Payment Amount and (viii) Late Payment or Late Fee (at cycle), each as set forth on Schedule 4.7; it being understood for the avoidance of doubt that any change other than those expressly described above shall be considered implementation of a New Account Term.

“External Trigger Condition” means a condition whereby both of the following conditions referred to in clause (i) and (ii) shall be in existence:  (i) an External Trigger RAM Condition and (ii) any one or more of an Unemployment Forecast Condition, an ABA Delinquency Forecast Condition or a Housing Price Forecast Condition.

“External Trigger RAM Condition” means the period commencing on the first date on which the [***] was less than [***] for the two most recently completed calendar months and ending on the first date thereafter on which the [***]

[***] was equal to or greater than [***] for the two most recently completed calendar months.

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365 day year.

“Fiscal Month” means each four (4) or five (5) week period designated as such in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Month in which the Effective Date occurs shall be deemed to begin on the Effective Date.

“Fiscal Quarter” means each three (3) Fiscal Month period set forth in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Quarter in which the Effective Date occurs shall be deemed to begin on the Effective Date.

“Fiscal Season” means either the period of the first and second Fiscal Quarter of a Fiscal Year or the third and fourth Fiscal Quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year set forth in the calendar published by the National Retail Federation setting forth the fiscal year for retailers on a 52/53 week fiscal year ending on the Saturday closest to July 31; provided that the first Fiscal Year under this Program shall be the period beginning on the Effective Date and ending on the Saturday closest to July 31, 2013.

“Force Majeure Event” has the meaning set forth in Section 19.22 hereof.

“Fraud Loss” means, during any period, actual fraud loss incurred by Bank during such period net of chargebacks to the NMG Companies during such period.

“Funding Costs” means for each calendar month during any period, [***].

“Full Recourse Accounts” means (a) Accounts issued pursuant to Applications that NMG requests Bank to approve that Bank would otherwise decline under the Risk Management Policies then in effect, (b) Accounts where NMG requests Bank to grant a credit line increase that would otherwise be denied by Bank due to the Risk Management Policies then in effect and (c) Accounts that have been closed by the customer that are not eligible for reinstatement or by Bank (or that would be closed by Bank) in accordance with the Risk Management Policies then in effect but which NMG requests to be re-opened by Bank or that Bank refrain from closing at the request of NMG.

“Future Subcontractors” has the meaning set forth in Section 6.2(g)(i) hereof.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GLB Act” means the Gramm-Leach-Bliley Act [Pub. L. 106-102, 113 Stat. 1338 (1999)], regulations promulgated thereunder and regulatory interpretations of the foregoing (including the Interagency Guidelines Establishing Information Security Standards adopted by federal bank regulatory agencies, such as the Office of Comptroller of the Currency and the Board of Governors of the Federal Reserve System), as amended and supplemented from time to time.

“Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve, and the Federal Trade Commission.

“Gross Financing Income” means, with respect to any period, an amount equal to the sum of assessed or accrued Net Interest Income, late fees, NSF fees and any other interest or fees payable under the Program and any amounts paid by NMG to Bank pursuant to Section 4.10 or 4.11 during such period less the sum of fee waivers and the amount required under GAAP to be amortized by Bank as deferral amortization pursuant to Financial Accounting Standard No. 91 during such period.  Fees from Approved Ancillary Products are not included as part of Gross Financing Income.

“Gross Receivables” means amounts owing (net of credit balances) from cardholders with respect to accounts in a Credit Card portfolio (including outstanding loans, cash advances and other extensions of credit; billed or unbilled interest and late charges; and any other billed or unbilled fees, charges and interest assessed on such accounts).

“Gross Write Off” means, with respect to Accounts that have been written off in a particular period in accordance with the credit and collection policies contained in the Risk Management Policies, the portion of the total Gross Receivables charged off as uncollectible in accordance with such credit and collection policies (and not as a result of fraud) during such period.

“High Collar” has the meaning set forth on Schedule 1.1(d) hereto.

“Housing Price Forecast” means, with respect to any month, the forecast of housing prices designated “FHFA Conventional and Conforming Home Price Index, (Index, 1980Q1 = 100, NSA)” “FHOFHOPI.US” as most recently published in the Moody’s publication “Economy.com”.

“Housing Price Forecast Condition” means the period commencing on the first date on which the forecast for any month in the first [***] period forecast in the Housing Price Forecast published for the most recently completed month is less than the greater of (x) the amount that is [***] less than the forecast for the corresponding month in the Housing Price

Forecast published for March 2012 and (y) [***] and ending on the first date thereafter when the forecast for each of the months in the [***] period reported in the Housing Price Forecast for the most recent month is equal to or greater than the greater of (A) [***] and (B) the amount that is [***] less than the forecast for the corresponding month in the Housing Price Forecast published for March 2012 (as set forth in Schedule 1.1(e)).

“Imputed Income Model” means a model designed to estimate income of a Person in accordance with Applicable Law based on certain attributes available to Bank or NMG without contacting such Person, such as demographic qualities and/or information in a consumer’s credit report.

“Incentive-Based Compensation” means compensation paid by a Party to (i) an employee or agent of such Party, (ii) an employee or agent of an Affiliate of such Party, or (iii) a third party (e.g., subcontractor and outsourced service provider) that is used by such Party to perform any of its obligations under this Agreement, in each case, that increases as a result of meeting certain goals or standards related to increased or enhanced performance of such services provided pursuant to this Agreement.

“Incremental Annual Servicing Fee Rate” means, at any time, the excess, if any, by which the Annual Servicing Fee Rate calculated in accordance with Section 4.04 of the Servicing Agreement exceeds [***].

“Incremental Servicing Expenses” means, with respect to any measurement period, the Annualized percentage equivalent of a fraction equal to (A) (i) the Incremental Annual Servicing Fee Rate for such period, multiplied by (ii) the Active Accounts for such period, divided by (B) the Average Daily Gross Receivables of all Accounts for such period.

“Indemnified Party” has the meaning set forth in Section 18.3 hereof.

“Indemnifying Party” has the meaning set forth in Section 18.3 hereof.

“Initial Term” has the meaning set forth in Section 16.1 hereof.

“Inserts” has the meaning set forth in Section 5.3(a) hereof.

“Insider Fraud” shall mean any activity of any employee or agent of any NMG Company, or any employee or agent of any of its Affiliates or the third parties (e.g., subcontractors and outsourced service providers) that such NMG Company uses to perform any of its obligations under this Agreement, in each case that such NMG Company concludes is fraudulent or illegal and (i) relates to a Person having access to any Cardholder Data (including NMG Companies’ systems that have Cardholder Data, if any) or (ii)  relates to servicing activities performed pursuant to the Servicing Agreement. The NMG Companies agree and acknowledge that in permitting the NMG Companies to reach a “conclusion” regarding the fraudulent or illegal nature of any conduct, Bank is relying on the timely execution by the NMG Companies of their duties identified in Sections 6.1(b) and 7.1(f).

“In-Store Payment” means any payment on an Account made in a retail store owned or operated by NMG or any of its Subsidiaries by a Cardholder or a person acting on behalf of a Cardholder.

“Intellectual Property” means, on a worldwide basis, all intellectual property, including (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trademarks, service marks and other source indicators and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“Interest Free Receivables” means Gross Receivables incurred pursuant to active credit plans that do not bear interest or pursuant to Accounts of Cardholders as to which Interest has been permanently waived (other than Gross Receivables incurred pursuant to CCCS Accounts or Accounts for which a payment plan was instituted in connection with the servicing and collection thereof).

“Interest Reversal Percentage” means, with respect to any Program Year, the percentage equal to (i) the aggregate amount of all finance charges that had been assessed on the Accounts and then reversed by NMG during such Program Year, divided by (ii) the aggregate amount of all finance charges assessed on the Accounts during such Program Year; provided, however, that, for purposes of arriving at the foregoing percentage, the finance charges assessed and reversed on any Accounts that have undergone any Existing Term Change or change in New Account Terms in such Program Year shall be excluded from both the numerator and denominator during the period of [***] after the effective date of such terms change.

“Interim Servicing Agreement” has the meaning set forth in Section 17.2(f).

“Internal Trigger Condition” means a condition whereby one of the following conditions referred to in clause (i) or (ii) is then in effect: (i) a Delinquency Condition or (ii) a Write-Off Condition.

“Internet” means the global communication network that allows computers not connected by a network to connect and exchange information and which includes but is not limited to websites owned or operated by NMG, the NMG Companies, Bank or their respective Affiliates or their Licensees and websites of Persons linked or unlinked to same.

“Internet Services” has the meaning set forth in Section 4.8(a).

“Investment Grade Credit Rating” means, with respect to any Rating Agency, a credit rating by such Rating Agency specified as follows:

Rating Agency	Credit Rating

Standard & Poor’s	[***]

Fitch	[***]

Moody’s	[***]

“Joint Marketing Fund” has the meaning set forth in Section 5.2(d) hereof.

“Joint Marketing Commitment” means the obligation of the Bank to fund the amount per Fiscal Year set forth on Section B of Schedule 5.2 for the purposes set forth in Section 5.2(d).

“Knowledge” means, with respect to any of the NMG Companies or Bank, the actual knowledge of the executive officers of the organization who have managerial responsibility for the Program, after reasonable inquiry.

“Late Fee Reversal Percentage” means, with respect to any Program Year, the percentage equal to (i) the aggregate amount of all late fees that had been assessed on the Accounts and then reversed by NMG or its Subsidiaries during such Program Year, divided by (ii) the aggregate amount of all late fees assessed on the Accounts during such Program Year; provided, however, that, for purposes of arriving at the foregoing percentage, the late fees assessed and reversed on any Accounts that have undergone any Existing Term Change or change in New Account Terms in such Program Year shall be excluded from both the numerator and denominator during the period of [***] after the effective date of such terms change.

“Legal Change Costs” has the meaning set forth in Section 9.2(b) hereof.

“Legal Opinion” means a written opinion of counsel to a Party in form and substance reasonably acceptable to the other Party and given by counsel (which may be internal counsel) selected by the Party obtaining the opinion and reasonably acceptable to the other Party.

“Licensee” means any Person authorized by NMG or any of its Subsidiaries to operate in and sell NMG Goods and Services from the NMG Channels under the NMG Licensed Marks, solely with respect to such Person’s or any of its Subsidiaries’ operation in and sale of NMG Goods and Services from the NMG Channels or under the NMG Licensed Marks.

“Liquidity Premium” means a component of Bank’s internal charge for cost of funds calculated in the normal course of business [***].

“Loyalty Card” means a card issued for the Program pursuant to any Loyalty Program providing for access to an Account, including the Loyalty Cards listed in Section B of Schedule 1.1(f) hereto.

“Loyalty Programs” means a points-based system that rewards Credit Card usage or customer spending with points that may be redeemed for goods and/or services.

“Management Committee” has the meaning set forth in Section 3.2(a) hereof.

“Manager” has the meaning set forth in Section 3.3(a) hereof.

“Marketing Expense” means, during any period, actual marketing expenses incurred by Bank or reimbursements made by Bank to NMG of marketing expenses incurred by NMG during such period, in each case that satisfy the marketing commitments set forth in Schedule 5.2 hereto.

“Marketing Plan” means the document that outlines the objectives, strategies and tactics of new account solicitation, usage and awareness programs for the applicable Fiscal Season.

“Merchant Discount” means a discount rate or transaction fees generally applied against settlements due to merchants for transactions with respect to the use of a Credit Card.

“Merchant Participation” means, for any measurement period, the amount paid by Bank to NMG pursuant to Section 9.1(a)(i) and Schedule 9.1(a)(i), as such amount may be reduced and adjusted pursuant to Section 9.1(c)(ii)(B).

“Merchant Participation Rate” has the meaning set forth in Schedule 9.1(a)(i).

“Merchant Participation Yield” means, for any measurement period, Merchant Participation divided by Average Daily Gross Receivables, which shall be Annualized.

“Mobile Payment Device” means a mobile retail payment application (i.e., a payment application accessed primarily through a tablet, mobile phone or comparable device, other than a card) [***].

“Mobile Trigger” has the meaning set forth in Section 2.2(f)(i) hereof.

“Monthly Servicing Fee” means the number of Active Accounts with respect to such month multiplied by the Annual Servicing Fee Rate divided by twelve (12).

“Monthly Settlement Sheet” has the meaning set forth in Section 7.1(b) hereof.

“Net Credit Sales” means, for any period, an amount equal to (A) gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) reflected in the NMG Charge Transaction Data with respect to such period, minus (B) the sum of credits for returned goods and cancelled services and other credits (such as concessions, discounts and adjustments) on Accounts reflected in the NMG Charge Transaction Data with respect to such period.

“Net Interest Income” means the total dollar amount of revenue received as a result of interest assessed upon Cardholders, less any interest waivers granted.

“Net Write-Offs” means, with respect to Accounts that have been written off in a particular period in accordance with the credit and collection policies contained in the Risk Management Policies, (a) the portion of the total Gross Receivables charged-off as uncollectible to the written-off Accounts in accordance with such credit and collection policies (and not as a result of fraud losses) during such period minus (b) any recoveries, including sales tax recoveries, received during such period on previously written-off Accounts (net of amounts payable to collection agencies in connection with such recoveries).

“Net Yield” means the dollar amount equal to (a) the sum of assessed interest, late fees and other fees under the Program during such Program Year, minus (b) the sum of all concessions, reversals and write-offs of such interest, late fees and other fees during such Program Year.

“New Account Loss Reserve Amount” means (i) with respect to each Program Month occurring during the Reserve Period, the lesser of (A) all Merchant Participation payable pursuant to Section 9.1(a)(i) during such Program Month and (B) [***] and (ii) with respect to any Program Month occurring during the Reserve Period that is less than a full calendar month, the lesser of (A) all Merchant Participation payable pursuant to Section 9.1(a)(i) during such period and (B) [***] divided by the full number of days in such Program Month and multiplied by the number of days in such Program Month occurring during such [***].

“New Account Policy” has the meaning set forth in Section 4.6(c)(v).

“New Account Terms” means any terms or conditions of an Account other than (i) those terms and conditions set forth in Schedule 4.7 (as such schedule may be amended from time to time in accordance with Article III) and (ii) such other terms and conditions as are in effect with respect to the Accounts on the Effective Date.

“New Bank Mark” has the meaning set forth in Section 10.2(b) hereof.

“New NMG Mark” has the meaning set forth in Section 10.1(b) hereof.

“New Portfolio” has the meaning set forth in Section 14.1 hereof.

“NMG” has the meaning set forth in the preamble hereof.

“NMG Channels” means (i) all retail establishments owned or operated by NMG or its Affiliates (including Licensee departments therein), (ii) all websites owned or operated by NMG or its Affiliates or their Licensees, and (iii) all mail order, catalog and other direct access media that are owned or operated by NMG or its Affiliates or their Licensees.

“NMG Charge Transaction Data” means the transaction information (in the form of electronic information) with regard to a charge on an Account with respect to each purchase of NMG Goods and Services or Approved Ancillary Products by a Cardholder on credit and each return of NMG Goods and Services or Approved Ancillary Products for credit.

“NMG Companies” has the meaning set forth in the preamble hereof.

“NMG Cost Cap” has the meaning set forth in Section 9.2(a).

“NMG Credit Card” means a Credit Card offered or maintained pursuant to this Agreement that bears an NMG Licensed Mark and may be used solely to finance purchases of NMG Goods and Services through any NMG Channel, including the Credit Cards listed in Section B of Schedule 1.1(g).

“NMG Credit Event” means the occurrence and continuance of any of the following:   (i) the amount available for borrowing by the NMG Companies and their subsidiaries under their asset based lending credit facility is equal to or less than [***] (ii) a Downgrade Event or (iii) the NMG Companies shall have defaulted on the payment of principal or interest on indebtedness for borrowed money and as a result of such default indebtedness shall have become or been declared due and payable and such default remains in effect and uncured.  Notwithstanding anything to the contrary in this definition, following the occurrence of a circumstance described in clause (i) above, the NMG Credit Event that shall occur as a result of such event shall be deemed to continue until such circumstance shall have ceased to be in effect for [***] consecutive days.

“NMG Event of Default” means the occurrence of any one of the events listed in Section 15.3 hereof or an Event of Default where an NMG Company is the defaulting Party.

“NMG Goods and Services” means the products and services sold, charged or offered by or through NMG Channels, including for personal, household, or business purposes, and including accessories, delivery services, protection agreements, gift cards, shipping and handling, and work or labor to be performed for the benefit of customers of the NMG Channels.

“NMG Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of the NMG Companies listed on Schedule 1.1(h) and licensed to Bank by the NMG Companies under Section 10.1 hereof.

“NMG Marketing Commitment” means the obligation of the Bank to fund the amount per Fiscal Year set forth in Section A of Schedule 5.2 for the purposes set forth in Section 5.2(b).

“NMG Marketing Fund” means an accounting entry on the books of Bank representing the unused portion of the NMG Marketing Commitment, as set forth in Schedule 5.2.

“NMG Matters” has the meaning set forth in Section 3.2(f) hereof.

“NMG Primary Competitors” means Saks Fifth Avenue, Barneys New York, Nordstrom and Bloomingdale’s and any successors to any of the foregoing; provided that if there are less than three (3) such Persons in existence at any time during the Term, the NMG Primary

Competitors shall include such additional Persons, if any, as shall be determined by the Management Committee.

“NMG Prospect List” has the meaning set forth in Section 6.3(b) hereof.

“NMG Servicer” means NMG or such of its Affiliates responsible for performing the Services referred to in the Servicing Agreement.

“NMG Shopper” means any Person who makes purchases of NMG Goods and Services or otherwise uses or accesses NMG Channels.

“NMG Shopper Data” means all personally identifiable information regarding an NMG Shopper that is obtained by (or on behalf of) NMG or any of its Affiliates at any time (including prior to the date hereof), including personally identifiable information obtained in connection with such NMG Shopper making a purchase of NMG Goods and Services.

“NMG Systems” means Systems owned, leased or licensed by and operated by, or on behalf of, NMG or its Affiliates.

“NMG Transaction” means any purchase, exchange or return of NMG Goods and Services by a Cardholder using an Account.

“Nominated Purchaser” has the meaning set forth in Section 17.2(a) hereof.

“Non-Card Payment Plan” means the payment plans referred to in Section A of Schedule 1.1(g) and such other payment plans not associated with a Credit Card as may be offered by NMG pursuant to which the obligor thereunder may purchase NMG Goods and Services through revolving credit or pursuant to a retail installment sale arrangement.

“Non-Transactor Gross Receivables” means, with respect to any calendar month, total Average Daily Gross Receivables in such month less the portion of such Average Daily Gross Receivables that are Transactor Gross Receivables.

“One-Month LIBOR” means, as of any day, the rate for Eurodollar deposits having a one-month maturity that is published and designated by Bloomberg Financial Markets as “US0001M” on that day (or on the most recent date of publication if such day is not a business day on which Bloomberg Financial Markets is published).

“Operating Procedures” means the operating procedures for the Program in effect from time to time in accordance with Section 4.1(b) hereof.

“Original Agreement” has the meaning set forth in the recitals hereof.

“Original Effective Date” means July 7, 2010.

“Par Value” means the Cardholder Indebtedness related to the Private Label Accounts and Non-Card Payment Plans at the time of any purchase of the Program Assets, or Wind-Down

Assets, as the case may be, excluding written-off Cardholder Indebtedness (in accordance with Bank’s write-off policy then applicable to the Program).

“Partial Recourse Accounts” means an Account as to which NMG has requested that Bank approve a credit line increase beyond the credit line that would be approved by Bank pursuant to the Risk Management Policies then in effect.

“Parties” means the collective reference to the NMG Companies and Bank; and unless the context otherwise requires, “Party” means either the collective reference to the NMG Companies, on the one hand, or Bank, on the other hand.

“Person” means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

“Personally Identifiable Information” means any information that is “nonpublic personal information” for purposes of the GLB Act, including individual names, social security numbers, telephone numbers, home addresses, driver’s license numbers, account numbers, email addresses, Internet Protocol (IP) address, and vehicle registration numbers.

“POS” means point of sale.

“Post MP / Pre Servicing RAM” means, for any measurement period, (i) the Profit Sharing Post-MP RAM for such measurement period, plus (ii) the Incremental Servicing Expenses for such measurement period.

“Post MP RAM” means, for any measurement period, (i) the Profit Sharing Post-MP RAM for such measurement period, plus (ii) the Profit Sharing Differential for such measurement period.

“Preliminary Non-Purchase Event” means the occurrence of either of the following events (i) the delivery by NMG to Bank of a notice that it does not intend to exercise its option to purchase, or arrange the purchase of, the Program Assets pursuant to Section 17.2(a) or (ii) the expiration of the time period during which such option is exercisable pursuant to Section 17.2(b) (without regard to the proviso therein permitting extension of such period) without NMG having served notice on Bank that it intends to exercise such purchase option.

“Pre-Tax Income Excluding Operating Expense “ means with respect to any measurement period, the (A) Gross Financing Income for such period, minus (B) Net Write-Offs for such period, minus (C) Funding Costs for such period, minus (D) Marketing Expenses for such period, minus (E) the total of all amounts payable by Bank to NMG for such period pursuant to Article IX, minus (F) Fraud Loss for such period.

“[***] Servicing Amount” means, with respect to any Program Year, the amount of servicing compensation paid to the NMG Companies pursuant to the Servicing Agreement [***].

“Privacy Policy” means the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program.

“Private Label Accounts” means the Accounts linked to NMG Credit Cards.

“Profit Sharing Differential” means, with respect to any measurement period, the percentage equivalent of a fraction (which shall be Annualized for a measurement period less than a full Program Year) equal to (i) (A) the RAM Sharing Amount and using the Post MP / Pre Servicing RAM in place of the Profit Sharing Post MP RAM, minus (B) the RAM Sharing Amount divided by (ii) the Average Daily Gross Receivables for such period.

“Profit Sharing Post MP RAM” means Risk Adjusted Margin for such measurement period, minus Merchant Participation Yield for such measurement period minus Incremental Servicing Expenses for such measurement period.

“Program” means the program established pursuant to this Agreement or the Original Agreement.

“Program Asset Information” means records, accounts and information regarding the Accounts, Program and Program Assets reasonably requested by NMG or any prospective Nominated Purchaser in connection with their due diligence investigation of a possible program relationship with NMG and the purchase of the Program Assets, which Program Asset Information shall include portfolio-level performance data and a master file of the Accounts (both of which shall include data for at least the [***] period preceding the month in which the data is requested).

“Program Asset Information Date” means the date on which Bank has delivered to NMG (i) all of the information required to be delivered by Bank pursuant to Section 17.2 and (ii) a certification signed by an authorized officer of Bank certifying that Bank has delivered to NMG all of the information required to be delivered by Bank pursuant to Section 17.2.

“Program Assets” means the Accounts, Account Documentation, Cardholder Data, Solicitation Materials and all Cardholder Indebtedness (whether held by Bank or a third party); provided, however, for purposes of Section 17.5, Program Assets shall not include any of the foregoing with respect to the Accounts required to be purchased by the NMG Companies or a Nominated Purchaser pursuant to Section 17.5(a).

“Program Loyalty Program” means the InCircle Rewards Program described in Section A of Schedule 1.1(f) or any other annual points-based loyalty program implemented pursuant to Article III from time to time and tied to the NMG Credit Cards [***].

“Program Month” means (i) the period from the Effective Date through the end of the first calendar month thereafter, (ii) each full calendar month thereafter occurring when this Agreement is in effect and (iii) the period from the end of the calendar month immediately preceding the effective date of the termination of this Agreement and ending on such effective date of termination.

“Program Policies and Procedures” means the policies and procedures designed to cause the Program to be in compliance with Applicable Law, which policies and procedures are the policies and procedures listed in Schedule 11.4(c)(ii), as such policies and procedures shall be amended, supplemented or otherwise modified from time to time in accordance with Section 11.4(c)(ii).  For the avoidance of doubt, the term “Program Policies and Procedures” shall include any new policies and procedures designed to cause the Program to be in compliance with Applicable Law that may be required to be added to Schedule 11.4(c)(ii) after the Effective Date pursuant to Section 11.4(c)(ii) (as such new policies and procedures shall be amended, supplemented or otherwise modified from time to time in accordance with Section 11.4(c)(ii)).

“Program Quarter” means (i) the period from the Effective Date through the third (3rd) calendar month-end occurring after the Effective Date, (ii) each period thereafter commencing on the day after a Program Quarter and ending on the third calendar month thereafter (or, if earlier, ending on the effective date of the termination of this Agreement).

“Program Year” means (i) with respect to any period prior to the Effective Date, a “Program Year”, as defined in the Original Agreement, (ii) the period from the Effective Date through the twelfth (12th) calendar month-end occurring after the Effective Date and (iii) each period thereafter commencing on the day after the end of a Program Quarter and ending on the end of the twelfth (12th) calendar month thereafter (or, if earlier, ending on the effective date of termination of this Agreement.

“Program Objectives” has the meaning set forth in Section 3.1 hereof.

“Program Purchase Date” has the meaning set forth in Section 17.2(c) hereof.

“Program Website” has the meaning set forth in Section 4.8(a) hereof.

“Protection Through MP Reduction” has the meaning set forth in Section 4.6(f).

“Purchase Agreement” means the purchase and sale agreement, dated as of June 8, 2005, among the NMG Companies, HSBC Bank Nevada, N.A. and the other parties thereto.

“RAM Condition” means any time commencing on the first date on which the [***] for the [***] most recently completed calendar months was less than [***] and ending on the first date thereafter on which the [***] for the [***] most recently completed calendar months was [***] or greater.

“RAM Deficient Account” means an Account in any segment of Accounts as to which the forecasted Post MP RAM for such segment for the period from the occurrence of a Preliminary Non-Purchase Event through the [***] thereafter (which forecast shall be derived using the methodology set forth in Schedule 1.1(i) and in accordance with Section 17.2(g) and which shall be certified as set forth in such Schedule) is less than [***]. Notwithstanding anything to the contrary contained in this Agreement, Accounts designated as “Q-Block Accounts” or “VIP Accounts” in accordance with the Risk Management Policies shall be deemed not to constitute “RAM Deficient Accounts.”

“RAM Sharing Amount” means, for any Program Quarter or Program Year, as the case may be, the following:

(i)            If the Profit Sharing Post MP RAM for the preceding Program Quarters in the current Program Year (or in the case of a calculation for a Program Year, in the immediately preceding Program Year) is equal to or greater than [***] but less than [***], an amount equal to (1) [***] of the amount of such excess times Average Daily Gross Receivables for the preceding Program Quarters in such Program Year (or the preceding Program Year, as the case may be) times (2) a fraction the numerator of which is the number of days in the preceding Program Quarters in such Program Year (or the preceding Program Year, as the case may be) and the denominator of which is 365.

(ii)           If the Profit Sharing Post MP RAM for the preceding Program Quarters in the current Program Year (or in the case of a calculation for a Program Year, in the immediately preceding Program Year) is equal to or greater than [***] and less than or equal to [***], an amount equal to (1) the sum of (A) [***] times Average Daily Gross Receivables and (B) [***] of the amount by which such Profit Sharing Post MP RAM exceeds [***] times Average Daily Gross Receivables for the preceding Program Quarters in such Program Year (or the preceding Program Year, as the case may be) times (2) a fraction the numerator of which is the number of days in the preceding Program Quarters in such Program Year (or the preceding Program Year, as the case may be) and the denominator of which is 365.

(iii)          If the Profit Sharing Post MP RAM for the Program Quarters in the current Program Year (or in the case of a calculation for a Program Year, in the immediately preceding Program Year) is greater than [***], an amount equal to (1) the sum of (A) [***] times Average Daily Gross Receivables and (B) [***] of the amount by which such Profit Sharing Post MP RAM exceeds [***] times Average Daily Gross Receivables for the preceding Program Quarters in such Program Year (or the preceding Program Year, as the case may be) times (2) a fraction the numerator of which is the number of days in the preceding Program Quarters in such Program Year (or the preceding Program Year, as the case may be) and the denominator of which is 365.

“Rating Agencies” means the collective reference to each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. and Fitch, Inc. and any successors to any of the foregoing.

“Receiving Party” has the meaning set forth in Section 13.1(d) hereof.

“Recourse Accounts” has the meaning set forth in Section 20.1(a).

“Recourse Portfolio” means, at any time, the combination of those Accounts that are Full Recourse Accounts and those that are Partial Recourse Accounts at such time.

“Renewal Term” has the meaning set forth in Section 16.1 hereof.

“Reserve Period” means the period commencing on the date on which NMG delivers a notice of termination to Bank pursuant to Section 16.2(f)(ii)(B) and ending on the effective date of the termination of this Agreement; provided, however, that there shall be excluded from the Reserve Period (and the number of days in the Reserve Period shall be correspondingly reduced) by the number of days during the period, if any, commencing on the date NMG elects to extend the period during which the purchase option referred to in Section 17.2 is exercisable and ending on the date on which NMG elects to purchase the Program Assets or such option to purchase the Program Assets expires without being exercised.

“Retail Merchants” has the meaning set forth in Section 8.1 hereof.

“Revenue Share Downgrade Condition” means the condition commencing when the NMG’s Corporate Family Rating from both Moody’s and Standard and Poor’s shall be equal to or lower than the credit rating indicated for the applicable rating agency below and shall cease to exist when the credit rating of NMG from either of such rating agencies shall be higher than the rating set forth below:

Rating Agency	Credit Rating
Standard & Poor’s	[***]
Moody’s	[***]

“Reviewed Party” has the meaning set forth in Section 12.1 hereof.

“Reviewing Party” has the meaning set forth in Section 12.1 hereof.

“Risk Adjusted Margin” means, with respect to any segment of Accounts for any period, the Annualized percentage equivalent of a fraction equal to (A) (i) Gross Financing Income for such Accounts for such period, minus (ii) Net Write-Offs with respect to such Accounts for such period (provided, however, that to the extent any Net Write-Offs with respect to the portion of any Recourse Account that is recourse to NMG are subtracted pursuant to this clause (ii), then there shall be added back and netted from such Net Write-Off amount the aggregate amount of all payments of NMG pursuant to Article XX in respect of such Account), minus (iii) Funding Costs for such period times a fraction the numerator of which is the Average Daily Gross Receivables in respect of such Accounts of such segment during such period and the denominator of which is the Average Daily Gross Receivables of all Accounts during such period, plus (iv) the total of all amounts paid by NMG pursuant to Section 9.1(c)(ii)(A), divided by (B) the Average Daily Gross Receivables in respect of such Accounts in such segment for such period.

“Risk Change Compensation Amount” means, with respect to any segment of Accounts, the product of (i) a percentage equal to the excess, if any, of [***] over the Post MP RAM for such segment of Accounts forecasted by Bank (in accordance with Section 17.2(g)) to be achieved during the period from the occurrence of a Preliminary Non-Purchase Event through the [***] thereafter (as calculated in accordance with Schedule 1.1(i)), (ii) the Average Daily Gross Receivables forecasted by Bank for such segment of Accounts during such period (as calculated in accordance with Schedule 1.1(i)) and (iii) two.

“Risk Change Compensation Percentage” means a percentage equal to the percentage of Net Credit Sales forecasted by Bank to be generated during the period commencing on the occurrence of a Preliminary Non-Purchase Event and ending on the effective date of termination of this Agreement pursuant to Section 16.4 hereof that would equal the Risk Change Compensation Amount.

“Risk Change Shortfall” means the amount certified in writing by a duly authorized financial officer of Bank to equal the excess, if any, of (A) the Pre-Tax Income Excluding Operating Expense Bank projects that it would have received from the Program during the Reserve Period if it had implemented the proposed Risk Management Policy change that triggered NMG’s termination over (B) the Pre-Tax Income Excluding Operating Expense Bank projects it will receive during the Reserve Period in absence of such implementation.  A Risk Change Shortfall shall be calculated as set forth on Schedule 4.6(h).

“Risk Implementation Date” means the [***] day after the Risk Information Date.

“Risk Information Date” means, with respect to any proposed modification of the Risk Management Policies, the date on which Bank has delivered to NMG written notice to the effect that Bank has delivered to NMG all of the information required to be delivered by Bank pursuant to Section 4.6(c) in respect of such proposed modification; provided, however, that if NMG, in good faith, makes a timely and reasonable request for supplemental information following such notice pursuant to Section 4.6(c)(vii), the Risk Information Date shall be the date thereafter on which Bank has delivered to NMG a further written notice to the effect that Bank has delivered to NMG all supplemental information required to be delivered in response to such request.

“Risk Management Policies” means the underwriting and risk management policies, procedures and practices applicable to the Program and adopted in accordance with the terms of this Agreement, including policies, procedures and practices for credit and Account openings, transaction authorization, collections, credit line assignment, increases and decreases, over-limit decisions, Account closures, payment crediting and charge-offs.

“Rolling 3 Month Post MP RAM” means, with respect to any calendar month, measured over the consecutive three calendar month period ending with such month, the percentage equivalent of a fraction (A) the numerator of which is the sum of the products of the Post MP RAM for all Accounts for each month and the Average Daily Gross Receivables of all Accounts of each corresponding month in such three calendar month period and (B) the denominator of which is the Average Daily Gross Receivables in respect of all Accounts for such three calendar month period.

“Rolling [***] Month Write-Off Roll Through Rate” means the percentage equivalent of a fraction (i) the numerator of which is the average of the Gross Write-Offs for all Accounts for each of the [***] most recently completed months and (ii) the denominator of which is the average of Current Receivables in respect of all Accounts as of the end of each of the [***] calendar months ending seven months prior to the last month referred to in clause (i).

“Rolling 6 Month Delinquency Rate” means the percentage equivalent of a fraction, the numerator of which is the cycle-end average for all billing cycles in the most recently completed six months of the portion of the Gross Receivables in respect of all Accounts that were still owing and for which their payment due date was more than [***] days prior to the measurement date and the denominator of which was the cycle-end average of the Gross Receivables in respect of all Accounts for each billing cycle during such six month period.

“Rolling 6 Month Receivables Gross Write-Off Ratio” means, with respect to any period, the Annualized percentage equivalent of a fraction the numerator of which is Gross Write-Offs for all Accounts during the period of six consecutive calendar months ending on and including the month immediately preceding such calendar month and the denominator of which is the Average Gross Receivables in respect of all Accounts for the same six-month period.

“Rolling 6 Month Risk Adjusted Yield” means, with respect to any calendar month, the percentage equivalent of a fraction (A) the numerator of which is (i) Gross Financing Income for all Accounts minus Net Write-Offs for all Accounts for the period of six consecutive calendar months ending on and including the month immediately preceding such calendar month, times (ii) two, and (B) the denominator of which is the Average Daily Gross Receivables in respect of all Accounts for the same six-month period referred to in clause (A)

“Rolling 12 Month Post MP RAM” means, with respect to any calendar month, measured over the consecutive twelve calendar month period ending with such month, the percentage equivalent of a fraction equal to (A) the sum of the products of the Post MP RAM for each month in such twelve- (12-) calendar month period and the Average Daily Gross Receivables for each corresponding month in such twelve calendar month period, divided by (B) the Average Daily Gross Receivables in respect of all Accounts for such twelve- (12-) calendar month period.

“Sales Tax Refunds” means refunds, rebates, credits or deductions of sales and use tax by any taxing authority in respect of an Account, and all allowable interest relating thereto.

“Second-Look Credit Card Program” has the meaning set forth in Section 2.2(b) hereof.

“Services” means the services required to be performed by NMG pursuant to the Servicing Agreement or Bank pursuant to Article VII hereof.

“Servicing Agreement” means the Second Amended and Restated Servicing Agreement, dated as of the Effective Date, between NMG and Bank.

“Sharing Maximum” has the meaning set forth in Section 9.2(a).

“SLA” means each individual performance standard set forth on Schedule 7.3(a) and Schedule 2.04(a) of the Servicing Agreement.

“Solicitation Materials” means documentation, materials, artwork and copy, in any format or media (including television and radio), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation materials and coupons.

“Special Discounts” means non-POS discounts that are given to the customers specified in Schedule 1.1(j).

“Specified Default Cure Period” has the meaning set forth in Section 15.1(b).

“Subsidiary” when used with respect to any Person, means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or similar governing body (or if there are not such voting interests, more than fifty percent (50%) of the equity interest of which) is owned directly or indirectly by such first Person or by another Subsidiary of such Person.

“Systems” means software, databases, computers, systems and networks.

“Term” means the Initial Term and each Renewal Term.

“Test/Control Protection” has the meaning set forth in Section 4.6(f).

“Three-Year LIBOR Swap Rate” means the rate representing an interest rate swap over a three year period based on a LIBOR index and published and designated by Bloomberg Financial Markets as “USSWAP3 Curncy” (or if such rate is no longer published by Bloomberg Financial Markets, any successor rate representing the same rate as agreed upon by the Parties).

“Trademark Style Guide” means any rules governing the manner of usage of trademarks, tradenames, service marks, logos and other proprietary designations.

“Transactor Gross Receivables” means, in respect of any calendar month, those Average Daily Gross Receivables in respect of any Accounts that are not accruing interest in such calendar month.

“Trigger Condition” means a condition whereby one of the following conditions referred to in clause (i), (ii) or (iii) is then in effect: (i) an Internal Trigger Condition, (ii) an External Trigger Condition or (iii) a RAM Condition.

“Unapproved Matter” has the meaning set forth in Section 3.2(e)(ii)(B) hereof.

“Unemployment Forecast” means, with respect to any month, the unemployment forecast designated as “Household Survey: Unemployment Rate, (%, SA)” “FLBRM.US” “baseline scenario” as most recently published in the Moody’s publication “Economy.com”.

“Unemployment Forecast Condition” means the period commencing on the first date on which the forecast for any of the [***] forecast in the Unemployment Forecast published for the most recently completed month is in excess of [***] and ending on the first date thereafter on which the forecast for each of the [***] forecast in the Unemployment Forecast published for the most recently completed month is less than or equal to

[***].

“Voluntary Attrition Rate” means for any period, the number of Accounts in a relevant segment of the Account population as to which the Cardholder terminates an Account during such period divided by the total number of Accounts in such segment at the beginning of such period.

“Wind-Down Asset Purchase Reserve Amount” means (i) with respect to each Program Month (other than a Program Month that is not a full calendar month) occurring during the period commencing on the date on which NMG delivers an option exercise notice in respect of the Wind-Down Assets pursuant to Section 17.5(a) and ending on the effective date of termination of this Agreement, the lesser of (A) all Merchant Participation payable pursuant to Section 9.1(a)(i) during such Program Month and (B) [***] and (ii) with respect to any Program Month occurring at the beginning or end of the period referred to in clause (i) that is not a full calendar month, the lesser of (A) all Merchant Participation payable pursuant to Section 9.1(a)(i) during such period and (B) [***] divided by the number of days in such full calendar month and multiplied by the number of days in such Program Month occurring during such period.

“Wind-Down Assets” has the meaning set forth in Section 17.5(a).

“Wind-Down Implementation Requirements” means, with respect to any proposed modification to any New Account Policy, the forecasted effect of such change on the Approval Rate for the Benchmark Population, as reflected in the information with respect to such change required to be delivered to NMG pursuant Section 4.6(c)(v)(i), reflects that the Approval Rate for such Benchmark Population would not be less than [***].

“Write-Off Condition” means any time commencing on the first date on which the Rolling 3 Month Write-Off Roll-Through Rate for the most recent calendar month was greater than [***] and ending on the first date thereafter on which the Rolling 3 Month Write-Off Roll-Through Rate for the most recently completed calendar month was equal to or less than [***].

“Year-End Settlement Sheet” has the meaning set forth in Section 7.1(c) hereof.

1.2  Miscellaneous.  As used herein: (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to “herein,” “hereunder,” “hereof” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement; (c) all references to “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (d) unless specified as Business Days, Fiscal Months or Program Months, all references to days or months shall be deemed references to calendar days or months; and (e) all references to “$” or “dollars” shall be deemed references to United States dollars.

ARTICLE II

ESTABLISHMENT OF THE PROGRAM

2.1  Credit Program.  During the Term, Bank shall offer the NMG Credit Cards and the Non-Card Payment Plans.  Bank shall promptly open a new Account and issue a new NMG Credit Card and/or Non-Card Payment Plan with respect to each Application approved in accordance with the Risk Management Policies.  To the extent approved in accordance with the terms of this Agreement, the Program shall include and the Bank shall offer such other Approved Ancillary Products and other payment products as shall be incorporated in the Program in the future.

2.2  Exclusivity.

(a)           General.  Except as otherwise provided in this Section 2.2 (including Section 2.2(e)) and without limiting NMG’s right to arrange the purchase of the Program Assets by a Nominated Purchaser pursuant to Section 17.2, during the Term, each of the NMG Companies agrees that it shall not, by itself or in conjunction with or pursuant to agreements with any bank or other Credit Card issuer, offer or market in the United States (i) an NMG Credit Card or (ii) a Non-Card Payment Plan, in each case, other than through the Program.

(b)           Second-Look Credit Card Program.  Notwithstanding Section 2.2(a), NMG and its Affiliates shall have the right at any time during the Term to establish a program (a “Second-Look Credit Card Program”) for (i) issuing Credit Cards using the NMG Licensed Marks, or (ii) opening Non-Card Payment Plans, in each case, to customers whose Applications have been declined by Bank; provided, however, that Bank shall have a right of first offer to develop the Second-Look Credit Card Program as follows.  NMG shall provide notice to Bank indicating the intention of NMG or its applicable Affiliate(s) to establish the Second-Look Credit Card Program.  Not later than the [***] following receipt of the notice by Bank, Bank may make an offer to NMG with respect to the establishment of the Second-Look Credit Card Program, which offer shall remain open for a period of not less than [***]. NMG shall be under no obligation to accept such offer or to provide Bank with any right to match any offer received by NMG from any third party.  NMG may elect to (A) accept the offer made by Bank,  (B) establish the Second-Look Credit Card Program directly or through any of its Affiliates, or (C) enter into an arrangement with any third party Credit Card issuer providing for the establishment of a Second-Look Credit Card Program to be issued by such issuer; provided that NMG may not enter into any such arrangement with any such third party Credit Card issuer unless the financial terms and conditions offered to NMG by such Credit Card issuer are substantially more favorable to NMG in the aggregate to the terms and conditions offered to NMG by Bank.  If NMG elects to establish a Second-Look Credit Card Program pursuant to clause (B) or (C) above, upon the request of any NMG Company, Bank shall forward to the NMG Companies or a provider of secondary financing the Applications received by Bank with respect to such customers and shall cooperate in good faith with the NMG Companies in order to facilitate the issuance of Credit Cards or Non-Card Payment Plans, as applicable, to such customers pursuant to such program.

(c)           Co-Branded Program. In the event any of the NMG Companies desire to enter into discussions with any third Person to issue a Co-Branded Credit Card, NMG shall provide notice to Bank indicating the interest of the applicable NMG Companies to establish the Co-Branded program.  Bank shall have [***] following receipt of such notice to notify NMG whether it wishes to negotiate with the applicable NMG Companies with respect to the establishment of such program.  If Bank chooses to negotiate with respect to such Co-Branded program, NMG shall negotiate in good faith with Bank for a period of [***] to attempt to arrive at a definitive agreement with respect to such a program.  If the Parties fail to enter into such an agreement within such period, the applicable NMG Companies shall be free to enter into an agreement with respect to such program with any other Person; provided, however, (i) the NMG Companies shall not enter into any such agreement unless the terms of such agreement are materially more favorable in the aggregate to the terms offered by Bank and (ii) if the NMG Companies fail to enter into such agreement within [***] of the end of such period, the NMG Companies shall once again follow the procedures set forth in this Section 2.2(c) prior to entering into such an agreement with a third Person.  If NMG enters into an agreement with a third Person to issue a Co-Branded Credit Card pursuant to this Section 2.2(c), NMG shall ensure that such Co-Branded Credit Card shall not be positioned more prominently than the NMG Credit Cards in the NMG Channels.

(d)           Retail Portfolio Acquisition.  Notwithstanding Section 2.2(a), Bank’s sole rights with respect to Credit Card portfolios acquired by NMG during the Term are set forth in ARTICLE XIV hereof.

(e)           Internet Financing.

(i)            If the Approval Rate for Applications submitted over the Internet for the most recent [***] is [***] or greater, then the NMG Companies shall not enter into an arrangement with an unaffiliated third Person other than Bank or Bank’s Affiliates with respect to the provision of a product pursuant to which credit is extended to finance purchases of NMG Goods and Services solely over the Internet.  If such Approval Rate for such most recent rolling [***] is less than [***], then the restriction set forth in the prior sentence shall lapse and the provisions of clause (ii) shall apply.

(ii)           In the event that, following the date on which the restrictions set forth in clause (i) above shall have lapsed, any of the NMG Companies is considering entering into an arrangement with any unaffiliated Person to provide a product pursuant to which credit is extended to finance purchases of NMG Goods and Services solely over the Internet, NMG shall deliver written notice thereof not less than [***] Business Days prior to soliciting proposals for any such product from unaffiliated Person.  Following such notice, Bank shall have the right to deliver a proposal to NMG with respect to the product NMG is soliciting proposals for or an alternative to such a product that will provide similar benefits to NMG.  NMG shall consider any such proposal in good faith and shall not enter into any agreement with any third Person unless such other agreement is on terms materially more favorable in the aggregate to NMG than Bank’s proposal.  If NMG elects to reject any such proposal made by Bank it shall do so in writing stating the reasons for such rejection.  NMG shall provide written notice to Bank not less than [***] Business Days prior to executing any such agreement with any such third Person and shall provide written notice to Bank at least [***] Business Days prior to such product becoming commercially available.  If the NMG Companies do not enter into any such agreement with a third Person within one year of the initial notice to Bank pursuant to this Section 2.2(e), the NMG Companies shall once again comply with these procedures before entering into an agreement with respect to the provision of such a credit product.  Any Internet credit product offered by an unaffiliated Person pursuant to and as described in this Section 2.2(e) shall be subject to the restrictions of Section 7.4(b), and shall not be (i) branded with any NMG Licensed Marks or (ii) used for catalog, telephone or in-store purchases.

(f)            Other Products.  Except to the extent expressly set forth in this Section 2.2, NMG and its Affiliates shall not be restricted in any way with respect to any activities or payment products.  For the avoidance of doubt, NMG and its Affiliates shall be free to do any of the following at any time:

[***]

[***]

(ii)           issue, offer or market any payment products not expressly covered in this Section 2.2 (e.g., NMG and its Affiliates shall not be restricted from issuing, accepting or otherwise taking action with respect to (A) gift cards, pre-paid cards or stored value cards, or (B) debit cards, in each case, whether or not bearing an NMG Licensed Mark);

(iii)          participate in rewards programs and promotions by card associations or for cards not branded with any of the NMG Licensed Marks (e.g., American Express Membership Rewards); or

[***]

[***]

(g)           If NMG or its Affiliates decides to sponsor or endorse the issuance of a mobile payment device that (i) hosts credit products, (ii) is a consumer mobile retail application accepted at NMG’s POS terminals or on NMG’s POS devices, and (iii) includes general purpose credit products that are accepted at NMG, [***].

ARTICLE III

PROGRAM MANAGEMENT AND ADMINISTRATION

3.1  Program Objectives.  In performing its responsibilities with respect to the management and administration of the Program, each Party shall be guided by the following Program objectives (the “Program Objectives”):

(a)                                 to enhance the experience of NMG Shoppers;

(b)                                 to increase retail sales of the NMG Companies;

(c)                                  to maintain or improve customer insight through data acquisition and analysis;

(d)                                 to maximize Program economics while minimizing operational costs or complexity;  and

(e)                                  to leverage the Program to identify existing and potential NMG Shoppers, develop and deepen relationships with NMG Shoppers and finance retail sales growth.

3.2  Management Committee.

(a)           Establishment of the Management Committee.  NMG, on behalf of the NMG Companies, and Bank hereby establish a committee (the “Management Committee”) to oversee and review the conduct of the Program pursuant to this Agreement and to perform any other action that, pursuant to any express provision of this Agreement, requires its action.

(b)           Subcommittees of the Management Committee.  The Management Committee may designate additional committees (which may include persons who are not members of the Management Committee) with responsibility for overseeing and administering specified aspects of the Program (e.g., marketing, underwriting and risk management); provided, however, that approval of any matter expressly required by this Agreement to be approved by the Management Committee shall not be delegated to any subcommittee or other body.

(c)           Composition of the Management Committee.  The Management Committee shall consist of eight (8) members, of whom four (4) members shall be nominated by NMG (the “NMG Designees”) and four (4) members shall be nominated by Bank (the “Bank Designees”).  The initial NMG Designees and Bank Designees will be designated prior to the Effective Date.  Each Party shall designate its Managers to serve as one of its designees on the Management Committee.  Each Party shall at all times have as one of its designees the Person with overall responsibility for the performance of the Program within his or her respective corporate organization, which in the case of Bank, shall be the Chief Financial Officer or Chief Operating Officer of the private label Credit Card business of Bank.  NMG shall designate among its designees to the Management Committee the senior executive of NMG responsible for the Program Loyalty Programs and at least one executive officer of NMG.  Bank and NMG may each substitute its designees to the Management Committee from time to time so long as their designees continue to satisfy the above requirements, provided that each Party shall provide the other Party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.

(d)           Functions of the Management Committee.  The Management Committee shall:

(i)                                     oversee Program marketing activities, including review and approval of the Marketing Plan;

(ii)                                  review collection strategies and collection metrics;

(iii)                               monitor activities of Competing Retail Programs and identify implications of market trends;

(iv)                              subject to the procedures set forth in Section 19.5(b), approve the use of any third party (e.g., subcontractor or outsourced service provider), other than any Affiliate of NMG or Bank, as the case may be, to perform any of the obligations to be performed by Bank or the NMG Companies under the Program, in each case, except to the extent (x) subcontracted or outsourced to such third party as of the Effective Date or (y) such subcontracted or outsourced service would not involve direct contact between such third party and any Cardholder (i.e., in person, via telephone, in writing or by electronic communication), it being agreed and understood that the subcontracting or outsourcing of such services (which may include print shops and mail vendors) would be within the sole discretion of the respective Party who elects to subcontract or outsource such service; provided, the Parties understand and agree that the Management Committee representatives of Bank shall have final approval rights with respect to the approval of any third party (e.g., subcontractor or outsourced service provider) that requires the approval of the Management Committee pursuant to this Section 3.2(d)(iv); provided, further, that such approval rights of the Management Committee representatives of Bank shall be exercised solely in order to ensure or promote compliance with Applicable Laws, as supported by a Legal Opinion, to the extent requested by the NMG Companies; provided, further, in the event that an Affiliate of NMG or Bank ceases to be an Affiliate of NMG or Bank, as applicable, the use of such Person thereafter to perform any of the obligations to be performed by such Party under the Program shall require the approval of the Management Committee pursuant to this Section 3.2(d)(iv);

(v)                                 evaluate and approve any of the following, including changes to any of the following:

(A)                               offering by the Parties of new NMG Credit Cards, Approved Ancillary Products or Non-Card Payment Plans;

(B)                               changes in Account terms, including any of the terms set forth on Schedule 4.7;

(C)                               subject to Section 4.6(b), changes to the Risk Management Policies (which, subject to Section 4.6, shall be submitted to the Management Committee together with the information with respect to such proposed changes required by Section 4.6(c));

(D)                               changes to the Operating Procedures; and

(E)                                changes to the SLAs applicable to the Program;

(vi)                              approve the design of Cardholder Documentation and any changes thereto;

(vii)                           review customer service, collections and other servicing performance and reporting aspects of the Program against SLAs and other requirements of this Agreement;

(viii)                        subject to Section 11.4(c), oversee compliance with Applicable Law, the Risk Management Policies, Operating Procedures and other Program operations and procedures;

(ix)                              carry out such other tasks as are assigned to it by this Agreement or jointly by the Parties; and

(x)                                 pursuant to Section 12.4(b)(i)(B), resolve disputes that arise among the Parties with regard to the Program from time to time.

(e)                                  Proceedings of the Management Committee.

(i)                                     Meetings and Procedural Matters.  The Management Committee shall meet (in person or telephonically) not less frequently than quarterly, provided that unless otherwise agreed by all Management Committee members, not less than two (2) meetings per year shall be in person.  In addition, any member of the Management Committee may call a special meeting by delivery of at least five (5) Business Days’ prior notice to all of the other members of the Management Committee, which notice shall specify the purpose for such meeting; provided, however, that, unless otherwise agreed in writing by NMG (which agreement may be given or withheld in NMG’s sole discretion), (A) Bank shall not be entitled to deliver such a notice with respect to a Management Committee meeting at which a modification to the Risk Management Policies will be considered and (B) the Management Committee shall not be required to consider or vote upon a modification to the Risk Management Policies proposed by Bank, in either case unless the meeting at which such matter would be considered would be scheduled to occur on or after the Risk Implementation Date.  Except to the extent expressly provided in this Agreement, the Management Committee (and any subcommittee formed by it) shall determine the frequency, place (in the case of meetings in person) and agenda for its meetings, the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings and the approval of matters thereat.

(ii)                                  Actions.

(A)                               Management Committee and subcommittee action shall be taken by majority vote of the committee members constituting the full committee (including any vacancies).

(B)                               If a majority of the Management Committee members constituting the full Management Committee (including any vacancies) fail to agree on any matter of significance to the Program (an “Unapproved Matter”) within ten (10) Business Days after the relevant initial vote (and in the case of a subcommittee vote, the Management Committee has attempted to resolve such matter for at least ten (10) Business Days after the relevant subcommittee vote and has failed to do so), then initially the Senior Vice President of Partnerships of Bank and Senior Vice President, General Counsel and Secretary of NMG (or any other similarly ranking officer of Bank or NMG, as the case may be, who is not a Management Committee member and shall have been designated in writing by NMG or Bank, as applicable, to the other Party) shall in good faith attempt to resolve the matter.  Any such resolution by such senior officers shall be deemed to be the action and approval of the Management Committee for purposes of this Agreement.  If after ten (10) Business Days, the Unapproved Matter remains unresolved by such senior officers of NMG and Bank, the failure to agree shall constitute a deadlock.  Notwithstanding the foregoing provisions of this Section 3.2(e)(ii)(B), in the case the Unapproved Matter is a Bank Matter described in Section 3.2(g)(ii), (iii), (iv), (vi), (ix), (x), (xi) or (xii), the foregoing dispute resolution process shall not apply and, the initial failure of the Management Committee to agree on such matter by majority vote shall constitute a deadlock.  In the event of a deadlock, the final decision shall rest with NMG in the case of NMG Matters and with Bank in the case of Bank Matters, each of which shall, except as otherwise provided herein, exercise its discretion reasonably and in good faith.  In the event that NMG or Bank shall determine to implement a decision following a deadlock as an NMG Matter or a Bank Matter, as the case may be, such Party shall provide a written instrument on or after the Risk Implementation Date of such determination at least one Business Day prior to implementing such decision.  If a deadlock should occur with respect to a matter that is neither an NMG Matter nor a Bank Matter, the matter shall be deemed rejected by the Management Committee.

(C)                               Except in the case of Bank Matters referenced in Section 3.2(g)(ii), (iii), (iv), (vi), (ix), (x) or (xi), notwithstanding anything to the contrary contained herein, Bank shall not override any vote of the NMG Designees in a way that would result in any aspect of the Program being more onerous or less beneficial to the Cardholders or the NMG Companies than Comparable Partner Programs unless (i) Bank’s position on the issue is required by Bank’s interpretation of Applicable Law or safety and soundness requirements, as evidenced by the legal opinion or certification, as applicable, required to be delivered pursuant to Section 3.2(g) and (ii) Bank adopts, and certifies to the NMG Companies that it has adopted, consistent interpretations of such Applicable Law or safety and soundness requirements, as the case may be, [***].  Notwithstanding the foregoing, the Parties understand and agree that Bank shall be under no obligation to share or otherwise disclose to the NMG Companies any information [***].

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(f)                                   NMG Matters.  In accordance with and subject to this Section 3.2, NMG shall have the ultimate decision making authority with respect to any Unapproved Matters in respect of the following matters (the “NMG Matters”) and, except as required by Applicable Law or this Agreement, any decision implemented as an NMG Matter can only be reversed or discontinued in NMG’s sole discretion:

(i)                                     design of the Cardholder Documentation and collateral aesthetics; provided that changes to the design or content of Cardholder Documentation (other than Billing Statements) that require a material increase in production costs beyond the per unit cost in effect as of the Effective Date (as adjusted by CPI) shall not be adopted as an NMG Matter but shall require the approval of the Management Committee pursuant to Section 3.2(e)(ii)(A) unless NMG agrees to pay the cost of such increase;

(ii)                                  look, feel and content of Billing Statements, except for content that is dictated by Applicable Law, as evidenced by a Legal Opinion;

(iii)                               the Marketing Plan and marketing and promotion of the Program, except for content that is dictated by Applicable Law;

(iv)                              any maintenance of, and improvements to, the NMG Systems used in connection with the Program, including any conversion to any Bank systems and any capital expenditures of NMG and its Affiliates for maintenance of, and improvements to, the NMG Systems used in connection with the Program;

(v)                                 the approval (in the sole discretion of NMG) of (A) any new Credit Card products, including Approved Ancillary Products or Non-Card Payment Plans, in each case, proposed to be offered by Bank to Cardholders,  or (B) any product or service, other than new NMG Credit Cards, Approved Ancillary Products or Non-Card Payment Plans, to be offered to Cardholders in connection with the Program, and in each case referred to in clause (A) or (B), the approval of any compensation payable to the NMG Companies in respect thereof; provided, that the economic terms and compensation arrangements related to such new products or services shall be acceptable to both Parties;

(vi)                              the design, implementation, modification or any changes to any terms of any Program Loyalty Program; provided that NMG shall continue to offer one or more Program Loyalty Programs to Cardholders throughout the Term and unless approved by majority vote of the full Management Committee (including any vacancies), such Program Loyalty Programs shall be the primary Loyalty Programs for the NMG Channels; and

(vii)                           communications and/or contacts with Cardholders (other than as required to service the Accounts, comply with Applicable Law or as otherwise provided in this Agreement), including use of telemarketing techniques by Bank.

(g)                                  Bank Matters.  In accordance with and subject to this Section 3.2, Bank shall have the ultimate decision making authority with respect to any Unapproved Matters in respect of the following matters (the “Bank Matters”) and, except as required by Applicable Law or this Agreement, any decision implemented as a Bank Matter can only be reversed or discontinued in Bank’s sole discretion:

(i)                                     changes to (A) Risk Management Policies to the extent required by Applicable Law as evidenced by a Legal Opinion or (B) safety and soundness requirements, as evidenced by a duly executed certificate from an officer of Bank at the level of Executive Vice President or higher;

(ii)                                  on or after the Risk Implementation Date, but subject to the further restrictions upon implementation of such change set forth in Section 4.6(e), any change to any New Account Policy;

(iii)                               if either (A) an NMG Credit Event or a Trigger Condition has occurred and is continuing, then on or after the Risk Implementation Date, or (B) NMG has delivered a termination notice pursuant to Section 16.2(f)(ii)(B), then at any time thereafter, any change to any Risk Management Policies relating to or governing existing Accounts; provided, however, that each such change in Risk Management Policies shall be subject to the further restrictions upon implementation of such change set forth in Sections 4.6(a), 4.6(f) and 4.6(o) (in the case of Bank Matters referred to in clause (A) above) or Sections 4.6(a) and 4.6(g) (in the case of Bank Matters referred to in clause (B) above);

(iv)                              if a CIL Decline has occurred and is continuing and provided that the Risk Implementation Date shall have occurred and the CIL Negotiation Period shall have elapsed, but subject to the further restrictions upon implementation of such change set forth in Sections 4.6(f) and 4.7, any change to any Risk Management Policies relating to or governing existing Accounts and the implementation of Existing Term Changes to the extent permitted by and subject to Section 4.7(b) or New Account Terms to the extent permitted by and subject to Section 4.7(c);

(v)                                 (A) changes to Account terms required by Applicable Laws as evidenced by a Legal Opinion, and (B) changes to Account terms required by safety and soundness requirements as evidenced by a duly executed certificate from an officer of Bank at the level of Executive Vice President or higher;

(vi)                              if a RAM Condition has occurred and is continuing, after the Account Terms Negotiation Period shall have elapsed if applicable, the implementation of New Account Terms to the extent such implementation is a Bank Matter in accordance with the provisions of Section 4.7(c);

(vii)                           capital expenditures for maintenance of, and improvements to, the Bank Systems used in connection with the Program;

(viii)                        content of Cardholder Documentation, Solicitation Materials, Inserts, other communications and/or contact with Cardholders, in each case,  that is dictated by Applicable Law, as evidenced by a Legal Opinion;

(ix)                              if a RAM Condition has occurred and is continuing, the implementation of Existing Term Changes, subject to compliance with Section 4.7(b) and provided that the Account terms to be implemented are Competitive;

(x)                                 following the occurrence of both (A) delivery of a termination notice by NMG pursuant to Section 16.2(f)(ii)(B) and (B) thereafter a Preliminary Non-Purchase Event, provided that an NMG Credit Event is then in effect, implementation of Existing Term Changes, provided that if NMG shall have extended the period for exercising its Program Assets purchase option pursuant to Section 17.2(b), such implementation shall not become a Bank Matter until after NMG gives notice that such option will not be exercised or until such extended option shall have expired;

(xi)                              following the occurrence of both (A) delivery of a termination notice by NMG pursuant to Section 16.2(f)(ii)(B) and (B) thereafter the [***] following the occurrence of a Preliminary Non-Purchase Event, provided that an NMG Credit Event is then in effect, implementation of New Account Terms; and

(xii)                           matters relating to (i) the compliance of the Program and the servicing thereof with Applicable Laws, (ii) actions required by the Parties in connection with their respective obligations under this Agreement and the Servicing Agreement in order to ensure compliance with Applicable Law and (iii) the Program Policies and Procedures.

3.3       Program Relationship Managers; Program Team.

(a)                                 The NMG Companies and Bank shall each appoint one Program relationship manager (each, a “Manager”).  The Managers shall exercise day-to-day operational oversight of the Program, subject to the actions and decisions of the Management Committee, and coordinate the partnership efforts between the NMG Companies and Bank, shall report to the designees on the Management Committee of the Party appointing such Manager and shall conduct their Program responsibilities in accordance with the actions and decisions of the Management Committee.  The NMG Companies and Bank shall endeavor to provide stability and continuity in the Manager positions and each Party’s other Program personnel.

(b)                                 The initial Manager of the NMG Companies is set forth in Schedule 3.3.

(c)                                  The initial Manager of Bank is set forth in Schedule 3.3.  The Bank’s Manager shall report directly to the Bank’s Senior Vice President-Client Development.  The Bank’s Manager’s performance-based compensation shall be based upon the Program Objectives and other specific annual targets and objectives set by the Management Committee, including Program profitability targets. The appointment of a new Manager by Bank is subject to the prior approval of NMG.  With respect to future Bank Manager candidates, Bank shall seek to propose candidates with substantial Program relevant experience, including experience with the department store industry, comparable customer demographics and loyalty programs.

(d)                                 Bank shall maintain a Program team having Competitive expertise and experience and meeting the requirements and specifications set forth in Schedule 3.3.  No member of the Bank’s Program team shall be reassigned to any program operated by Bank or any of its Affiliates pursuant to any agreement or arrangement with any retail store competitor designated annually by the Management Committee, including those listed in Schedule 3.3(d), without the approval of NMG.

ARTICLE IV

PROGRAM OPERATIONS

4.1       Operation of the Program.

(a)                                 Each of the Parties hereto shall perform its obligations under this Agreement (i) in compliance with the terms and conditions of this Agreement, the Risk Management Policies, the Operating Procedures and any other policies, procedures and practices adopted pursuant to this Agreement, (ii) in good faith, (iii) in accordance with Applicable Law, and (iv) in a manner consistent with the Program Objectives.

(b)                                 The initial Operating Procedures applicable to various aspects of the operation of the Program shall be the operating procedures adopted by the Parties prior to the Effective Date (which operating procedures are attached hereto as Schedule 4.1(b)).  Changes to such Operating Procedures shall only be made with the approval of the Management Committee; provided that changes to the Risk Management Policies may be made in accordance with Section 4.6 and Article III.

(c)                                  Except as expressly provided otherwise in this Agreement, Bank shall use commercially reasonable efforts to ensure that the personnel and other resources (including Systems and other technology resources) devoted by Bank to the Program shall be Competitive.

4.2       Certain Responsibilities of the NMG Companies.

(a)                                 In addition to its other obligations set forth elsewhere in this Agreement, NMG agrees that during the Term it shall, either itself or through the Affiliate(s) to which it subcontracts the relevant functions:

(i)                                     as provided in the Servicing Agreement, in its capacity as NMG Servicer, maintain a System to process Applications, using the underwriting and credit limit assignment policy set forth in the Risk Management Policies and the Operating Procedures, as maintained by NMG in effect as of the Effective Date;

(ii)                                  as provided in the Servicing Agreement, in its capacity as NMG Servicer, maintain call centers to respond to inquiries from Cardholders and to deal with billing related claims and adjustments (including by making interest and late fee reversals), establish new Accounts or Account types, authorize transactions, and assign, increase and decrease credit lines, all in accordance with the Risk Management Policies and the Operating Procedures, in each case, as performed by NMG prior the Effective Date;

(iii)                               as provided in the Servicing Agreement, in its capacity as NMG Servicer, provide Account monitoring services, including identifying delinquencies, identifying collection efforts required, implementing credit-line adjustments, over limit authorizations and Account deactivation or cancellation;

(iv)                              as provided in the Servicing Agreement, in its capacity as NMG Servicer, handle collection in respect of Accounts;

(v)                                 solicit new Accounts through in-store instant credit procedures (in accordance with this Agreement) and display of Solicitation Materials (or Applications) in the NMG Channels pursuant to the Marketing Plan;

(vi)                              implement and administer the Marketing Plan in accordance with this Agreement;

(vii)                           receive and process In-Store Payments in accordance with procedures that comply with Applicable Law, subject to Section 8.3(b);

(viii)                        pay sales associate compensation relating to the solicitation of new Accounts; and

(ix)                              continue to make available a Program Loyalty Program.

4.3       Certain Responsibilities of Bank.

(a)                                 In addition to its other obligations set forth elsewhere in this Agreement, Bank agrees that during the Term it shall:

(i)                                     extend credit (or cause one of its Affiliates to extend credit) on newly originated and existing Accounts in accordance with the Risk Management Policies and Operating Procedures;

(ii)                                  comply (and cause its applicable Affiliates to comply) with the terms of the Cardholder Agreements, the Program Privacy Policies and all Cardholder opt-outs;

(iii)                               provide all NMG Charge Transaction Data and Cardholder Data required for the NMG Companies’ administration of any Loyalty Program;

(iv)                              in accordance with Section 7.2, prepare, process and mail Cardholder Billing Statements, Inserts, privacy policy notices, change in terms notices and other communications to Cardholders and perform any other Services required to be performed pursuant to this Agreement from time to time;

(v)                                 provide training to NMG trainers with respect to Program operations, including training of POS personnel and NMG Servicer personnel in the Bank’s policies and procedures with respect to the Program and in the use of the Bank Systems utilized in the Program;

(vi)                              to the fullest extent permitted by Applicable Law and Bank’s or its Affiliate’s agreements with third parties, as requested from time to time by the NMG Companies, provide transaction and experience information about cardholders of Bank’s and its Affiliates’ other Credit Card programs and customers of Bank’s and its Affiliates’ other consumer loan programs and assist the NMG Companies and their Affiliates in using such information to develop marketing plans for their businesses;

(vii)                           to the fullest extent permitted by Applicable Law and Bank’s or its Affiliate’s agreements with third parties, as requested from time to time by NMG, permit the NMG Companies to solicit or offer NMG Goods and Services to cardholders of Bank’s and its Affiliates’ other Credit Card programs and customers of Bank’s and its Affiliates’ other consumer loan programs;

(viii)                        process remittances from Cardholders;

(ix)                              produce and issue all new, replacement and reissued credit card plates related to the NMG Credit Cards and the Loyalty Cards; and

(x)                                 handle recovery efforts in respect of Accounts.

4.4       Ownership of Accounts; Account Documentation.

(a)                                 Except to the extent of the NMG Companies’ ownership of the NMG Licensed Marks, Bank shall be the sole and exclusive owner of all Accounts and Account Documentation and shall have all rights, powers, and privileges with respect thereto as such owner; provided that Bank shall exercise such rights consistent with the provisions of this Agreement and Applicable Law.  All purchases of NMG Goods and Services in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the relevant Cardholder and Bank, respectively.  The NMG Companies acknowledge and agree that (i) they have no right, title or interest (except for their right, title and interest in the NMG Licensed Marks and their option to purchase the Program Assets under Section 17.2 or 17.5(a)) in or to, any of the Accounts or Account Documentation or any proceeds of the foregoing, and (ii) Bank extends credit directly to Cardholders.

(b)                                 Except as expressly provided herein, Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts and (ii) retain for its account all Cardholder Indebtedness and all other fees and income authorized by the Cardholder Agreements and collected with respect to the Accounts and Cardholder Indebtedness. Bank shall retain for its account any income from selling Approved Ancillary Products as shall have been approved by the Management Committee in connection with the approval of the offering of such Approved Ancillary Products.

(c)                                  Bank shall fund all Cardholder Indebtedness on the Accounts.

(d)                                 Bank shall have the exclusive right to effect collection of Cardholder Indebtedness, except as set forth in the Servicing Agreement, and shall notify Cardholders to make payment directly to it in accordance with its instructions; provided, however, that Bank at its option may make all collections for its account using a Program name which includes the name of NMG and, if Bank so elects, the name of Bank, and may direct all checks to be made payable to “NMG” or, with NMG approval, another name combined with the name NMG. NMG grants to Bank a limited power of attorney (coupled with an interest) to sign and endorse NMG’s name upon any form of payment that may have been issued in NMG’s name in respect of any Account.

(e)                                  Notwithstanding the foregoing, the NMG Companies shall accept payments made with respect to an Account (i) in an NMG Companies’ store as provided in Section 8.3, (ii) by telephone through the ACH Pay by Phone system and (iii) online through the Program Website.

(f)                                   With respect to all Account Documentation, NMG Servicer, shall hold and retain the Account Documentation following the Effective Date as bailee for the sole benefit of Bank.

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4.5       Branding of Accounts/Credit Cards/Cardholder Documentation/Solicitation Materials.

(a)                                 The Cardholder Documentation and the Solicitation Materials shall be in the design and format proposed by the NMG Companies and approved by the Management Committee; provided that Bank shall be responsible for ensuring that the Cardholder Documentation and the Solicitation Materials comply with Applicable Law and for ensuring that the Solicitation Materials comply with the Cardholder Documentation.

(b)                                 Bank shall be responsible for, and bear the cost of the design, development and delivery (other than delivery at NMG Channels) of the Cardholder Documentation; provided that, to the extent that changes to the design or format of Cardholder Documentation requested by the NMG Parties (and not required by Bank or by Applicable Law) results in the per unit cost of such Cardholder Documentation being materially greater than the cost in effect as of the Effective Date (as adjusted by CPI), the Management Committee shall allocate the increased costs resulting from such changes in Cardholder Documentation between the Parties.

(c)                                  NMG Licensed Marks shall appear prominently on the face of the NMG Credit Cards.  The NMG Credit Cards shall not bear Bank’s Licensed Marks; provided, however, the Bank’s name will appear on the back of the card in order to identify Bank as the credit provider under the Program, together with any other disclosures required by Applicable Law.

4.6       Underwriting and Risk Management.

(a)                                 (i) Bank shall accept or reject any Application based solely upon application of the then-current Risk Management Policies applicable to the relevant channel.  Upon satisfaction of the applicable credit criteria set forth in the Risk Management Policies, Bank shall promptly establish a Private Label Account and/or a Non-Card Payment Plan, as applicable.

(ii)                                  Bank shall have the right, power and privilege to review periodically the creditworthiness of Cardholders to determine the range of credit limits to be made available to an individual Cardholder and whether or not to suspend or terminate credit privileges of such Cardholder; provided, however [***]

[***].

(iii)                               For the avoidance of doubt, Risk Management Policies with respect to periodically reviewing the creditworthiness of Cardholders to determine the range of credit limits to be made available to an individual Cardholder and whether or not to suspend or terminate credit privileges of such Cardholder may be developed at a segment and aggregate Account level using statistically valid segmentation and credit risk management actions, and when ultimately applied shall be done so on an individual Account basis; provided, however, that, unless (A) either an NMG Credit Event or a [***] shall have occurred and shall be continuing and (B) in the case a [***] shall have occurred and be continuing, the [***] Negotiation Period shall have elapsed without the Parties having executed and delivered amendments to this Agreement contemplated by Section 4.6(o), such Risk Management Policies governing the range of credit limits to be made available to an individual Cardholder and whether or not to suspend or terminate credit privileges of a Cardholder [***] be [***].

(b)                                 The initial Risk Management Policies shall be those in place immediately prior to the Effective Date.  Each Party may propose modifications of any aspect of the Risk Management Policies, which modifications shall be made only upon approval in accordance with Article III; provided, however, that, following delivery of all information required pursuant to Section 4.6(c), any proposed modification to the Risk Management Policies that would not be subject to approval as a Bank Matter may be approved by Bank’s Program Manager and NMG’s senior credit officer provided approval of such change is made pursuant to a written instrument signed by such senior credit officer and Program Manager referring to the approval requirements of this Section 4.6(b) and delivered to the other Party.  Any modification proposed by Bank must be made in accordance with the provisions of this Section 4.6 and accompanied by the information required pursuant to Section 4.6(c).

(c)                                  In the event Bank proposes to make any modifications to the Risk Management Policies, then Bank shall deliver to NMG’s credit officer a report containing all of the information relating to such proposed modification referred to in clauses (i) through (vi) of this Section 4.6(c); provided, however, that, solely in the case of a proposal that cannot be implemented as a Bank Matter, NMG’s senior credit officer may waive the obligation of Bank to deliver any or all of the information referred to in such clauses pursuant to a written instrument signed by such senior credit officer, referring to this Section 4.6(c) and delivered to Bank (it being understood that such senior credit officer shall have no authority to waive any information referred to in this Section 4.6(c) with respect to a proposal that can be implemented as a Bank Matter):

(i)                                     a reasonable description of the proposed modification, specifying the particular changes to be made to any provisions of the then-current Risk Management Policies to be affected by such proposed modification;

(ii)                                  a reasonable description of Bank’s strategy for proposing such modification, including the estimated impact to Program profitability of such modification;

(iii)                               the criteria for applying such modification, including the targeted population segment of Cardholders or Account applicants, as applicable to which such modification will apply;

(iv)                              a forecast reflecting the projected effects of the modification on each key performance indicator relevant to the Program and each Party including, without limitation, the projected effect of such modification on open-to-buy amounts (in the case of credit line decrease strategies), authorization rates, Net Credit Sales, Post MP RAM, [***] and [***] for the aggregate period of [***] following such proposed implementation, and in the case of a change that Bank proposes to implement as a Bank Matter (including a change that could be implemented in light of an event that would become an NMG Credit Event if not cured by the Risk Implementation Date), and which individually or together with all previous changes to Risk Management Policies implemented as Bank Matters since the Original Effective Date, is expected to decrease Net Credit Sales by more than [***] in any rolling [***] period, the change in each of the foregoing metrics for each quarter during the [***] following the proposed implementation of such change;

(v)                                 in the case of any proposed modification to any Risk Management Policy solely governing or affecting underwriting decisions with respect to Applications or that will otherwise affect the policies or procedures for accepting, adjudicating or approving or disapproving Applications (a “New Account Policy”), an analysis showing (i) the impact such modification would have had on the Approval Rate of the Benchmark Population assuming such modification had been implemented at the time of the adjudication of the Applications for such Benchmark Population (ii) to the extent reasonably possible (and in any event if such effect was included in Bank’s analysis), the effect on the Approval Rate of the Benchmark Population of any Change in Law implemented prior to or in connection with such change in New Account Policy and (iii) the difference in the calculation of the Approval Rate of the Benchmark Population between the previous and proposed New Account Policy;

(vi)                              in the case of any proposed modification to any Risk Management Policy that Bank could implement as a Bank Matter and governing or affecting existing Accounts (including a modification that could be implemented as a Bank Matter as a result of an event that would become and NMG Credit Event if not cured by the Risk Implementation Date), an analysis (performed using the methodology reflected in Schedule 4.6(c)(vi)) showing the projected impact on Net Credit Sales of such proposed change and the cumulative effect of such impact, including the impact on Net Credit Sales of all other modifications to Risk Management Policies governing or affecting existing Accounts that were made following the Original Effective Date pursuant to Bank’s authority to break a deadlock with respect to such matters pursuant to Section 3.2(g)(iii) or (iv), in each case during each rolling [***] period ending in each of the [***] following such change;

(vii)                           Following delivery of the foregoing reports, NMG shall have 10 days to request, in good faith, reasonable supplemental information concerning the proposed modification and the foregoing information, and Bank shall, on a reasonably prompt basis, respond to any reasonable requests by NMG for supplemental information regarding such proposed modification.

(d)                                 Following implementation of any modification to Risk Management Policies governing or affecting existing Accounts pursuant to Bank’s authority to break a deadlock with respect to such Bank Matters described in Section 3.2(g)(iii) or (iv), Bank shall provide an analysis on a monthly basis following the first such implementation, using the same procedures as described in Section 4.6(c)(vi), of the cumulative impact on Net Credit Sales of all such changes previously implemented compared with the Net Credit Sales for the Control Group for the rolling twelve-month period ending with each month following such implementation and up to and including the most recently completed month, as illustrated in Schedule 4.6(d).

(e)                                  Notwithstanding anything to the contrary contained in this Section 4.6 or in Article III, but without in any way affecting Bank’s rights with respect to Bank Matters referred to in Section 3.2(g)(i), no proposed change to any New Account Policy which is an Unapproved Matter [***] if NMG or Bank shall have delivered a termination notice pursuant to Article XVI; provided, however, that any such proposed modification that would have been a Bank Matter in absence of this Section 4.6(e) shall become a Bank Matter notwithstanding delivery of such termination notice if such termination notice was delivered by NMG pursuant to Sections 16.2(b) through 16.2(i) (other than Section 16.2(f)(ii)(B), which is addressed in Section 4.6(g) below), or by Bank pursuant to Section 16.3 and both (i) a Preliminary Non-Purchase Event shall have occurred and (ii) either (A) at the time of such Preliminary Non-Purchase Event NMG shall have failed to exercise its option to purchase the Wind-Down Assets or (B) NMG shall have timely exercised its option to purchase the Wind-Down Assets and such proposed modification shall have satisfied the Wind-Down Implementation Requirements.  In the event that NMG elects to extend the time during which NMG can exercise its Program Assets purchase option pursuant to

Section 17.2(b), changes to New Account Policies shall become Bank Matters; provided, however, if NMG thereafter timely delivers notice that it intends to exercise its purchase option in respect of the Wind-Down Assets pursuant to Section 17.5, following delivery of such notice, Bank shall take such actions (including modifying New Account Policy changes made pursuant to the immediately preceding sentence (other than any such changes required to be maintained in effect by Applicable Law as evidenced by a Legal Opinion or safety and soundness requirements, as evidenced by a duly executed certificate from an officer of Bank at the level of Executive Vice President or higher)) to ensure that the New Account Policies in effect thereafter at all times satisfy the Wind-Down Implementation Requirements.

(f)                                   Notwithstanding anything to the contrary contained in this Section 4.6 or in Article III, but without in any way affecting Bank’s rights with respect to (i) Bank Matters referred to in Section 3.2(g)(i), or (ii) Bank Matters referred to in Section 3.2(g)(iii) approved after NMG has delivered a termination notice pursuant to Section 16.2(f)(ii)(B), which Bank Matters referred to in this clause (ii) are addressed in Section 4.6(g) rather than this Section 4.6(f), [***] if either (A) at the time such matter becomes an Unapproved Matter or at the time such modification would otherwise be implemented, no Trigger Condition is in effect and no CIL Decline is in effect or (B) NMG or Bank shall have delivered a termination notice pursuant to Article XVI; provided, however, that each such proposed modification that would have been a Bank Matter in absence of this Section 4.6(f) shall become a Bank Matter notwithstanding delivery of such termination notice if all of the following shall have occurred: (i) such termination notice shall have been delivered by NMG pursuant to Section 16.2(f) (other than Section 16.2(f)(ii)(B), which is addressed in Section 4.6(g)), Section 16.2(g), Section 16.2(h) or Section 16.2(i) or by Bank pursuant to Section 16.3, (ii) a Preliminary Non-Purchase Event shall have occurred, (iii) such modification shall affect only RAM Deficient Accounts, and (iv) [***].

(g)                                  Notwithstanding anything to the contrary contained in this Section 4.6 or in Article III, but without in any way affecting Bank’s rights with respect to Bank Matters referred to in Section 3.2(g)(i), if NMG delivers a termination notice pursuant to Section 16.2(f)(ii)(B):

(i)                                     No proposed change to any Risk Management Policy with respect to or affecting any existing Account which is an Unapproved Matter [***] if NMG satisfies the requirements of Section 4.6(h) with respect to the Existing Account Reserve Amount; provided, however, that each such proposed modification that would have been a Bank Matter in absence of this Section 4.6(g)(i) shall become a Bank Matter notwithstanding delivery of such termination notice and satisfaction of such requirements upon the occurrence of a Preliminary Non-Purchase Event; and provided, further, that any such proposed change shall cease to be a Bank Matter in the event NMG makes a timely election to purchase the Program Assets; and

(ii)                                  Prior to the [***] after the Risk Information Date, if NMG is in compliance with the requirements of Section 4.6(h) with respect to the New Account Loss Reserve Amount, [***] unless such modification satisfies the Wind-Down Implementation Requirements.  Following such [***] unless and until NMG shall have notified Bank that it intends to exercise its purchase option pursuant to Section 17.5 in respect of the Wind-Down Assets within the time frame required by Section 17.5(a), changes to New Account Policies shall become Bank Matters without limit; provided that Bank may implement such Bank Matters following such [***] without any consideration or vote thereon by the Management Committee so long as Bank shall have provided NMG with not less than five (5) Business Days’ prior written notice of such implementation (including the information with respect thereto set forth in Section 4.6(c)(i) through (v)).  In the event that NMG timely delivers notice that it intends to exercise its purchase option pursuant to Section 17.5 in respect of the Wind-Down Assets, thereafter, so long as NMG is in compliance with the requirements of Section 4.6(h) in respect of the Wind-Down Asset Purchase Reserve Amount, Bank shall take such actions (including modifying New Account Policy changes made pursuant to the immediately preceding sentence (other than any such changes required to be maintained in effect by Applicable Law as evidenced by a Legal Opinion or safety and soundness requirements, as evidenced by a duly executed certificate from an officer of Bank at the level of Executive Vice President or higher)) to ensure that the New Account Policies in effect at all times satisfy the Wind-Down Implementation Requirements.

(h)                                 Following delivery of a termination notice by NMG pursuant to Section 16.2(f)(ii)(B) but without in any way affecting Bank’s rights with respect to Bank Matters referred to in Section 3.2(g)(i):

(i)                                     Bank may implement any change in Risk Management Policies with respect to or affecting existing Accounts as a Bank Matter pursuant to Article III unless: (A) at the time NMG delivered such notice of termination, [***]

[***], amounts otherwise due to NMG pursuant to Section 9.1(a)(i), up to a maximum amount equal to the Existing Account Reserve Amount or (B) within [***] after such delivery of such notice of termination, NMG shall have delivered for the benefit of Bank (and with Bank as payee) a letter of credit drawable by Bank upon a financial institution having an Investment Grade Credit Rating in an amount equal to the Existing Account Reserve Amount, which letter of credit may be drawn solely upon and after a default by NMG in its payment obligation under Section 17.5(f) hereof;

(ii)                                  Notwithstanding the provisions of Section 4.6(g), Bank may implement changes in New Account Policies as Bank Matters pursuant to Article III unless at the time NMG delivers such notice of termination, NMG authorizes Bank to withhold from the amount otherwise due to NMG pursuant Section 9.1(a)(i), for application thereafter pursuant to Section 17.5(g) hereof, an amount equal to the New Account Loss Reserve Amount.

(iii)                               In addition, if NMG delivers a notice that it intends to exercise its option to purchase the Wind-Down Assets pursuant to Section 17.5(g), following delivery of such notice, Bank may implement changes in New Account Policies as Bank Matters pursuant to Article III unless at the time NMG delivers such option exercise notice, NMG authorizes Bank to withhold from the amount otherwise due to NMG pursuant to Section 9.1(a)(i), for application pursuant to Section 17.5(g), an amount equal to the Wind-Down Asset Purchase Reserve Amount.

(iv)                              If Bank’s senior debt has an Investment Grade Credit Rating from at least [***] of the Rating Agencies, then any amount withheld pursuant to this Section 4.6(h) may be held by Bank in a segregated account at Bank, and if Bank’s senior corporate debt rating from at least [***] of the Rating Agencies is not an [***], such amount must be deposited in escrow with an unaffiliated financial institution selected by Bank that has an Investment Grade Credit Rating from all three Rating Agencies pursuant to an escrow agreement reasonably acceptable to NMG and Bank and providing for release to NMG or Bank, as the case may be, in accordance with the provisions of this Agreement.

(i)                                     Notwithstanding anything to the contrary in this Agreement, Bank shall [***] Accounts (as defined in Schedule 4.6(i)) from [***] approved as Bank Matters (other than Bank Matters approved pursuant to Section 3.2(g)(i)).  NMG may designate up to [***] total Accounts (including Accounts already so designated) as such in accordance with the Risk Management Policies and, except as provided in Section 17.2(h), the limitations set forth in Schedule 4.6(i) on or prior to (A) the date on which NMG shall first become eligible to terminate the Agreement pursuant to Section 16.2(f) (other than 16.2(f)(ii)(B)), (g), (h) or (i) or (B) in the case of a termination pursuant to Section 16.2(f)(ii)(B), the [***] prior to the expiration of the option to purchase the Program Assets referred to in Section 17.2.

(j)                                    Upon the occurrence of the events described in clause (i) and (ii) of the definition of “CIL Decline” Bank may elect to deliver to NMG, during the period referred to in clause (i)(A) of the definition of CIL Decline, written certification executed by a financial officer of Bank as follows: (i) identifying in reasonable detail the occurrence of the event described in clause (i) of “CIL Decline” that is the subject of the certification and the date of such occurrence, (ii) [***], (iii) specifying in reasonable detail the actions or changes Bank intends to implement in order to comply with such Change in Law and certifying that all such actions and changes [***].  Following delivery of any such certification referred to above, the Parties shall negotiate in good faith during the CIL Negotiation Period to attempt to reach agreement on amendments to this Agreement that the Parties agree are mutually acceptable and are designed to mitigate or eliminate such CIL Decline.  If the Parties fail to reach agreement by the end of the CIL Negotiation Period, changes to Risk Management Policies governing or affecting existing Accounts that are not already permitted as Bank Matters pursuant to Section 3.2(g)(i) shall be Bank Matters to the extent set forth in, and subject to, Section 3.2(g)(iv).

(k)                                 The Parties shall each perform all commercially reasonable security functions in accordance with the Risk Management Policies to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent applications, at least to the same extent as the performance of those functions prior to the Effective Date.  The Parties each agree to use commercially reasonable efforts to cooperate with each other in such functions.

(l)                                     NMG is allowed to accept the credit risk for any Account pursuant to the recourse program set forth in Article XX of this Agreement and Applicable Law.

(m)                             During any month in which (i) the Rolling 3 Month Post MP RAM for each of the two most recently completed calendar months is greater than [***] and (ii) the Rolling 6 Month Receivables Gross Write Off Ratio for the most recently completed month is less than [***], then Bank shall be required to implement one of the Account management expansion initiatives described in Schedule 4.6(m).  Such initiatives will be designed, in good faith, to target a minimum of [***] existing Accounts annually; provided that such Accounts are forecasted to generate a Post MP RAM of at least [***] on incremental Gross Receivables.  Accounts targeted for Account management expansion initiatives described in Schedule 4.6(m) implemented during any twelve-month period immediately preceding the date on which Account management expansion obligations arise under this Section 4.6(m) shall count toward the foregoing target.  Bank shall be entitled to cease such Account management expansion initiatives at any time during which clause (i) or (ii) above is no longer satisfied; provided, however, that in the event clause (i) and (ii) above have been satisfied for [***], Bank shall be required to continue to pursue such initiatives to the extent necessary to ensure that a number of targeted Accounts are added, within the time frame specified below, that are at least equal to the pro rata portion of the [***] minimum number of Accounts based on the portion of the year during which such conditions were satisfied.  Any Accounts targeted by Bank above the required number shall count toward the target for a maximum of [***] following the implementation of the action.  Bank shall target the required number of Accounts as set forth in this Section 4.6(m) no later than the [***] after the date on which a condition referred to in clause (i) or (ii) ceases to exist or by the end of the [***] following the date the conditions set forth in clause (i) and (ii) were initially satisfied (whichever is earlier), provided that in the event the conditions referred to in clause (i) and (ii) above exist for more than [***], the additional Accounts to be targeted in respect of each additional [***] (or portion thereof) shall be targeted no later than the [***] after the date on which a condition referred to in clause (i) or (ii) ceases to exist or by the end of such additional [***] (whichever is earlier).  Bank shall deliver to NMG semi-annual reports specifying any account management expansion initiatives implemented by Bank pursuant to this Section 4.6(m), including the number of Accounts impacted by such initiatives and a reasonable estimate of the incremental sales generated by such initiatives, for the most recent [***].

(n)                                 Bank shall use an Imputed Income Model for the Program in either proactive credit line increase or real time line increase decisions, to the extent that and for so long as such model conforms with Applicable Law, it being understood that, as of the Effective Date, Bank does not use an Imputed Income Model for the Program. NMG and Bank may mutually agree to use this model for underwriting decisions with respect to Applications.  In addition, if permitted by Applicable Law, Bank shall make available to NMG estimated Cardholder income based on an Imputed Income Model that may be used for the Program in order to permit manual determinations with respect to overlimit referrals to be made without additional inquiries from the Cardholder.  The Bank and/or Bank’s Affiliates shall own all right, title and interest to any such Imputed Income Model that is designed and built by Bank and/or Bank’s Affiliates.

(o)                                 At any time a [***] has occurred and is continuing, Bank may elect to deliver to NMG written certification executed by a financial officer of Bank identifying the occurrence and continuance of the [***] and attaching and certifying the accuracy of the financial information demonstrating such occurrence. Following delivery of any such notice referred to above, the Parties shall negotiate in good faith during the [***] to attempt to reach agreement on amendments to the economic provisions of this Agreement that the Parties agree are mutually acceptable and are designed to mitigate or eliminate any RAM Condition (it being agreed that the Parties shall cooperate in good faith to arrive at amendments that preserve to the maximum extent reasonably possible the provisions of this Agreement in effect prior to the execution of such amendments while achieving the above-stated objective).  If the Parties fail to reach agreement by the end of the [***], with respect to changes to Risk Management Policies governing or affecting existing Accounts, Bank shall no longer be subject to the restrictions set forth in Section 4.6(a)(ii)(B) and the proviso of Section 4.6(a)(iii).

4.7  Cardholder Terms.

(a)           The terms and conditions of all Accounts as of the Effective Date shall be the terms and conditions specified in Schedule 4.7. Changes to the terms and conditions of the Accounts may be made only in accordance with this Section 4.7 and Article III; provided that no action shall be taken to implement any Existing Term Change or New Account Terms approved as a Bank Matter pursuant to Section 3.2(g)(iv) or (vi) until the [***] following the date on which Bank breaks the deadlock with respect to such Bank Matter.

(b)           Upon (i) the occurrence and continuance of a RAM Condition or (ii) the occurrence and continuance of a CIL Decline and the failure of the Parties to reach agreement on amendments to this Agreement by the end of the CIL Negotiation Period, the implementation of Existing Term Changes shall be a Bank Matter pursuant to Section 3.2(g)(iv), (vi) or (ix), as applicable; provided that Bank has established that such Existing Term Changes are Competitive in accordance with the provisions of this Section 4.7(b).  Except for Bank Matters implemented pursuant to Section 3.2(g)(v), at the time of any proposal with respect to the implementation of any Existing Terms Change, Bank shall deliver to NMG a report (including relevant information regarding Account terms in effect for credit cards offered to customers of the NMG Primary Competitors) to substantiate that the proposed Existing Terms Change(s) are Competitive.

(c)           Upon the occurrence and continuance of a RAM Condition or a CIL Decline, and without limiting Bank’s rights with respect to Section 3.2(g)(v), Bank shall be permitted to test the implementation of New Account Terms, provided such New Account Terms have been implemented by at least [***] and such testing and implementation is conducted at a level and in a manner consistent with that of such NMG Competitors and according to the following procedures:

(i)            Bank shall test the introduction of New Account Terms on a segment of Cardholders, which shall be a randomly selected segment that shall be the smallest segment reasonably possible to be representative of the Cardholders to which such New Account Terms are proposed to be applied and capable of achieving statistically significant test results.

(ii)           NMG shall use all reasonable efforts to support Bank’s test of such New Account Terms meeting the foregoing requirements within a [***] timeframe following the date on which Bank first proposes such implementation of New Account Terms to the Management Committee.

(iii)          The test results will be measured for a minimum of [***], but up to [***], as either Party may request, and the results shall in all cases include [***] for the test population and for Cardholders other than the test population to whom such New Account Terms would be applied if such New Account Terms would be implemented as proposed (the “Control Population”), in each case during the period beginning on implementation of the New Account Terms to the test population and continuing for the full period of the test.

(iv)          If the [***] for the Accounts in the test population exceeds the [***] for the Control Population by less than [***] the full implementation of such New Account Terms to any new or existing Accounts shall be a Bank Matter.

(v)           If the [***] for the Accounts in the test population exceeds the [***] for the Control Population by at least [***], the Parties shall negotiate in good faith for a period (the “Account Terms Negotiation Period”) of [***] commencing with the Management Committee meeting at which the test results are presented (or such later Management Committee Meeting at which such New Account Terms become an Unapproved Matter) to attempt to reach agreement on an alternative or alternatives to the proposed New Account Terms (which may include amendments to this Agreement) that the Parties agree are mutually acceptable and designed to achieve an economic effect on the Program that is equivalent to the effect that would have been achieved by implementation of the New Account Terms, based on the results of the foregoing test and taking into account the [***] exhibited in the test.

(vi)          Should the Parties fail to reach agreement by the end of the Account Terms Negotiation Period, (A) if the [***] for the Accounts in the test population exceeds the [***] for the Control Population by [***] but not more than [***], then implementation of such New Account Terms shall be a Bank Matter, and (B) if the [***] for the Accounts in the test population exceeds the [***] for the Control Population by [***] or more, the implementation of such New Account Terms shall not be a Bank Matter.

(vii)         In the event that New Account Terms are adopted as a Bank Matter pursuant to this Section 4.7(c), then for a period of [***] commencing from the date of implementation thereof, there shall be maintained a representative and statistically significant segment of Accounts to which such New Account Terms shall not be applied.  In the event of any future test of New Account Terms pursuant to this Section during such period, such segment shall be deemed the Control Population.  This clause (vii) shall be applied to each successive change in New Account Terms, and the Control Group for any particular testing of New Account Terms shall in all events be a segment of Accounts that does not include any New Account Terms adopted as a Bank Matter (other than pursuant to Section 3.2(g)(v)) within the most recently ended [***].

(d)           Notwithstanding anything to the contrary contained in this Section 4.7 or in Article III, but without in any way affecting Bank’s rights with respect to Bank Matters referred to in Section 3.2(g)(v), (ix), (x) or (xi), no proposal to implement New Account Terms or Existing Terms Changes which is an Unapproved Matter shall be implemented pursuant to Section 3.2(g)(iv) or 3.2(g)(vi) (and any such implementation shall not be deemed a “Bank Matter”) if either (A) no RAM Condition and no CIL Decline is in effect at the time such change otherwise would be implemented or (B) NMG shall have delivered a termination notice pursuant to Section 16.2(f), (g), (h) or (i).

(e)           Notwithstanding anything to the contrary contained in this Section 4.7 or in Article III, in the event that an NMG Credit Event ceases to be in effect after Bank has approved any New Account Term or Existing Term Change as a Bank Matter pursuant to Section 3.2(g)(x) or (xi) but before notice of such New Account Term or Existing Term Change shall have been sent to Cardholders, then, upon receipt of a written request from NMG to abandon implementation of any such New Account Term or Existing Term Change, together with written certification that no NMG Credit Event is then in effect, Bank shall abandon such New Account Term or Existing Term Change as so requested. In such event, NMG shall reimburse Bank for all reasonable out-of-pocket costs incurred by Bank in order to prepare for implementation of such New Account Term or Existing Term Change.

4.8  Internet Services.

(a)           Cardholder Website.  Bank shall maintain an NMG-branded website for Cardholders and potential Cardholders with the look and feel consistent with the NMG Companies’ websites (“Program Website”).  The Program Website shall be accessed by links from the NMG Companies’ websites and shall contain or otherwise be associated with only such material and links as shall be agreed by the Management Committee from time to time.  The NMG Companies will provide such links on (i) their home pages, (ii) their check-out pages, and (iii) such other pages as the Management Committee shall determine from time to time.  The Program Website shall also include links back to the NMG Companies’ websites, on the Program Website home page and such other pages as the Management Committee shall determine from time to time.  The Program Website shall include the following functions, and such other functions as may be approved by the Management Committee from time to time (the Program Website and such functionality, collectively, the “Internet Services”).

(b)           Applications.  The Program Website shall permit potential Cardholders to access an Application, to complete and submit the Application online and receive real-time approvals or denials of such Application in accordance with the Risk Management Policies and Operating Procedures.  Without limiting the foregoing, the Application function on the Program Website shall have at a minimum all features and functionality available prior to the Effective Date.

(c)           Cardholder Customer Service.  The Program Website shall permit Cardholders to (A) view the Cardholder’s Account information and electronic forms of Billing Statements (including any Loyalty Program information, NMG Transaction information, and all other information contained in such Billing Statement); and (B) make payments on the Cardholder’s Account via automated clearing house transfer or other payment mechanism.

(d)           Performance Standards.  Bank shall provide the Internet Services consistent with the SLAs set forth on Schedule 4.8(d) and in accordance with industry standards.

(e)           Customer Privacy.  Bank shall ensure that the Privacy Policy is clearly and prominently posted on the pages of the Program Website.

(f)            Internet Services Representations and Warranties.  Bank represents and warrants during the Term of this Agreement that:

(i)            the Program Website is solely under Bank’s control (subject to the NMG Companies’ rights under this Agreement); and

(ii)           Bank has the license, right or privilege to use the hardware, software and content acquired from third parties for use in the Internet Services, and that it is the owner of all other hardware, software and content used in the Internet Services and that neither the Internet Services as a whole, nor any part thereof, infringes upon or violates any patent, copyright, trade secret, trademark, invention, proprietary information, nondisclosure or other rights of any third party.

4.9  Sales Taxes.  NMG and its Subsidiaries shall pay when due any sales taxes relating to the sale of NMG Goods and Services.  To the extent permitted by the Applicable Law of the relevant states, NMG shall use commercially reasonable efforts to recover sales taxes charged to any Account that has been written off by Bank.  Bank shall notify the NMG Companies of any amounts written-off on Accounts by Bank, identified by Account, and shall sign such forms and provide any such other information as requested by NMG to enable the NMG Companies to pursue any such recoveries.  NMG shall pay to Bank an amount equal to recovered sales taxes.  To the extent Bank is permitted by Applicable Law to directly recover sales taxes charged to any Account written off by Bank, the NMG Companies shall sign such forms and provide any such other information as reasonably requested by Bank to enable Bank to pursue any such recoveries.  In the event NMG is audited or assessed by a state, and as a result any amount of sales tax previously recovered is repaid to the state, Bank shall repay such amount to NMG. NMG shall use commercially reasonable efforts to negotiate such audit or assessment.  Bank also shall fully cooperate in any such audit or assessment and shall pay the costs and expenses of NMG incurred in connection with negotiating any tax audit or assessment or analyzing or pursuing any bad debt claims.

4.10        Participation in Reversals.

(a)           Reporting of Reversals.  Each Year-End Settlement Statement shall set forth a calculation of the applicable Interest Reversal Percentage and Late Fee Reversal Percentage for the preceding Program Year and such other calculations as are necessary to calculate any payment in respect thereof to be made by NMG pursuant to this Section 4.10.

(b)           Interest Reversals. If the Interest Reversal Percentage with respect to the Private Label Accounts reflected in the Year-End Settlement Statement with respect to the preceding Program Year is greater than the applicable High Collar, the NMG Companies shall pay Bank an amount equal to [***]

[***].

(c)           Late Fee Reversals.  If the Late Fee Reversal Percentage with respect to the Private Label Accounts reflected in the Year-End Settlement Sheet with respect to the preceding Program Year is greater than the applicable High Collar, the NMG Companies shall pay Bank an amount equal to [***].

4.11        Interest Free Receivables.  Bank shall offer and support credit plans providing for the incurrence of Interest Free Receivables, including the credit plans set forth in Schedule 4.11, in accordance with this Agreement and, subject to the limitations set forth in this Section 4.11, the cost of maintaining such Interest Free Receivables shall be borne by Bank; provided, however, that, until the amendments to Schedule 4.11 referred to below are implemented, Bank shall not be required to offer or support Interest Free Receivables to the extent that the amount of the Average Interest Free Receivables in any Program Year exceeds [***] of Average Private Label Receivables for such Program Year. The Year-End Settlement Sheet for each Program Year shall set forth, (i) Average Private Label Receivables, (ii) Average Interest Free Receivables, (iii) the Net Yield for such period on Average Interest Free Receivables, and (iv) the Net Yield on Average Interest Bearing Receivables. Prior to the implementation of the amendment to Schedule 4.11 referred to below, if the dollar amount of Average Interest Free Receivables as a percentage of Average Private Label Receivables for such Program Year exceeds the applicable High Collar, there shall be included on the Year-End Settlement Sheet for such Program Year (and the NMG Companies shall pay to Bank) an amount equal to [***].  Within [***] after the Effective Date, Bank shall offer to the NMG Companies additional promotion-specific discount rates with respect to each promotional plan referred to in Schedule 4.11 that are reasonable and consistent with market ranges, and shall for a period of not less than [***] thereafter, negotiate in good faith with the NMG Companies in order to arrive at a mutually agreeable discount rate schedule to apply to such promotional plans in lieu of this Section 4.11.  In the event such agreement is reached, then Schedule 4.11 shall be amended to reflect the agreed-upon discount rate with respect to each such promotional plan and, for so long as the NMG Companies continue to pay such discount rates in respect of such promotional plans, (A) Bank shall support such promotional plans without limit at no further cost to the NMG Companies beyond payment of such discount rates, and (B) the foregoing payment requirements and restrictions on NMG in respect of the creation of Interest Free Receivables set forth above in this Section 4.11 shall cease to apply.

ARTICLE V

MARKETING

5.1  Promotion of Program.  In accordance with the Marketing Plan, the NMG Companies and Bank shall cooperate with each other and actively support and promote the Program to both existing and potential Cardholders.

5.2  Marketing Commitment.

(a)           On the first (1st) Business Day of each Fiscal Year, Bank shall pay to NMG an amount equal to the NMG Marketing Commitment for such Fiscal Year, which amount shall be deposited into a marketing fund maintained by NMG (the “NMG Marketing Fund”).

(b)           The NMG Marketing Fund shall be used by NMG and its Affiliates in the sole discretion of NMG for such incremental marketing of the Program and the Credit Card Business as NMG and its Affiliates shall undertake from time to time.

(c)           Each Yearly Settlement Sheet shall set forth an accounting of the costs incurred, if any, by NMG and its Affiliates in the prior Program Year that were paid out of the NMG Marketing Fund.  To the extent that the expenditures of the NMG Marketing Commitment by NMG and its Affiliates in any Program Year exceed the amount in the NMG Marketing Fund, the NMG Companies shall be entitled to reimbursement from the NMG Marketing Fund for the following Fiscal Year but not in excess of [***] of such Fiscal Year’s NMG Marketing Fund.  Any amount in the NMG Marketing Fund for a given Fiscal Year that is not spent in that Fiscal Year shall remain available for use during the Term.

(d)           Bank hereby agrees to credit a joint marketing fund maintained by Bank (the “Joint Marketing Fund”), no later than the first (1st) Business Day of each Fiscal Year, with an amount equal to the Joint Marketing Commitment.  The Joint Marketing Commitment shall be used as set forth in the Marketing Plan and as otherwise directed by the Management Committee from time to time.  The NMG Companies and Bank shall each provide to the other for inclusion in the Monthly Settlement Sheet, an accounting of such Party’s and its Affiliates’ use of the Joint Marketing Commitment in the prior Fiscal Month, and Bank shall reimburse the NMG Companies for such amounts used by NMG and its Affiliates, and shall reduce the amount remaining in the Joint Marketing Fund by the amounts used by Bank and its Affiliates.  Any amount in the Joint Marketing Fund for a given Fiscal Year that is not spent in that Fiscal Year shall remain available for use at the direction of the Management Committee during the Term.

5.3  Communications with Cardholders.

(a)           NMG Inserts.  NMG and its Affiliates shall have the exclusive right to communicate with Cardholders, except for any message required by Applicable Law, through use of inserts, fillers and bangtails (which shall be included on all billing envelopes) (collectively, “Inserts”), including Inserts selectively targeted for particular segments of Cardholders, in any and all Billing Statements (including electronic Billing Statements) and envelopes, subject to Applicable Law.  Except as otherwise provided in the Marketing Plan, and except for Inserts required by Applicable Law (which shall be paid for by Bank), the NMG

Companies shall be responsible for the content of, and the cost of preparing and printing, any such Inserts.  If the insertion of Inserts in particular Billing Statements would increase the postage costs for such Billing Statements, the NMG Companies agree to either pay for the incremental postage cost or prioritize the use of Inserts to avoid postage cost over-runs.  The NMG Companies shall retain all revenues they receive from all Inserts (other than any Inserts promoting the NMG Credit Cards or Approved Ancillary Products that the NMG Companies may permit to be produced and distributed in accordance with the Marketing Plan).  Subject to NMG’s prior written approval, which shall not be unreasonably withheld, Bank may communicate with Cardholders in the Inserts about the Program as necessary for Bank to comply with its obligations under this Agreement or under Applicable Law.

(b)           Billing Statement Messages.  NMG and its Affiliates shall have the exclusive right to use Billing Statement (including electronic Billing Statement) messages and Billing Statement envelope (or electronic mail) messages in each Billing Cycle to communicate with Cardholders, subject to Applicable Law.  Such messages shall be included at no cost to the NMG Companies.  Notwithstanding the foregoing, any message required by Applicable Law shall take precedence over NMG’s and its Affiliates’ messages.  Subject to NMG’s prior written approval, which shall not be unreasonably withheld, Bank may communicate with Cardholders about the Program in the Billing Statements as necessary for Bank to comply with its obligations under this Agreement.

5.4  Additional Marketing Support.  Upon the request of NMG from time to time, Bank shall perform the following marketing functions at no cost or expense to the NMG Companies:

(i)            subject to Applicable Law and any contractual prohibitions to which Bank or its Affiliates are subject:

(A)                               use Bank’s and its Affiliates’ databases, analytic tools and market research and Bank’s marketing support services to assist NMG and its Affiliates in their promotion of the NMG Channels, or the marketing and promotion of NMG Goods and Services, the NMG Credit Cards or the Non-Card Payment Plans;

(B)                               conduct mailings and other related marketing efforts on behalf of NMG and its Affiliates, which may include marketing materials promoting the Program, the NMG Credit Cards and Non-Card Payment Plans, the NMG Channels and/or the NMG Goods and Services at NMG’s option, based upon the customer databases and customer database analysis tools maintained by Bank and its Affiliates, including nonpersonally identifiable transaction and experience data from Bank’s and its Affiliates’ Credit Card, other consumer loan portfolio and other customer databases; provided that (unless such amounts are paid out of the NMG Marketing Fund or are paid out of the Joint

Marketing Fund pursuant to the Marketing Plan) the NMG Companies shall be responsible for all out-of-pocket expenses of all marketing materials and mailing services at cost;

(ii)           provide such reasonable assistance to NMG and its Affiliates as NMG may request in connection with the training of personnel of NMG and its Affiliates regarding the Program, including providing training materials developed by Bank and approved by the Management Committee;

(iii)          collaborate with the NMG Companies to identify and test marketing initiatives (using Bank’s resources); provided that (unless such amounts are paid out of the NMG Marketing Fund or are paid out of the Joint Marketing Fund pursuant to the Marketing Plan) the NMG Companies shall be responsible for all out-of-pocket expenses of test marketing at cost requested in connection with the Program; and

(iv)          provide models and modeling support, which may include Cardholder attrition models, prospect marketing models and other tools designed to improve Program performance.

(b)           The NMG Companies shall, at their sole expense, use their Verint Customer feedback software to conduct surveys of Cardholder perception and satisfaction on a regular, periodic basis regarding the NMG Credit Cards and the Program but in no event less frequently than annually; provided, however, any updates or other modifications that Bank determines are required to continue the use of such software shall be paid for by Bank.  Such surveys shall be in a form and employ reasonable methodologies developed in consultation with Bank and shall provide for a level of information reasonably acceptable to Bank.  The NMG Companies shall make available to Bank the results of such surveys as well as all associated work papers promptly following completion thereof.  In the event that the foregoing software becomes unavailable (other than as a result of the actions or omissions of an NMG Company), including due to a decision by Bank not to implement an update or modification thereof required to sustain functionality thereof that is reasonably equivalent as in effect on the Effective Date, or the cost of use thereof increases in any significant respect following the Effective Date, Bank shall at its expense implement a reasonably equivalent customer survey and feedback resource to ensure that reasonably comparable satisfaction feedback continues to be made available to the Parties.

5.5  Approved Ancillary Products.  Except for the Approved Ancillary Products, the NMG Credit Cards and the Non-Card Payment Plans, Bank and its Affiliates shall not offer (except as directed by NMG) any goods or services to Cardholders or through the Program.  From time to time, Bank may propose to solicit Cardholders for products or services other than the foregoing.  If the NMG Companies, in their sole and absolute discretion, agree to permit such solicitation, such solicitation shall only be permitted on the terms (including terms relating to the compensation of the NMG Companies with respect thereto) agreed by the NMG Companies.

5.6  Marketing Plan.

(a)           For each Fiscal Season, the NMG Companies shall develop, in consultation with Bank, and on or before the thirtieth (30th) day prior to the commencement of such Fiscal Season, the Marketing Committee shall approve, a Marketing Plan for such Fiscal Season.

(b)           At least once per calendar year, the Management Committee shall consider (to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party) features, terms, conditions and other aspects of other Comparable Partner Programs and Competing Partner Programs in order to identify marketplace developments for possible inclusion in the Program to ensure that the Program remains Competitive.  If the Management Committee determines that a change to the Program may be required, the NMG Companies and Bank shall jointly develop a plan with respect to implementation of such change in accordance with Applicable Law, including the impact the proposed change would have, if any, on the Program economics in Section 9.1(a), including the Risk Adjusted Margin, Post MP RAM and Profit Sharing Post MP RAM, and shall present such plan to the Management Committee for its review and decision.  The Management Committee shall decide whether to test or launch any such Program changes for Cardholders or potential Cardholders.

(c)           Each Marketing Plan shall outline, for each NMG Channel, all programs, to the extent established and mutually agreed upon by the NMG Companies and Bank, and shall include at least the following information for each program:

(i)            description of offer(s), cost per unit, expected response rate and other performance projections with respect thereto;

(ii)           description of target audience;

(iii)          planned budget, specifying Bank’s share and the NMG Companies’ share, if any;

(iv)          distribution among the NMG Channels and types of Accounts; and

(v)           target implementation date (e.g., mailing dates, calling dates, delivery dates).

(d)           Each Marketing Plan shall address development of Solicitation Materials and Account Documentation; new Account acquisition strategies, including direct mailing; preparation of unique collateral materials for the NMG Companies’ employees; activation, retention and usage; statement design and messaging; advertising of the Program; and such other marketing matters as the Parties shall agree to.

(e)           Each Marketing Plan shall specify which Party is responsible for each Marketing Plan item and shall contain a budget specifying the Parties’ financial responsibilities during the applicable Fiscal Season.

(f)            Any Marketing Plan may be modified or supplemented by the Parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by the Management Committee.

(g)           To the extent practicable, all significant marketing initiatives developed under this Agreement shall contain unique marketing source codes to facilitate post-marketing research and analysis.

ARTICLE VI

CARDHOLDER INFORMATION

6.1  Customer Information.

(a)           All sharing, use and disclosure of Cardholder Data and NMG Shopper Data under this Agreement shall be subject to the provisions of this ARTICLE VI.  The Parties acknowledge that the same or similar information may be contained in the Cardholder Data, the NMG Shopper Data, and other data and that each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.

(b)           NMG and Bank shall each maintain an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data and the NMG Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data and the NMG Shopper Data; (iii) protect against unauthorized access to or use of the Cardholder Data and the NMG Shopper Data; and (iv) ensure the proper disposal of Cardholder Data and NMG Shopper Data.  Additionally, such security measures shall meet current industry standards and shall be at least as protective as those used by each Party to protect its other confidential customer information.  Each Party shall use the same degree of care in protecting the Cardholder Data and the NMG Shopper Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care.  In particular, Bank shall treat NMG Shopper Data as if it were “customer information” for purposes of the regulations above.  In the event a Party becomes aware of any unauthorized use of or access to Cardholder Data, including unauthorized access to and unauthorized attempts to access Cardholder Data by employees or agents of such Party, or by any third party (e.g., subcontractors and outsourced service providers) that have been retained by such Party,  such Party shall immediately notify the other Party and shall cooperate with such other Party, as reasonably necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of Cardholder Data, and (z) to provide prompt notice to affected Cardholders to the extent required by Applicable Law or otherwise with the approval of the Management Committee.  In the event Bank becomes aware of any unauthorized use of or access to NMG Shopper Data, Bank shall immediately notify the NMG Companies and shall cooperate with them, as they deem necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of NMG Shopper Data, and (z) to provide prompt notice to affected NMG Shoppers to the extent required by Applicable Law or otherwise with the approval of the Management Committee.  The cost and expenses of any such notice shall be borne solely by the Party that experienced the unauthorized use of or access to Cardholder Data or NMG Shopper Data.

(c)           The NMG Companies shall, subject to Applicable Law, promptly provide to Bank a complete list of any Persons who (i) after the Effective Date, have requested to be on the NMG Companies’ “do not call” list and/or (ii) have requested to be on “do not mail” lists (or other similar lists), and Bank shall promptly comply with such requests with respect to its solicitation of NMG Credit Cards and Approved Ancillary Products. Bank shall, subject to Applicable Law, promptly provide to the NMG Companies a complete list of any Cardholders who (i) after the Effective Date, have requested to be on Bank’s “do not call” list and/or (ii) have requested to be on “do not mail” lists (or other similar lists) in connection with their Cardholder relationship with Bank and the NMG Companies shall promptly comply with such requests with respect to its solicitations.

6.2  Cardholder Data.

(a)           As among the Parties hereto, the Cardholder Data shall be the property of and exclusively owned by Bank.

(b)           The Program Privacy Policy applicable to the Cardholder Data is attached as Schedule 6.2 hereto.  Any modifications to the Program Privacy Policy shall be approved by the Management Committee, provided that the Program Privacy Policy shall comply with Applicable Law at all times.

(c)           Bank shall not use, or permit to be used, the Cardholder Data, except as provided in this Section 6.2.  Bank may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely (i) for purposes of soliciting or marketing (in each case, solely as directed by the NMG Companies or the Management Committee) or servicing customers listed in the Cardholder Data for NMG Credit Cards, Approved Ancillary Products, and any other products and services approved by the Management Committee, (ii) as otherwise necessary to carry out its obligations or exercise its rights hereunder, or (iii) as required by Applicable Law.  Bank has no rights to use the Cardholder Data for marketing purposes except as expressly provided herein.

(d)           Bank shall not disclose, or permit to be disclosed, the Cardholder Data, except as provided in this Section 6.2.  Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data other than to NMG or any of its Affiliates.  Bank may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

(i)            to its authorized subcontractors in connection with a permitted use of such Cardholder Data under this Section 6.2, provided that each such authorized subcontractor agrees in a written agreement satisfactory to NMG and Bank to maintain all such Cardholder Data as strictly confidential and not to use or disclose such information to any Person other than Bank or an NMG Company, except as required by Applicable

Law or any Governmental Authority (after giving Bank and the NMG Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Cardholder Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (y) protect against unauthorized access to or use of the Cardholder Data; and (z) ensure the proper disposal of Cardholder Data; and provided, further, that each such authorized subcontractor agrees to notify promptly Bank and the NMG Companies of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and the NMG Companies in any investigation thereof and remedial action with respect thereto;

(ii)           to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.2;

(iii)          to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least [***] prior notice of such proposed disclosure to NMG if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure; or

(iv)          to the extent permitted in the Risk Management Policies and Operating Procedures, to any consumer reporting agency in accordance with the federal Fair Credit Reporting Act.

(e)           To the extent Bank has access to the following information in accordance with the provisions of this Agreement and subject to Applicable Law and the Program Privacy Policy, Bank shall transmit to the NMG Companies at such times as may be requested by NMG and in formats agreed to by the Parties in advance from time to time:

(i)            for any customer who has applied for an NMG Credit Card,

regardless of the marketing channel of such application: (A) the customer’s name, address, email address, telephone number, social security number and all other information supplied on the application or prescreened response submitted by the customer; (B) an indication of whether or not the customer has been approved for an NMG Credit Card; and (C) if the customer has been approved for an NMG Credit Card or Non-Card Payment Plan, the NMG Credit Card or Non-Card Payment Plan issued (or to be issued) to such customer;

(ii)           for each Cardholder, joint-Cardholder and authorized buyer, (1) such person’s name, address, email address, telephone number, social security number and Account number; (2) any reported change to any of the foregoing information; (3) transaction and experience data; and (4) any such other Cardholder Data as the NMG Companies may reasonably request;

(iii)          the Cardholder’s name and account number for any Account that is delinquent;

(iv)          the Cardholder’s name and account number for any Account that has been closed; and

(v)           the Cardholder Data for all categories of information available on the NMG Companies’ credit Systems as of the date hereof.

Notwithstanding the foregoing, no Party hereto shall be required to provide any information on a personally identifiable basis if the provision of such Personally Identifiable Information would cause such Party to be considered a “consumer reporting agency” for purposes of the Fair Credit Reporting Act.

(f)            Bank shall cooperate with the NMG Companies to provide NMG and its Affiliates with the maximum ability permissible under Applicable Law and the Program Privacy Policy to receive, use and disclose the Cardholder Data, including, where necessary or appropriate, through use of Cardholder Data of Cardholders who have consented to or directed the disclosure of Personally Identifiable Information to the NMG Companies or have not opted out of the disclosure of Personally Identifiable Information to the NMG Companies under Applicable Law and the Program Privacy Policy, in each case as directed by the NMG Companies (and Bank agrees to solicit such consents and opt outs as are reasonably requested by the NMG Companies and permitted by Applicable Law in order to maximize such ability to share such information with the NMG Companies).  Without limiting the foregoing, NMG and each of its Affiliates may receive, use and disclose the Cardholder Data solely as permitted under Applicable Law and the Program Privacy Policy (i) for purposes of promoting the Program or promoting NMG Goods and Services, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as otherwise permitted by Applicable Law.  Without limiting any other obligations of the NMG Companies hereunder, the NMG Companies shall, upon reasonable request by Bank, provide reasonable detail to Bank regarding security measures to be employed by the NMG Companies in connection with uses of Cardholder Data for purposes other than those referred to in clause (i) or (ii).

(g)           Each of the NMG Companies may disclose the Cardholder Data only in compliance with Applicable Law and the Program Privacy Policy solely:

(i)            to its existing subcontractors as of the Effective Date and to authorized subcontractors that enter into agreements with an NMG Company after the Effective Date (“Future Subcontractors”) in connection with a permitted use of such Cardholder Data under this Section 6.2, provided (A) that each such existing subcontractor and Future Subcontractor agrees in a written agreement satisfactory to NMG and Bank to maintain all such Cardholder Data as strictly confidential in perpetuity and not to use or disclose such information to any Person other than an NMG Company or Bank, except as required by Applicable Law or any Governmental Authority (after giving Bank and the NMG Companies prior notice and an opportunity to defend against such disclosure), and (B) the NMG Companies shall be responsible for the compliance by each such Person with the terms of this Section 6.2; provided, further, that each such existing subcontractor and Future Subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Cardholder Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (y) protect against unauthorized access to or use of the Cardholder Data; and (z) ensure the proper disposal of Cardholder Data; and provided, further, that each such existing subcontractor and Future Subcontractor agrees to notify promptly Bank and the NMG Companies of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and the NMG Companies in any investigation thereof and remedial action with respect thereto;

(ii)           to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) the NMG Companies shall be responsible for the compliance by each such Person with the terms of this Section 6.2; or

(iii)          to any Governmental Authority with authority over such NMG Company (A) in connection with an examination of such NMG Company; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that such NMG Company seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, such NMG Company (1) provides at least [***] prior notice of such proposed disclosure to Bank if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure.

(h)           With respect to the sharing, use and disclosure of the Cardholder Data following the expiration or termination of this Agreement:

(i)            if NMG exercises its rights under Section 17.2, (y) the rights and obligations of the Parties under this Section 6.2 shall continue through the date of satisfaction of the provisions of Section 17.2, and (z) Bank shall transfer its right, title and interest in the Cardholder Data to NMG or its Nominated Purchaser as part of such transaction, and Bank’s right to use and disclose the Cardholder Data shall terminate upon the date on which this Agreement ceases to be in effect (i.e., the date on which any expiration or termination of this Agreement becomes effective pursuant to Section 17.1(b)), it being understood that Bank shall be permitted to retain a copy of Cardholder Data to the extent required by Applicable Law or Bank’s internal document retention and governance policies, provided further that such retained Cardholder Data shall not be used for any purpose other than as required by Applicable Law; and

(ii)           if NMG provides notice that it shall not exercise its rights under Section 17.2 or otherwise fails to exercise its purchase option within the time period specified in Section 17.2(b), NMG and its Affiliates’ right to share, use and disclose the Cardholder Data hereunder shall terminate upon the date on which this Agreement ceases to be in effect (i.e., the date on which any expiration or termination of this Agreement becomes effective) pursuant to Section 17.1(b), and, in light of the unique difficulties posed in desegregating Cardholder Data from non-Cardholder Data, the Parties agree that NMG’s obligations under this Section 6.2, Sections 12.1 and 12.2, and those provisions of this Agreement that are necessary to enforce such provisions, shall survive the termination of this Agreement as long as the NMG Companies continue to be in possession of Cardholder Data following such termination; provided, however, that such obligation shall not apply with respect to Cardholder Data that are also NMG Shopper Data.

6.3  NMG Shopper Data; NMG Prospect Data.

(a)           Bank acknowledges that the NMG Companies gather information about purchasers of NMG Goods and Services and that NMG and its Affiliates have rights to use and disclose such information independent of whether such information also constitutes Cardholder Data.  As between the NMG Companies and Bank, all the NMG Shopper Data shall be owned exclusively by the NMG Companies.  Bank acknowledges and agrees that it has no proprietary interest in the NMG Shopper Data.  To the extent Bank is the direct recipient of such data, it shall provide such data to the NMG Companies in such format and at such times as shall be specified by NMG.  Bank shall cooperate in the maintenance of the NMG Shopper Data and other data, including by incorporating in the Application and Cardholder Agreement provisions mutually agreed to by the Parties pursuant to which applicants and Cardholders shall agree that they are providing their identifying information and all updates thereto and all transaction data from NMG Channels to both Bank and NMG and its Affiliates.  For the avoidance of doubt, the following information shall be deemed NMG Shopper Data:

(i)            for any customer who has applied for an NMG Credit Card, regardless of the channel through which such application was completed or submitted (1) the customer’s name, address, email address, telephone number, social security number and all other commercially reasonable information supplied on the application or prescreened response submitted by the customer; and (2) an indication of whether or not the customer has been approved for an NMG Credit Card; and

(ii)           for any Cardholder, (1) the Cardholder’s name, address, email address, telephone number, social security number and Account number; (2) any reported change to any of the foregoing information; and (3) Cardholder transaction and experience data in the NMG Channels at a detailed, line-item and SKU level that provides all detail provided to NMG and its Affiliates prior to the Effective Time.

(b)           Subject to compliance with Applicable Law, NMG’s privacy policies, the Marketing Plan and such criteria (including format) as may be mutually agreed to from time to time, the NMG Companies shall make available to Bank, free of charge, a list of customers of NMG and its Subsidiaries who the NMG Companies have determined are available to be solicited for Accounts under the Program (the “NMG Prospect List”).  As between the NMG Companies and Bank, the NMG Prospect List shall be owned exclusively by the NMG Companies.  Bank acknowledges and agrees that it has no proprietary interest in the NMG Prospect List.

(c)           Bank shall not use, or permit to be used, directly or indirectly, the NMG Shopper Data, except to transfer such data to the NMG Companies to the extent received by Bank.  Bank shall not use, or permit to be used, the NMG Prospect List except as provided in this Section 6.3(c).  Bank may use the NMG Prospect List in compliance with Applicable Law solely for purposes of soliciting customers listed in the NMG Prospect List for Accounts or as required by Applicable Law.

(d)           Bank shall not disclose, or permit to be disclosed, the NMG Shopper Data or the NMG Prospect List, except as provided in this Section 6.3.  Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the NMG Shopper Data or the NMG Prospect List (all such rights belonging exclusively to the NMG Companies).  Bank may disclose the NMG Shopper Data and the NMG Prospect List in compliance with Applicable Law solely:

(i)            to its authorized subcontractors in connection with a permitted use of such NMG Shopper Data or NMG Prospect List under this Section 6.3, provided that each such authorized subcontractor agrees in writing to maintain all such NMG Shopper Data or NMG Prospect List as strictly confidential in a manner satisfactory to NMG and not to use or disclose such information to any Person other than Bank or an NMG Company, except as required by Applicable Law or any Governmental Authority (after giving Bank and the NMG Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the NMG Shopper Data and NMG Prospect List; (x) protect against any anticipated threats or hazards to the security or integrity of the NMG Shopper Data and NMG Prospect List; (y) protect against unauthorized access to or use of the NMG Shopper Data and the NMG Prospect List; and (z) ensure the proper disposal of NMG Shopper Data and the NMG Prospect List; and provided, further, that each such authorized subcontractor agrees to notify promptly Bank and the NMG Companies of any unauthorized disclosure, use, or disposal of, or access to, NMG Shopper Data or the NMG Prospect List and to cooperate with the Bank and the NMG Companies in any investigation thereof and remedial action with respect thereto;

(ii)           to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants, with a need to know the NMG Shopper Data or NMG Prospect List in connection with a permitted use of the NMG Shopper Data or NMG Prospect List under this Section 6.3; provided that (A) any such Person is bound by terms substantially similar to this Section 6.3 as a condition of employment, of access to the NMG Shopper Data or NMG Prospect List or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.3; or

(iii)          to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide the NMG Shopper Data or NMG Prospect List by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed NMG Shopper Data or NMG Prospect List, as the case may be, to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least [***] prior notice of such proposed disclosure to NMG if reasonably possible under the circumstances, and (2) seeks to redact the NMG Shopper Data or NMG Prospect List to the fullest extent possible under Applicable Law governing such disclosure.

(e)           Upon the termination of this Agreement, without limiting Bank’s rights and obligations with respect to the Cardholder Data pursuant to Section 17.5, Bank’s rights to use and disclose the NMG Shopper Data and NMG Prospect List shall terminate.  Promptly following such termination, Bank shall return or destroy all the NMG Shopper Data and NMG Prospect Lists and shall certify such return or destruction to the NMG Companies upon request.

ARTICLE VII

OPERATING STANDARDS

7.1  Reports.

(a)           Within [***] after the end of each Fiscal Month or such other time as may be agreed by the Parties with respect to particular reports, Bank shall provide to the Management Committee and NMG the reports specified in Schedule 7.1(a)(i) (which reports shall be reported on a Fiscal Month, calendar month or cycles-basis, as agreed upon by the parties), and such other reports as are mutually agreed to by the Parties from time to time.  Within [***] after the end of each Fiscal Month or such other time as may be agreed by the Parties with respect to particular reports, NMG shall provide to the Management Committee and Bank the reports specified in Schedule 7.1(a)(ii) (which reports shall be reported on a Fiscal Month, calendar month or cycles-basis, as agreed upon by the Parties), and such other reports as are mutually agreed to by the Parties from time to time.  The form of such reports and the calculations contained therein shall be in such form and shall reflect such detail with respect to all of the items reported, and each component thereof, as shall be mutually agreed upon by the Parties. The financial information set forth in reports from Bank reflecting information with respect to economic matters (including any information required to determine amounts payable pursuant to Article IX, any information used in determining Bank’s or the Program’s revenues or expenses for purposes of determining Profit Sharing Post MP RAM, Post MP RAM (including for risk management purposes), any components thereof or any other relevant definitions) shall be derived from its General Ledger (GL) and/or its supporting financial accounting subsystems.

(b)           Within [***] after the end of each Program Month other than the last Program Month of each Program Year, NMG Servicer shall deliver to Bank a statement, in the form set forth on Schedule 7.1(b), setting forth all information required to determine the payments to be made by the Parties pursuant to this Agreement in respect of such Program Month.  Each such statement shall be known as a “Monthly Settlement Sheet.”

(c)           Within [***] after the end of each Program Year, NMG Servicer shall deliver to Bank a statement, in the form set forth on Schedule 7.1(c), setting forth all information required to determine the payments to be made by the Parties pursuant to this Agreement in respect of the last Program Month of such Program Year and any annual payments to be made in respect of such Program Year.  Each such statement shall be known as a “Year-End Settlement Sheet”.

(d)           The NMG Companies shall include within their normal monthly reporting package delivered to Bank pursuant to Section 7.1(a) any complaints from any Cardholder that are received or discovered, whether pursuant to this Agreement or the Servicing Agreement, by the NMG Companies or its Affiliates and the third parties (e.g., subcontractors and outsourced service providers) that they use to perform any of their obligations under this Agreement; provided, however, that such complaints may exclude telephone calls in which a Cardholder expresses dissatisfaction or concern in the course of regular customer servicing.  The NMG Companies shall have no liability to Bank in respect of, and Bank shall indemnify and hold harmless the NMG Companies from and against any and all losses, liabilities, damages, costs and expenses of whatever nature (including reasonable attorneys’ fees and expenses, including those arising from any claim brought by a Governmental Authority) in respect of, in either case a failure to deliver to Bank telephone calls determined by an NMG Company to be a telephone call in which a Cardholder expressed dissatisfaction or concern in the course of regular customer servicing, so long as such determination was a reasonable, and not negligent, determination.

(e)           The NMG Companies shall provide written notice to Bank any incidents that NMG determines constitute Insider Fraud within five (5) Business Days after any NMG Company has detected such occurrence.  The NMG Companies shall reasonably cooperate with Bank’s efforts to timely complete its investigation and to timely submit filings required by, and otherwise comply with its obligations under, Applicable Laws in respect of such Insider Fraud.  The Parties acknowledge their mutual understanding that Insider Fraud should be reported under this Section 7.1(e) even if the identity of one or more suspects cannot readily ascertained at the time a notification is required to be delivered under this Section 7.1(e).  The notice contemplated by this Section 7.1(e) shall supplement, and not replace, other notices that might apply to the same event that are required to be delivered under the “security breach” provisions of Article VI and XIII.

7.2  Servicing.

(a)           As Services are transferred by NMG to Bank pursuant to the Servicing Agreement, Bank shall perform such transferred Services in accordance with the terms and conditions of this Agreement, the Risk Management Policies and the Operating Procedures.  Without limiting the foregoing, Bank shall service the Accounts in compliance with Applicable Law, in such a way as to not disparage or embarrass the NMG Companies or their names, with a level of service to Cardholders and with no less care and diligence than the degree of care and diligence employed by NMG prior to the Effective Date.  In addition, without limiting the foregoing, with respect to the Services to be performed by Bank, Bank agrees that it shall perform such functions with no less care and diligence than that degree of care and diligence employed by it in servicing the Comparable Partner Programs.

(b)           Upon transfer by NMG of any services pursuant to the Servicing Agreement, Bank shall accept appointment as servicer with respect to such Services and shall be required to meet the SLAs applicable to Bank for such Services set forth in Schedule 7.3(a) (as such SLAs may be amended from time to time in accordance with this Agreement).  Upon the date of the foregoing transfer, NMG shall be released from any further obligation with respect to the performance of such Services.  In the event that customer service is transferred to Bank as a transferred Service in accordance with the Servicing Agreement and this Section 7.2(b), Bank shall continue to monitor the customer disputes in substantially the same manner as was monitored prior to such transfer.

(c)           Upon transfer of Services to Bank in accordance with Section 2.03(b) of the Servicing Agreement and Section 7.2(b), the amount payable to Servicer shall be adjusted as set forth in Section 2.03(b) of the Servicing Agreement in order to reflect the reduction of Services being performed by Servicer and the assumption of the performance of such Services by Bank, which transferred Services shall be performed at the sole cost and expense of the Bank.

(d)           Bank shall maintain records relating to its performance of the Services in accordance with the record retention policies set forth on Schedule 4.4(f). Records may be kept in either paper or electronic form. Bank shall retrieve, reproduce and deliver to NMG any records reasonably requested from time to time by NMG for the purpose of providing customer assistance or resolving customer disputes, and NMG shall compensate Bank on demand for the reasonable costs and expenses associated with such retrieval, reproduction and delivery.

(e)           Bank shall have the right to perform any portion of the Services through one or more subservicers; provided that (i) any subservicer that is not an Affiliate of Bank shall be subject to approval pursuant to Article III and (ii) Bank shall remain fully responsible to NMG for the portion of the Services performed by any subservicer(s) (including its Affiliates).  Notwithstanding the foregoing, to the extent Bank subcontracts or outsources to any third party any Services as of the date hereof, Bank may continue to subcontract or outsource such Services to such third party (and Bank shall be fully responsible for the performance of such subcontracted or outsourced Services).

(f)            Notwithstanding any arrangement whereby Bank provides any Services through an Affiliate (or third party as permitted under Section 7.2(e)), Bank shall remain obligated and liable to the NMG Companies for the provision of such Services without diminution of such obligation or liability by virtue of such arrangement.

7.3  Service Level Standards.

(a)           Bank shall perform the applicable Services in accordance with the SLAs set forth on Schedule 7.3(a).

(b)           Bank shall report to the NMG Companies monthly, in a mutually agreed upon format and on a calendar month basis, Bank’s performance under each of the SLAs set forth on Schedule 7.3(a).  If Bank fails to meet any SLA, Bank shall (i) immediately report to the Management Committee the reasons for the SLA failure(s); and (ii) promptly take any action reasonably necessary to correct and prevent recurrence of such failure(s).

(c)           With respect to any SLA set forth on Schedule 7.3(a), the provisions set forth in Schedule 7.3(c) shall apply.

(d)           Throughout the Term, Bank shall maintain a disaster recovery and business continuity plan with respect to its operations under the Program that complies with Applicable Law and is consistent with plans maintained for its Comparable Partner Programs. Bank shall be prepared to and have the ability to implement such plan if necessary.  Bank shall provide NMG with access to review such plan, which shall be considered Confidential Information, upon request.  Bank shall test the plan annually and shall promptly implement such plan upon the occurrence of a disaster or business interruption.  Bank shall be excused from its failure to meet any applicable SLAs that result directly from the failure of any of the NMG Systems.

7.4  Credit Systems.

(a)           Bank shall ensure that [***] identified features and functionality available on the Bank Systems on the Effective Date (including data gathering, interface capabilities with the NMG Companies’ Systems, Loyalty Program support and core systems/customer service functionality and [***] features and functionality set forth in Schedule 7.4(a)) shall remain available through the Term.

(b)           Bank shall provide and the Bank Systems shall support the Internet Services described in Section 4.8.  For the avoidance of doubt, Bank shall not be obligated to change Bank Systems to accommodate any third party Internet financing program created pursuant to Section 2.2(f).

(c)           Bank shall keep the same structure of Account numbers as was in existence on the Effective Date.

(d)           Pursuant to Section 4.3(a)(v), Bank shall provide training to NMG trainers who shall then train employees of NMG, its Subsidiaries and its Licensees who use the Bank Systems.

(e)           Neither Party shall make any change to any of its Systems that would render them incompatible in any way with the other Party’s or its Affiliates’ Systems or require the other Party or its Affiliates (or the Retail Merchants) to make any change to any of their Systems (including any POS terminals) or reduce or restrict interfacing or System feeds, in any such case without the prior approval of the Management Committee. Neither Party will make any material change to its Systems with respect to the Program without the prior approval of the Management Committee.

(f)            Bank shall maintain a disaster recovery and business continuity plan applicable to the Bank Systems operated in connection with the Program that complies with Applicable Law and is consistent with plans maintained for its Comparable Partner Programs.  Bank shall be prepared to and have the ability to implement such plan if necessary.  Bank shall provide NMG with access to review such plan, which shall be considered Confidential Information, upon request.  Bank shall test the plan annually and shall promptly implement such plan upon the occurrence of a disaster or business interruption.

7.5  Systems Interface; Technical Support.

(a)           Required Interfaces.

(i)            The NMG Companies and Bank shall maintain [***] System interfaces that exist between the NMG Companies and Bank immediately prior to the Effective Date and shall cooperate in good faith with each other in connection with any modifications to such interfaces as may be requested by either Party from time to time.

(ii)           Each of the NMG Companies and Bank agrees to maintain at its own expense its respective Systems interfaces so that the operation of the Systems as a whole is [***] no less functional than prior to the Effective Date.  Bank agrees to provide sufficient personnel to support the Systems interfaces required to be sustained among the NMG Companies and Bank.

(b)           Additional Interfaces; Interface Modifications.  [***] requests for new interfaces, modifications to existing interfaces and terminations of existing interfaces shall be presented to the Management Committee for approval.  Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify or terminate the existing interfaces, as applicable, on a timely basis.  Except as otherwise provided herein (including in Section 7.4), all costs and expenses with respect to any new interface or interface modification or termination shall be borne by the requesting Party unless otherwise determined by the Management Committee.  For the avoidance of doubt, Bank shall not be obligated to make any modifications to its Systems to facilitate an Internet financing product with a third Person as permitted pursuant to Section 2.2(f).

(c)           Secure Protocols.  The Parties shall use secure protocols for the transmission of data from Bank and its Affiliates, on the one hand, to NMG and its Affiliates, on the other hand, and vice versa.

7.6  Incentive-Based Compensation.

(a)           The NMG Companies shall use commercially reasonable efforts to ensure that the financial incentives and penalties that the NMG Companies use to reward the performance of their employees, their Affiliates and the third parties (e.g., subcontractors and outsourced service providers) that they use to perform any of their obligations under this Agreement, shall be consistent with and in support of the Parties’ commitment to comply with Applicable Laws. Without limiting the foregoing, in the event of a breach of Section 11.4(c) that is attributable to (i) an employee or agent of a NMG Company, (ii) an employee or agent of an Affiliate of a NMG Company, or (iii) a third party (e.g., subcontractor and outsourced service provider) that is used by a NMG Company to perform any of its obligations under this Agreement, such NMG Company shall use all commercially reasonable efforts (including terminating contractual arrangements with such breaching Person to the extent permitted under the terms of contracts then in effect) to terminate any Incentive-Based Compensation arrangements payable by such NMG Company to such breaching Person in compensation for any noncompliant sales, marketing or retention activities related to the products and services of the Program.

(b)           In the event of a breach of Section 11.5(c) that is attributable to (i) an employee or agent of Bank, (ii) an employee or agent of an Affiliate of Bank, or (iii) a third party (e.g., subcontractor and outsourced service provider) that is used by Bank to perform any of its obligations under this Agreement, Bank shall use all commercially reasonable efforts (including terminating contractual arrangements with such breaching Person to the extent permitted under the terms of contracts then in effect) to terminate any Incentive-Based Compensation arrangements payable by Bank to such breaching Person in compensation for any noncompliant sales, marketing or retention activities related to the products and services of the Program.

(c)           The NMG Companies or Bank, as applicable, shall consult with the other Party in connection with the requirements of Section 7.6(a) and 7.6(b), respectively.

(d)           For the avoidance of doubt, each Party shall have a right to verify the other Party’s compliance with Section 7.6(a) or 7.6(b), as applicable, pursuant to Article XII.

ARTICLE VIII

MERCHANT SERVICES

8.1  Transmittal and Authorization of NMG Charge Transaction Data.  NMG shall, and shall cause its Subsidiaries and Licensees (such Subsidiaries and Licensees, together with NMG, the “Retail Merchants”) to, accept the NMG Credit Cards or Non-Card Payment Plans for NMG Goods and Services.  The Retail Merchants shall transmit NMG Charge Transaction Data for authorization of NMG Transactions to Bank as provided in the Operating Procedures.  NMG Servicer, on Bank’s behalf, shall authorize or decline NMG Transactions on a real time basis as provided in the Operating Procedures, including transactions involving split-tender (i.e., a portion of the total transaction amount is billed to an NMG Credit Card or Non-Card Payment Plan and the remainder is paid through one or more other forms of payment), transactions over the phone, on-line or hand keyed, as applicable, or down-payments on NMG Goods and Services for later delivery.  If any Retail Merchant is unable to obtain authorizations for NMG Transactions for any reason, such Retail Merchant may complete such NMG Transactions without receipt of further authorization as provided in the Operating Procedures.

8.2  POS Terminals.  The Retail Merchants shall maintain POS terminals capable of processing NMG Credit Card, Non-Card Payment Plan and Account transactions as handled as of the Effective Date.  To the extent that the Retail Merchants are required to make changes to any POS terminal (including hardware and software) in order to process NMG Transactions and transmit NMG Charge Transaction Data under this Agreement as a result of any System conversion contemplated by Section 7.4 or any other change or modification to any Bank System or a new Bank System approved by the Management Committee (other than any such change necessitated solely as a result of an NMG System change approved as an NMG Matter), Bank shall pay the costs and expenses associated with such changes.

8.3  In-Store Payments.

(a)           The Retail Merchants may accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures, the Risk Management Policies and any procedures required under Applicable Law.  The Retail Merchants shall, as necessary, provide proper endorsements on such items.  If the Retail Merchants receive any In-Store Payments, NMG shall, directly or through its Affiliates, be deemed to hold such In-Store

Payments in trust for Bank until such Payments are either delivered to Bank or applied to reduce amounts payable by Bank to NMG pursuant to Section 8.4(b).  Bank hereby grants to each of the NMG Companies and the Retail Merchants a limited power of attorney (coupled with an interest) to sign and endorse Bank’s name upon any form of payment that may have been issued in Bank’s name in respect of any Account.  The NMG Companies and Bank shall jointly develop procedures in the Operating Procedures with respect to the manner in which such In-Store Payments shall be processed (it being understood that such procedures shall, subject to exceptions noted therein, provide for immediate credit toward the applicable open-to-buy limits of the respective Account upon receipt of an In-Store Payment).  The NMG Companies, on behalf of the Retail Merchants, shall notify Bank upon receipt of In-Store Payments and Bank shall include the NMG Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other NMG Charge Transaction Data.  The Retail Merchants shall issue receipts for such payments in compliance with Applicable Law.

(b)           In the event that NMG determines in good faith that, as a result of the effects of or requirements associated with any Change in Law (including additional expense or procedures imposed on NMG as a result of any such change), it is no longer advisable for the Retail Merchants to accept In-Store Payments, the Retail Merchants shall be entitled to cease accepting such In-Store Payments, provided that NMG, on behalf of the Retail Merchants, shall use commercially reasonable efforts to notify Bank in writing not less than [***] before such acceptance is discontinued.  Any discontinuation of such acceptance of In-Store Payments shall be applied to all Cardholders by all Retail Merchants.

8.4  Settlement Procedures.

(a)           NMG shall transmit NMG Charge Transaction Data to Bank in accordance with the Operating Procedures on each day on which such Retail Merchants are open for business, other than Sunday.  If NMG Charge Transaction Data is received by Bank’s processing center on or before 6:00 am (Central time) on any Business Day on which Bank is open for business, Bank shall process the NMG Charge Transaction Data and initiate a wire transfer of the payment in respect thereof before 1:00 pm (Central time) on the same Business Day.  If the NMG Charge Transaction Data is received after 6:00 am (Central time) on any day a Retail Merchant is open, or at any time on a day other than a Business Day, Bank shall process the NMG Charge Transaction Data for payment by 1:00 pm (Central time) on the following Business Day.

(b)           Bank shall remit to NMG, for itself and the Retail Merchants, an amount equal to (i) the total amount of charges identified in all NMG Charge Transaction Data not yet paid in accordance with Section 8.4(a) less (ii) the sum of (A) the total amount of any credits included in such NMG Charge Transaction Data, plus (B) the total amount of In-Store Payments (if any), plus (C) any amounts charged back to such Retail Merchants pursuant to Section 8.5.  The total amount of charges reflected in the NMG Charge Transaction Data shall include the amount of all Special Discounts such that upon daily settlement of such NMG Charge Transaction Data in accordance with this Section 8.4(b), Bank shall pay NMG the price of the NMG Goods and Services without giving effect to such discount(s).  NMG shall reimburse Bank for the amount of such discounts on a monthly basis as set forth in Section 8.4(c).

(c)           Not more than [***] after the end of each Program Month, NMG Servicer shall deliver or cause to be delivered to Bank a report for such preceding Program Month of all Special Discounts reflected in the NMG Charge Transaction Data and paid for by Bank in such preceding Program Month (and, in the case of NMG Charge Transaction Data for a credit to an Account, all reversals of Special Discounts reflected in the credits included in such NMG Charge Transaction Data).  The sum of (i) the net amount of Special Discounts paid by Bank with respect to such Special Discounts during such Program Month, as reflected on such report (after deducting any Special Discounts reversed in respect of NMG Goods and Services for which a credit was issued), plus (ii) an amount equal to the product of such net amount of Special Discounts and [***] shall be paid by NMG to Bank within [***] of such report.

(d)           NMG shall be responsible for allocating such remittances among the Retail Merchants as appropriate and Bank shall have no responsibility or liability in connection therewith (it being agreed that Bank has no obligation to accept NMG Charge Transaction Data directly from, or make remittances to, any person other than NMG).

8.5  Bank’s Right to Charge Back.  Bank shall have the right to charge back to NMG the amount of any Cardholder Indebtedness, including Cardholder Indebtedness incurred prior to the Effective Date, relating to NMG Charge Transaction Data if with respect to the related NMG Transaction:

(a)           The Cardholder refuses to pay the charge based on a dispute regarding the quality or delivery of NMG Goods and Services representing a valid defense to payment consistent with Applicable Law; provided that any such refusal constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of NMG, after consultation with Bank;

(b)           The Cardholder refuses to pay the charge based on a claim of unauthorized use of the NMG Credit Card at a Retail Merchant; provided that any such refusal constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of NMG, after consultation with Bank;

(c)           The charge was not for a bona fide sale or delivery of NMG Goods and Services by or through a NMG Channel;

(d)           The sales slip is a duplicate of a charge slip previously paid;

(e)           The price of NMG Goods and Services shown on the charge slip differs from the amount shown on the Cardholder’s copy of the sales slip;

(f)            The charge or Account arose from fraud of any employee or agent in a Retail Merchant;

(g)           NMG fails to provide Bank with a copy of the applicable sales slip;

(h)           NMG fails to provide Bank with a properly signed sales slip;

(i)            NMG fails to provide Bank with a copy of the applicable delivery invoice;

(j)            NMG fails to obtain proper identification from the Cardholder at the time of the Application;

(k)           NMG ships merchandise to a Cardholder at a previously unused address;

(l)            The charge or Account arose from fraud of any employee or agent in a NMG call center;

(m)          The charge or Account arose from the unauthorized removal of information from an NMG store or owned facility;

(n)           The charge or Account arose from the unauthorized removal of information from an NMG computer systems; or

(o)           NMG ships merchandise to a Cardholder after receiving the Cardholder’s request to cease such shipment.

8.6  Exercise of Chargeback.  If Bank exercises its right of chargeback, Bank may set off all amounts charged back against any sums due to the NMG Companies under this Agreement, or Bank may demand payment from NMG for the full amount of such chargeback.  In the event of a chargeback pursuant to this ARTICLE VIII, upon payment in full of the related amount by NMG, Bank shall immediately assign to NMG or the relevant Retail Merchant, without any representation, warranty or recourse, (i) all right to payments of amounts charged back in connection with such Cardholder charge, and (ii) any security interest granted by the NMG Companies under Section 19.1.  Bank shall cooperate fully in any effort by the NMG Companies to collect the chargeback amount, including by executing and delivering any document necessary or useful to such collection efforts.

8.7  No Merchant Acquirer/Processor Fees.  Bank shall directly process the NMG Transactions such that the Retail Merchants do not incur any merchant acquirer/processor or similar fees.

ARTICLE IX

PROGRAM ECONOMICS

9.1  NMG Compensation.

(a)           Payments.

(i)            Not later than 1:00 pm (Central time) on [***], Bank shall pay to NMG an amount equal to the amount set forth on Schedule 9.1(a)(i) with respect to the Accounts.

(ii)           Not later than 1:00 pm (Central time) on the [***] after the date on which the Monthly Settlement Sheet is due, Bank shall pay NMG the amounts determined in accordance with Schedule 9.1(a)(ii) with respect to the Accounts.

(iii)          Not later than 1:00 pm (Central time) on the [***] following the date on which the Year-End Settlement Sheet is due, each Party shall pay to the other Party the amounts required to be reflected on the Year-End Settlement Sheet.

(iv)          Such amounts shall be paid to NMG or Bank, as the case may be, regardless of whether any amounts are disputed by Bank or NMG. For the avoidance of doubt, any such payment shall not be deemed a waiver of, or in any other way limit, a Party’s right to pursue any dispute with respect to such payment in accordance with the terms of this Agreement and each of Bank or NMG may invoke the dispute resolution procedures set forth herein following payment of such amounts.

(b)           Form of Payment.  All payments pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated in writing by NMG or Bank, as the case may be, unless otherwise agreed upon by the Parties in writing.

(c)           Optional NMG Payments/MP Reductions. To provide additional time for the Parties to consider potential alternatives designed to avoid, mitigate or eliminate a RAM Condition or a [***], at any time (i) at NMG’s request, Bank shall provide, within ten (10) days after such request, its latest Risk Adjusted Margin forecast and (ii) in order to permit NMG to cause (A) an increase in the Risk Adjusted Margin and/or (B) a reduction of the Merchant Participation, in either case, in order to increase the Profit Sharing Post MP RAM and the Post MP RAM, within [***] of receiving Bank’s latest Risk Adjusted Margin forecast, NMG may commit to make monthly payments to Bank based upon the Risk Adjusted Margin forecast, or to have Bank withhold or reduce any portion of the Merchant Participation payments.  Simultaneous with any such commitment, (x) NMG shall classify the amounts to be paid by NMG as 9.1(c)(ii)(A) and/or the amounts NMG instructs Bank to withhold or reduce as 9.1(c)(ii)(B), with the clarification that the same dollar cannot be classified under both such categories, and (y) NMG shall inform Bank of the level to which NMG shall commit to increase Post MP RAM, and the number of months for which NMG commits to increasing Post MP RAM [***]. At the end of the period of the commitment, Bank will calculate the difference between the estimated payments made by NMG under this provision, or reduction in Merchant Participation payments under this provision, versus the difference between the Post MP RAM for such period and the level to which NMG has committed to increase Post MP RAM for such period, and Bank shall notify NMG of any shortfall or excess, which will be offset by a transfer of funds between the Parties in the following quarterly settlement.  For the avoidance of doubt, in no case shall the offset by transfer of funds from Bank to NMG for an excess payment be more than the amount paid by NMG to Bank (and / or reduced from Bank’s payments to NMG) pursuant to Section 9.1(c)(ii).  If NMG desires to extend its commitment [***] to increase Post MP RAM, then NMG shall notify Bank at least [***] in advance of the first day of the first impacted month.  At any time at which the [***] (calculated without including any payments or reductions made pursuant to this Section 9.1(c) as a reduction to Merchant Participation or an addition to Risk Adjusted Margin) is at least [***], Bank shall be obligated to accept such payment or reduction commitment referred to in clause (ii) above.  At any time at which the Rolling 3 Month Post MP RAM (calculated as stated in the immediately preceding sentence) is less than [***], the implementation of any such commitment shall be subject to Bank’s prior written approval, which approval shall be granted or withheld within [***] of receipt of such proposal and which approval shall not be unreasonably withheld by Bank.

9.2  Allocation of Compliance and Related Costs.

(a)           Commencing with the report relating to the Program Year beginning on the Effective Date (i.e., the report following completion of such Program Year), NMG shall include in its normal annual reporting package a certification of the Chief Financial Officer or Treasurer of the NMG Companies certifying as to (i) the amount of all Legal Change Costs that NMG has determined were incurred (or were deemed to have been incurred pursuant to this Section 9.2) in the Program Year as to which such annual reporting package relates and (ii) that the costs so incurred were incurred in accordance with the normal procurement and internal cost assessment practices of the NMG Companies.  [***].  Such reimbursement shall be payable annually in arrears as part of the annual settlement process pursuant to Article IX.  [***].

(b)           As used in this Section 9.2,  “Legal Change Costs” means, with respect to any month, the aggregate costs (including internal costs (including amounts charged by, and personnel costs related to, personnel performing Program-related functions and services (whether pursuant to this Agreement or the Servicing Agreement), but excluding allocation of corporate overhead not arising from such functions or services) incurred or deemed to be incurred by the NMG Companies or their Affiliates (whether pursuant to this agreement or in connection with their activities as Servicer pursuant to the Servicing Agreement) arising from the following:

[***].

(c)           For purposes of this Section 9.2, regardless of the timing of any cash payments made by the NMG Companies and their Affiliates in respect of Legal Change Costs, costs attributable to Legal Change Costs shall be deemed incurred as follows:

(i)            except for one-time costs referred to in clause (ii) or (iii) below, costs shall be deemed to be incurred when incurred as expenses in accordance with GAAP;

(ii)           one-time costs that are associated with information technology improvements, upgrades or modifications and/or hardware or software development or related costs and that are not required to be amortized or depreciated in accordance with GAAP nonetheless shall be deemed to be amortized on a straight line basis and incurred in monthly installments over a three year period or the remaining months in the Term, whichever is shorter; and

(iii)          one-time costs that are required to be amortized or depreciated in accordance with GAAP shall be deemed to be incurred in accordance with such depreciation or amortization schedule.

(d)           At the request of Bank on an annual basis, the NMG Companies shall discuss with the Management Committee the Legal Change Costs referenced in the certification most recently delivered pursuant to Section 9.2(a), including providing reasonable detail and documentation, and answering reasonable questions regarding the nature of such costs and the process pursuant to which such costs were incurred and calculated.

9.3  Dispute Resolution.  Any disputes regarding the amounts owed under this Agreement shall be resolved in accordance with Section 12.3.

ARTICLE X

INTELLECTUAL PROPERTY

10.1        The NMG Licensed Marks.

(a)           Grant of License to Use the NMG Licensed Marks.  Subject to the terms and conditions of this Agreement, NMG hereby grants to Bank a non-exclusive, royalty-free, non-transferable right and license to use the NMG Licensed Marks (i) with respect to the Program in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program and (ii) in connection with any sale permitted by this Agreement of the Accounts and Cardholder Indebtedness to third parties for liquidation.  All uses of the NMG Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by NMG to Bank from time to time (which NMG shall so deliver), including that (A) Bank shall not modify, change, alter, delete from or add to the NMG Licensed Marks, including but not limited to any change in text, graphics or color, without the written consent of NMG, (B)  Bank shall not use the NMG Licensed Marks together with any logos or trademarks of any other companies involved in the retail industry; and (C) Bank shall not use the NMG Licensed Marks in association with any other marks to form a new mark.  All uses of the NMG Licensed Marks shall require the prior written approval of NMG.  To the extent Bank delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, Bank may sublicense its rights in the NMG Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of the NMG Licensed Marks hereunder, including but not limited to securing prior written approval of NMG for all uses of the NMG Licensed Marks, and Bank shall remain liable for such Person’s failure to so comply.  Except as expressly set forth in this Section 10.1, the rights granted pursuant to this Section 10.1 are solely for use of Bank and may not be sublicensed without the prior written approval of NMG.

(b)           New NMG Marks.  If NMG or any of its Subsidiaries adopts a trademark, service mark or other source indicator that is a successor to an NMG Licensed Mark or that NMG has otherwise elected to use in connection with the Program but which is not listed on Schedule 1.1(h) hereto (a “New NMG Mark”), Bank may request that NMG add such New NMG Mark to Schedule 1.1(h) hereto and license its use hereunder; NMG shall not unreasonably fail to do so, and upon NMG’s written approval of the addition of such New NMG Mark, such New NMG Mark shall be deemed added to Schedule 1.1(h).

(c)           Termination of License.  Except to the extent otherwise provided in Section 17.5, the license granted in this Section 10.1 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 17.2 is exercised, the Program Purchase Date.  Upon termination of the license granted in this Section 10.1, all rights in the NMG Licensed Marks granted hereunder shall revert to NMG and Bank shall: (i) discontinue immediately all use of the NMG Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) destroy all unused NMG Credit Cards, Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the NMG Licensed Marks; provided that if the purchase option under Section 17.2 is exercised, at NMG’s election, such items shall constitute Program Assets and will be transferred and delivered to NMG or its Nominated Purchaser pursuant to Section 17.2.

(d)           Ownership of the NMG Licensed Marks.  Bank acknowledges that (i) the NMG Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of NMG, (ii) it shall take no action which shall adversely affect NMG’s exclusive ownership of the NMG Licensed Marks, or the goodwill associated with the NMG Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts as required by Applicable Law do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and (iii) any and all goodwill arising from use of the NMG Licensed Marks by Bank shall inure to the benefit of NMG.  Nothing herein shall give Bank any proprietary interest in or to the NMG Licensed Marks, except the right to use the NMG Licensed Marks in accordance with this Agreement, and Bank shall not contest NMG’s title in and to the NMG Licensed Marks.

(e)           Infringement by Third Parties.  Bank shall use reasonable efforts to notify NMG, in writing, promptly upon acquiring Knowledge of any infringing use of any of the NMG Licensed Marks by any third party.  If any of the NMG Licensed Marks is infringed, NMG alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if NMG fails to take reasonable steps to prevent infringement of the NMG Licensed Marks and such infringement has an adverse effect upon the Program or the rights of Bank hereunder, Bank may request that NMG take action necessary to alleviate such adverse impact.  Bank shall reasonably cooperate with and assist NMG, at NMG’s expense, in the prosecution of those actions that NMG determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the NMG Licensed Marks.

10.2        The Bank Licensed Marks.

(a)           Grant of License to Use the Bank Licensed Marks.  Subject to the terms and conditions of this Agreement, Bank hereby grants to the NMG Companies a non-exclusive, royalty-free, non-transferable right and license to use the Bank Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program.  All uses of the Bank Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by Bank to NMG from time to time (which Bank shall so deliver), including that (i) NMG shall not modify, change, alter, delete from or add to the Bank Licensed Marks, including but not limited to any change in text, graphics or color, without the written consent of Bank, (B) NMG shall not use the Bank Licensed Marks together with any logos or trademarks of any other companies involved in the financial services industry; and (C) NMG shall not use the Bank Licensed Marks in association with any other marks to form a new mark.  All uses of the Bank Licensed Marks shall require the prior written approval of Bank.  To the extent the NMG Companies delegate any of their rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, the NMG Companies may sublicense their rights in the Bank Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of the Bank Licensed Marks hereunder, including but not limited to securing prior written approval of Bank for all uses of Bank Licensed Marks, and the NMG Companies shall remain liable for such Person’s failure to so comply.  Except as expressly set forth in this Section 10.2, the rights granted pursuant to this Section 10.2 are solely for use of the NMG Companies and may not be sublicensed without the prior written approval of Bank.

(b)           New Bank Marks.  If Bank adopts a trademark, service mark or other source indicator that is not listed on Schedule 1.1(b) hereto (for purposes of this Section 10.2, a “New Bank Mark”), NMG may request that Bank add such New Bank Mark to Schedule 1.1(b) hereto and license its use hereunder; Bank shall not unreasonably fail to do so, and upon Bank’s written approval of the addition of such New Bank Mark, such New Bank Mark shall be deemed added to Schedule 1.1(b).

(c)           Termination of License.  The license granted in this Section 10.2 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 17.2 is exercised, six (6) months after the Program Purchase Date.  Upon the termination of the license granted in this Section 10.2, all rights in the Bank Licensed Marks granted hereunder shall revert to Bank and the NMG Companies shall: (i) discontinue immediately all use of the Bank Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) destroy all unused NMG Credit Cards, Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items, in each case, bearing any of the Bank Licensed Marks.

(d)           Ownership of the Bank Licensed Marks.  Each of the NMG Companies acknowledges that (i) the Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, (ii) it shall take no action which shall adversely affect Bank’s exclusive ownership of the Bank Licensed Marks or the goodwill associated with the Bank Licensed Marks, and (iii) any and all goodwill arising from use of the Bank Licensed Marks by the NMG Companies shall inure to the benefit of Bank.  Nothing herein shall give the NMG Companies any proprietary interest in or to the Bank Licensed Marks, except the right to use the Bank Licensed Marks in accordance with this Agreement, and the NMG Companies shall not contest Bank’s title in and to the Bank Licensed Marks.

(e)           Infringement by Third Parties.  Each of the NMG Companies shall use reasonable efforts to notify Bank, in writing, promptly upon acquiring Knowledge of any infringing use of any of the Bank Licensed Marks by any third party.  If any of the Bank Licensed Marks is infringed, Bank alone has the right, in its sole discretion, to take whatever action deemed necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of the Bank Licensed Marks and such infringement has an adverse effect upon the Program or the rights of the NMG Companies hereunder, the NMG Companies may request that Bank take action necessary to alleviate such adverse impact.  The NMG Companies shall reasonably cooperate with and assist Bank, at Bank’s expense, in the prosecution of those actions that Bank determines, in their sole discretion, are necessary or desirable to prevent the infringing use of any of the Bank Licensed Marks.

10.3        Intellectual Property.

(a)           Independently-Owned Intellectual Property.   Each Party shall continue to own all of its Intellectual Property that existed as of the Effective Date.  Each Party also shall own all right, title and interest in the Intellectual Property it develops or creates independently of the other Party during the Term.

(b)           Joint Intellectual Property.  Each Party shall have the right to use, license and otherwise exploit jointly owned Intellectual Property without any restriction or obligation to account to the other Party; provided, however, that no such jointly owned Intellectual Property shall be used by Bank in connection with any Comparable Partner Program or Competing Retail Program without the prior written consent of NMG.  Patents and patentable inventions shall be deemed to be owned jointly, as between the Parties, only if the respective personnel of each Party are deemed co-inventors under the patent law, and (ii) software and other works of authorship and associated copyrights shall be deemed to be jointly owned only if the Parties are deemed co-authors or co-owners of such software or other work of authorship under the copyright law.  Any other Intellectual Property developed by a substantially equal investment of time, human, intellectual and financial resources by each Party during the Term of this Agreement shall be owned jointly by the Parties.  By way of example and not of limitation, a Party shall not be a joint owner of any such Intellectual Property if its contribution thereto consists solely of data, unless that is the only contribution of the other Party.  Otherwise, all patents, patentable inventions, software, other works of authorship and related copyrights and all other Intellectual Property (and any improvements thereto) shall be deemed to be owned solely by one Party.  Thus, to the extent that a work created by one Party is based on or incorporates Intellectual Property of the other Party, but the Parties are not joint owners as set forth above, then one Party shall be the sole owner of the Intellectual Property in the underlying work and the other Party shall be the sole owner of the Intellectual Property in the new work.  Any information or data provided by or on behalf of one Party to the other Party remains, as between the Parties, the sole property of the providing Party, and if applicable, shall be considered “Confidential Information” under Section 13.1.  Any Intellectual Property, systems or networks of a Party used to process, store or analyze information or data of the other Party remain, as between the Parties, the sole property of the first Party.

(c)           During and after the Term of this Agreement, each Party may use, license or otherwise exploit (or permit others to do so) any jointly owned Intellectual Property referenced herein solely at its own risk.

ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1        General Representations and Warranties of NMG.  NMG makes the following representations and warranties to Bank as of the Effective Date:

(a)           Corporate Existence.  Each NMG Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-

compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the NMG Companies’ ability to perform their obligations hereunder; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the NMG Companies, the Program, the Accounts, Cardholder Indebtedness or the NMG Companies’ ability to perform their obligations under this Agreement.

(b)           Capacity; Authorization; Validity.  Each NMG Company has all necessary corporate power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of such NMG Company hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by such NMG Company pursuant hereto.  The execution and delivery by the NMG Companies of this Agreement and all documents, instruments and agreements executed and delivered by the NMG Companies pursuant hereto, and the consummation by the NMG Companies of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate actions of the NMG Companies.  This Agreement (i) has been duly executed and delivered by the NMG Companies, (ii) constitutes the valid and legally binding obligation of the NMG Companies, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c)           Conflicts; Defaults; Etc.  Subject to receipt of any licenses and qualifications required for NMG to perform its servicing obligations under the Servicing Agreement, the execution, delivery and performance of this Agreement by each of the NMG Companies, their compliance with the terms hereof, and consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which NMG or any of its Subsidiaries is a party or by which they are bound, or to which any of the assets of NMG or any of its Subsidiaries are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of the NMG Companies; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to the NMG Companies; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which any NMG Company is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the NMG Companies, the Program, the Accounts, Cardholder Indebtedness or the NMG Companies’ ability to perform their obligations under this Agreement.

(d)           No Litigation.  No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of NMG, threatened against NMG or any of its Subsidiaries, at law, in equity or otherwise, by or before any Governmental Authority, to which NMG or any of its Subsidiaries is a party, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the NMG Companies, the Program, the Accounts, Cardholder Indebtedness or the NMG Companies’ ability to perform their obligations under this Agreement.

(e)           Compliance with Laws.  Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program or the ability of the NMG Companies to perform their obligations under this Agreement, the NMG Companies are in compliance with all requirements of Applicable Law relating to the Credit Card Business and neither of the NMG Companies nor any of their Affiliates is subject to any order, directive or restriction of any kind issued by any Governmental Authority that restricts in any respect its ability to perform its obligations under the Program.

(f)            Servicing Qualifications.  NMG is or will be at the Effective Date licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of NMG to perform its obligations under this Agreement.

(g)           Books and Records.  All books and records of the NMG Companies related to the Credit Card Business have been maintained accurately and in accordance with all requirements of Applicable Law applicable to the NMG Companies and the Credit Card Business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a material adverse effect on the ability of the NMG Companies to perform their obligations under this Agreement.

(h)           Insurance.  The NMG Companies maintain insurance policies with respect to their properties under such terms and conditions as are (i) commercially reasonable and available from time to time and (ii) customary for similarly situated Persons engaged in similar business, except in each case for insurance which a failure to maintain would not reasonable be expected to have a material adverse effect on the ability of the NMG Companies to perform their obligations under this Agreement.

(i)            The NMG Licensed Marks.  NMG has the right, power and authority to grant the rights to use the NMG Licensed Marks expressly granted herein.

11.2        General Representations and Warranties of Bank. Bank hereby makes the following representations and warranties to the NMG Companies as of the Effective Date:

(a)           Corporate Existence.  Bank: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of the its business or the activities in which it is engaged, or proposes to engage pursuant to this Agreement, makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement.  Bank has all necessary licenses, permits, consents or approvals from or by, and have made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of their businesses and the Credit Card Business pursuant to this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Bank the Program, the Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement.

(b)           Capacity; Authorization; Validity.  Bank has all necessary corporate or similar power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of Bank hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Bank pursuant hereto.  The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of Bank.  This Agreement (i) has been duly executed and delivered by Bank, (ii) constitutes the valid and legally binding obligation of Bank, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c)           Conflicts; Defaults; Etc.  The execution, delivery and performance of this Agreement by Bank, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which Bank or any of its Affiliates is a Party or by which they are bound, or to which any of the assets of Bank or any of its Affiliates are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of Bank; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to Bank; (iv) require the consent or approval of any other Party to any contract, instrument or commitment to which Bank is a Party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or the ability of Bank to perform its obligations under this Agreement.

(d)           No Litigation.  No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of Bank, threatened against Bank or any of its Affiliates, at law, in equity or otherwise, by or before any Governmental Authority, to which Bank or any of its Affiliates is a Party, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon Bank, the Program, the Accounts, Cardholder Indebtedness or the ability of Bank to perform its obligations under this Agreement.

(e)           Compliance with Laws.

(i)            Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program or the ability of Bank to perform its obligations under this Agreement,

(A)                               Bank is in compliance with all requirements of Applicable Law relating to their Credit Card business; and

(B)                               Neither Bank nor any of their Affiliates is subject to any capital plan or supervisory agreement, cease-and-desist or similar order or directive or memorandum of understanding between it and any Governmental Authority or issued by any Governmental Authority, nor has any of them adopted any board resolutions at the request of any Governmental Authority.

(ii)           Neither Bank nor any of its Affiliates is subject to any order, directive or restriction of any kind issued by any Governmental Authority that restricts in any respect its operation of its Credit Card business; and Bank is not aware of any fact or circumstance that would in any way delay or impede its ability to perform its obligations under the Program.

(f)            Servicing Qualifications.  Bank is licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Bank to perform its obligations under this Agreement.  Bank has all necessary facilities, equipment, supplies and such other resources as are reasonably necessary to provide any Services required to be provided by it pursuant to Section 7.2.

(g)           Bank Licensed Marks.  Bank has the right, power and authority to grant the rights to use the Bank Licensed Marks expressly granted herein.

(h)           Books and Records.  All books and records of Bank and its Affiliates related to their Credit Card business have been maintained accurately and in accordance with all requirements of Applicable Law applicable to Bank and its Credit Card business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a material adverse effect on the ability of Bank to perform its obligations under this Agreement.

(i)            Insurance.  Bank maintains insurance policies with respect to its properties under such terms and conditions as are (i) commercially reasonable and available from time to time and (ii) customary for similarly situated Persons engaged in similar business, except in each case for insurance which a failure to maintain would not reasonable be expected to have a material adverse effect on the ability of Bank to perform its obligations under this Agreement.

11.3        No other Representations or Warranties.  Except as expressly set forth in Sections 11.1 and 11.2, neither Bank nor NMG has made or makes any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Credit Card Business, the Program, Bank or the NMG Companies, or as to any other matter whatsoever.

11.4        General Covenants of the NMG Companies.

(a)           Litigation.  Each of the NMG Companies promptly shall notify Bank in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or the NMG Companies’ ability to perform their obligations hereunder.

(b)           Reports and Notices.  Each of the NMG Companies shall provide Bank with a facsimile notice specifying the nature of any NMG Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute an NMG Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts, Cardholder Indebtedness or the NMG Companies’ ability to perform their obligations pursuant to this Agreement.  Notices pursuant to this Section 11.4(b) relating to NMG Events of Default shall be provided within two (2) Business Days after any of the NMG Companies has Knowledge of the existence of such default.  Notices relating to all other events or developments described in this Section 11.4(b) shall be provided (i) promptly after any of the NMG Companies has Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances.  Any notice provided under this Section shall be confirmed in writing to Bank within [***] after the transmission of the initial notice.

(c)           Applicable Law/Operating Procedures.  The NMG Companies shall, and shall cause their Affiliates and third parties (e.g., subcontractors and outsourced service providers) that they use to perform any of their obligations under this Agreement to, comply with this Section 11.4(c) at all times during the Term:

(i)            Such Persons shall comply in all material respects with Applicable Law affecting their obligations under this Agreement and the Operating Procedures. The Parties acknowledge and agree that Bank shall be obligated to inform the NMG Companies in writing of any changes in Applicable Law affecting such obligations that are adopted or implemented following the Effective Date.

(ii)           Such Persons shall comply with the Program Policies and Procedures.  The Parties acknowledge and agree that Bank shall have the right to review and approve all Program Policies and Procedures, and Bank shall be responsible for ensuring that the Program Policies and

Procedures are sufficient to comply with Applicable Laws.  The Parties further acknowledge and agree that the policies and procedures of the Program in effect on the Effective Date, which are listed on Schedule 11.4(c)(ii), are appropriately designed to ensure the NMG Companies’ compliance with Applicable Laws in effect on the Effective Date.  In the event that Bank should reasonably determine that a change to the Program Policies and Procedures (including by adopting a new policy or procedure as a component of the Program Policies and Procedures) is necessary to comply with Applicable Laws, then prior to requiring such NMG Company to make such change, Bank shall inform such NMG Company in writing that a change in Applicable Laws has necessitated implementing such change, and the Management Committee shall meet to discuss such change whereupon Bank shall present its legal and business rationale for such change.  Promptly following such discussion, Bank and the NMG Companies shall cooperate to amend the Program Policies and Procedures (including by adopting any such new policies and procedures as may be required by Applicable Law), which amendments shall be submitted to Bank for review.  Bank shall have fourteen (14) days from its receipt of such amended Program Policies and Procedures to either approve or object to, in writing, such amended Program Policies and Procedures.  If Bank objects to such amended Program Policies and Procedures, the notice delivered by Bank pursuant to the immediately preceding sentence shall describe what further changes are necessary in order for such policies and procedures to comply with Applicable Laws, and such NMG Company shall promptly follow the procedures set forth in this Section 11.4(c)(ii) for amending and resubmitting such Program Policies and Procedures to Bank for its approval or objection.  If Bank does not notify such NMG Company of whether it approves or objects to such amended Program Policies and Procedures within such thirty (30) day period, then such amended Program Policies and Procedures (including any new policies and procedures proposed to constitute a component thereof) shall be deemed to be appropriately designed to ensure compliance with Applicable Laws.  Any disputes as to any proposed provisions of the Program Policies and Procedures shall be submitted to the Management Committee for resolution. Promptly following the approval of any change to the Program Policies and Procedures (including the adoption of any new policies and procedures pursuant to the foregoing provisions), the Parties shall promptly cause Schedule 11.4(c)(ii) to be amended to reflect such, and the Parties agree that any such amendment to Schedule 11.4(c)(ii) in compliance with the foregoing shall not constitute an amendment to this Agreement.

NMG shall, and shall cause its Affiliates and shall use commercially reasonable efforts to cause the unaffiliated third parties (e.g., subcontractors and outsourced service providers) that they use to perform any of its obligations under this Agreement to, (A) maintain reasonable evidence (including training materials) of its compliance with the provisions of this Section 11.4(c) and (B) cooperate with Bank with respect to Bank’s efforts to comply with Applicable Laws.

(d)           Servicing Qualifications.  NMG shall at all times during the Term remain licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of NMG to perform its obligations under this Agreement.

(e)           Disputes with Cardholders.  The NMG Companies shall cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

(f)            Financial Statements.  If at any time during the Term, NMG does not publicly file periodic reports with the Securities and Exchange Commission, NMG shall provide to Bank (i) its audited consolidated annual financial statements within [***] of the end of each Fiscal Year, and (ii) its unaudited consolidated quarterly financial statements within [***] of the end of each Fiscal Quarter.  Such statements shall include the consolidated balance sheet, income statement and statement of cash flows and financial position, all prepared in accordance with GAAP applied on a consistent basis (except for normal year-end adjustments and the absence of footnotes on the quarterly statements).

(g)           Books and Records.  NMG shall keep, in English, adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of NMG’s financial transactions relating to the Program, are made in accordance with GAAP and the requirements of this Agreement.  NMG shall, in English, keep adequate records and books of account with respect to its activities in connection with the Program, and adequate books and records with respect to the performance of its services and/or obligations under this Agreement, in each case, in which proper entries reflecting all of NMG’s financial transactions are made in accordance with GAAP.

(h)           Program Support.  NMG shall not take any action that Bank reasonably concludes is materially inconsistent with the Program Objectives or otherwise materially adversely affects the Program or Bank’s private label Credit Card business.

(i)            Adequate Internal Controls.  The NMG Companies shall maintain enterprise governance practices pertaining to, and reasonable and appropriate internal controls over (including the performance of audits and monitoring activities) (i) the material services provided by any NMG Company, and each third party (e.g., subcontractor or outsourced service provider), including an Affiliate of such NMG Company, used by such NMG Company to perform any of the material obligations to be performed by such NMG Company under this Agreement, and (ii) the responsibilities and obligations of any Person referred to in the immediately preceding clause (i) arising, in each case, pursuant to this Agreement. Bank acknowledges and agrees that the policies and procedures listed on Schedule 11.4(c)(ii) constitute the foregoing controls in effect as of the Effective Date, and Bank acknowledges and agrees that such controls satisfy all of the provisions of this Section as of the Effective Date.  Without limiting the generality of the foregoing, (i) with respect to each contract entered into by a NMG Company and any such third party prior to the Effective Date, such NMG Company shall use commercially reasonable efforts, including enforcing any provisions set forth in such contract, to cause such third party to take, or refrain from taking, such actions, and (ii) with respect to any contract entered into by a NMG Company with any such third party after the Effective Date, including a renewal or an amendment of any contract referred to in the immediately preceding sentence, such NMG Company shall use commercially reasonable efforts to ensure that each such contract contains provisions (A) that are consistent with the provisions of this Agreement, and (B) that permit such NMG Company to enforce the provisions referred to in the immediately preceding clause (A).

(j)                                    Additional Training.

(i)                                     In addition to any other training required pursuant to this Agreement, Bank, in its sole discretion and at its sole expense, may prepare and provide the NMG Companies with training materials (which may include web-based training materials) relevant to compliance with Applicable Law and the Program Policies and Procedures, in each case, in connection with the provision of any services provided by any NMG Company to Bank pursuant to this Agreement.  At the written request of Bank, the NMG Companies shall cause each of their employees and agents, and each of the employees and agents of their Affiliates, and shall use their commercially reasonable efforts to cause the employees and agents of each of the third parties (e.g., subcontractors and outsourced service providers) that they use to perform any of their obligations under this Agreement to undertake such portions of such training as is relevant for the servicing activities engaged in by such employees and agents.  In addition, Bank shall provide the NMG Companies with such updated training materials as Bank deems appropriate, and the NMG Companies shall promptly cause each Person who is required to receive such training to undertake such additional training.

(ii)                                  The NMG Companies shall not provide their employees and agents, and the employees and agents of their Affiliates and the third parties (e.g., subcontractors and outsourced service providers) that they use to perform any of their obligations under this Agreement, with any training materials relevant to compliance with Applicable Law, and Bank’s policies and procedures related to compliance with Applicable Law, in each case, in connection with any services provided by any NMG Company pursuant to this Agreement, that have not received the prior written approval of Bank.

(k)                                 Information Protection, Business Continuity and Disaster Recovery Plan.  Throughout the Term, the NMG Companies shall maintain an information protection, business continuity and disaster recovery plan in accordance with Schedule 11.4(k).

(l)                                     NMG Companies Insurance.  Throughout the Term, the NMG Companies shall maintain, at their own cost and expense, insurance coverage covering the facilities and activities affecting the Program of types and amounts reasonably acceptable to Bank in light of insurance coverage types and amounts maintained by similarly situated competitors of the NMG Companies.  Such insurance shall include the following coverages: (i) Statutory workers’

compensation covering all state and local requirements where the Company has operations; (ii) Commercial general liability, including coverage for completed operations, products liability and contractual obligations; (iii) Media and Advertising Professional liability for errors and omissions providing coverage for a period of at least one (1) year following completion of the Services.  The NMG Companies agree that, promptly following the Effective Date, Bank will be made an additional insured for any personal and advertising injury arising solely out of the activities of the NMG Companies. Bank acknowledges and agrees that the insurance policies listed on Schedule 11.4(l) hereof (and any successor policies of at least the same coverage amounts) are acceptable to Bank in light of Bank’s experience with similarly situated retailers as fully satisfying the NMG Companies’ obligations pursuant to this Section 11.4(l) as of the Effective Date.  In the event that Bank determines that the NMG Companies are required to maintain addition insurance coverage under Applicable Law, then prior to requiring an NMG Company to make such change, Bank shall inform such NMG Company in writing that a change in Applicable Laws has necessitated implementing such change, and the Management Committee shall meet to discuss such change whereupon Bank shall present its legal and business rationale for such change.  Any disputes as to any proposed addition to such insurance coverages shall be submitted to the Management Committee for resolution.  Promptly following the approval of any addition to such insurance coverages, the Parties shall promptly cause Schedule 11.4(l) to be amended to reflect such additions, and the Parties agree that any such amendment to Schedule 11.4(l) shall not constitute an amendment to this Agreement.  The Parties understand and agree that any incremental costs resulting from any additional insurance coverages required to be maintained by the NMG Companies pursuant to this Section 11.4(l) shall constitute Legal Change Costs.

(m)                             Program Loyalty Program. The NMG Companies shall provide such information about the Program Loyalty Program, including information reasonably available to the NMG Companies relating to rewards administration and rewards fulfillment, that Bank may reasonably request from time to time in order to meet Bank’s legal requirements under Applicable Laws.

(n)                                 Relationship Between Servicing Obligations and Other Obligations under this Agreement.   The Parties acknowledge and agree that the Parties intend that the servicing relationship between NMG and Bank, and NMG’s obligations as servicer, in each case arising pursuant to the Servicing Agreement, shall be governed primarily pursuant to the Servicing Agreement.  Accordingly, except as expressly set forth herein, to the extent that any action or omission of NMG is subject to a covenant, representation or other provision in both the Servicing Agreement and this Program Agreement, then the Servicing Agreement, and not this Agreement, shall govern such action or omission of NMG in connection with its performance of the Services (as defined in the Servicing Agreement) and NMG’s other obligations as servicer, such that Bank shall not have duplicate or multiple remedies pursuant to both the Servicing Agreement and this Agreement with respect to a single action or omission by NMG.

11.5                        General Covenants of Bank

(a)                                 Litigation.  Bank shall notify NMG in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or Bank’s ability to perform its obligations hereunder.

(b)                                 Reports and Notices.  Bank shall provide NMG with a facsimile notice specifying the nature of any Bank Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts or Bank’s ability to perform its obligations pursuant to this Agreement.  Notice pursuant to this Section 11.5(b) relating to Bank Events of Default shall be provided within [***] after Bank has Knowledge of the existence of such default.  Notices relating to all other events or developments described in this Section 11.5(b) shall be provided (i) promptly after Bank obtains Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances.  Any notice produced under this section shall be confirmed in writing to NMG within [***] after transmission of the initial notice.

(c)                                  Applicable Law/Operating Procedures.  Bank shall, and shall cause each of its Affiliates and third parties (e.g., subcontractors and outsourced service providers) that it uses to perform any of its obligations under this Agreement to ,  at all times during the Term

(i)                                     comply in all material respects with Applicable Law affecting its obligations under this Agreement and the Operating Procedures;

(ii)                                  inform the NMG Companies in writing of any changes in Applicable Law affecting the NMG Companies’ obligations that are adopted or implemented following the Effective Date;

(iii)                               maintain commercially reasonable policies and procedures to ensure compliance with Applicable Law; and ensure that the policies and procedures of the Program are sufficient to comply with Applicable Laws;

(iv)                              perform all of its obligations in a manner that complies with all of such policies and procedures; and

(v)                                 maintain a federal bank charter and continue its existence as a bank under the laws of the United States.

Bank shall, and shall cause its Affiliates and shall use commercially reasonable efforts to cause the unaffiliated third parties (e.g., subcontractors and outsourced service providers) that they use to perform any of its obligations under this Agreement to, (A) maintain reasonable evidence (including training materials) of its compliance with the provisions of this Section 11.5(c) and (B) cooperate with the NMG Companies with respect to their efforts to comply with Applicable Laws.

(d)                                 Books and Records.  Bank shall keep, in English, adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of the financial transactions relating to the Program, are made in accordance with GAAP and the requirements of this Agreement.  Bank shall keep, in English,  adequate records and books of account with respect to its activities in connection with the Program, and adequate books and records with respect to the performance of its services and/or obligations under this Agreement, in each case, in which proper entries reflecting all of the financial transactions are made in accordance with GAAP.

(e)                                  Servicing Qualifications.  Bank shall at all times during the Term remain licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Bank to perform its obligations under this Agreement.  Bank shall at all times during the Term maintain the necessary facilities, equipment, supplies and such other resources in good working order as are reasonably necessary to provide any Services required to be provided by it pursuant to Section 7.2 in accordance with the SLAs set forth in Schedule 7.3(a).

(f)                                   Program Support.  Bank shall not take any action that NMG reasonably concludes is materially inconsistent with the Program Objectives or otherwise materially adversely affects the Program or NMG’s retail business or relations with its customers in any material respect.

(g)                                  Disputes with Cardholders.  Bank shall cooperate with the NMG Companies in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

(h)                                 Adequate Internal Controls.  Bank shall maintain enterprise governance practices pertaining to, and reasonable and appropriate internal controls over (including the performance of audits and monitoring activities) (i) the material services provided by and the material obligations of Bank, and each third party (e.g., subcontractor or outsourced service provider), including an Affiliate of Bank, used by Bank to perform any of the material obligations to be performed by Bank under this Agreement, and (ii) the responsibilities and obligations of any Person referred to in the immediately preceding clause (i) arising, in each case, pursuant to this Agreement.

(i)                                     Information Protection, Business Continuity and Disaster Recovery Plan.  Throughout the Term, Bank shall maintain an information protection, business continuity and disaster recovery plan in accordance with Schedule 11.4(k)

(j)                                    Insurance. Throughout the Term, Bank shall maintain, at its own cost and expense, insurance coverage covering the facilities and activities of Bank and its Affiliates affecting the Program as are customary in the industry and adequate to ensure against the risks posed by Bank’s and its Affiliates activities in connection with the Program.

ARTICLE XII

ACCESS, AUDIT AND DISPUTE RESOLUTION

12.1                        Access Rights.  Each Party shall, and shall cause its Affiliates that it uses to perform any of its obligations under this Agreement, and shall use commercially reasonable efforts to cause unaffiliated third parties (e.g. subcontractors and outsourced service providers) that it uses to perform any of its obligations under this Agreement (together with such Party, the “Reviewed Party”) to, permit the other Party and its representatives, including internal audit staff and external representatives, and any Governmental Authorities that have jurisdiction over such other Party (collectively, the “Reviewing Party”), in each case, to (i) visit the Reviewed Party’s facilities, (ii) have access to the Reviewed Party’s employees, and (iii) have access to the Reviewed Party’s books and records, and applications, in each case, related to the Program during normal business hours with reasonable advance notice.  The Reviewing Party shall employ such reasonable procedures and methods as are necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the Reviewed Party’s normal business operations.  The Reviewed Party shall use commercially reasonable efforts to facilitate the Reviewing Party’s review, including making reasonably available such personnel of the Reviewed Party to assist the Reviewing Party as reasonably requested.  The Reviewed Party shall also permit the Reviewing Party to review (during normal business hours) and obtain copies of the books and records relating to the Program; provided that neither Party shall be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets, management reviews or employee records, (d) such records relate to other customers of, or credit programs operated by, Bank or the NMG Companies (except as may be necessary or appropriate in connection with any consideration of the terms and conditions of Comparable Partner Programs and Competing Retail Programs as contemplated by this Agreement to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party) or (e) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.

12.2        Audit Rights. Each Party shall, and shall cause its Affiliates that it uses to perform any of its obligations under this Agreement, and shall use commercially reasonable efforts to cause its subcontractors and other service providers (together with such Party, the “Audited Party”) to, permit:

(a)                                 the Auditing Party (other than any Governmental Authorities that have jurisdiction over the Auditing Party), (i) upon thirty (30) days’ prior notice, except pursuant to clause (ii) or (iii), no more frequently than twice a calendar year, (ii) upon five (5) days’ prior notice, if there a material breach of this Agreement by an Audited Party, or (iii) upon five (5) days prior notice, upon the occurrence of an event which the Auditing Party reasonably believes could have a materially adverse effect on the Audited Party’s performance of its obligations under this Agreement; and

(b)                                 the Governmental Authorities that have jurisdiction over the Auditing Party, upon such amount of prior notice as is permitted by such Governmental Authorities.

in each case, to conduct an audit of the Audited Party’s financial and operational records that are under the control and/or direction of the Audited Party and relate to the Program.  Prior to the commencement of any audit pursuant to this Section 12.2, the Auditing Party shall, inform the Audited Party in writing of the reasonable protocol for conducting such audit and to the scope of such audit, and the Auditing Party and the Audited Party shall work in good faith to mutually agree on such protocol and scope.  For the avoidance of doubt, any incremental audit costs resulting from any additional audits by Bank or from the expansion of its audit scope and protocols in any respect beyond those in effect prior to the Effective Date shall be deemed to be Legal Change Costs.  To assist the efforts of the Auditing Party in connection with any audit conducted pursuant to this Section 12.2, the Audited Party shall, if required by the Auditing Party, in its sole discretion, provide the Auditing Party with the results of any internal audits conducted by the Audited Party.  Such audit shall be conducted during normal business hours in accordance with GAAP and the Auditing Party shall employ such reasonable procedures and methods as are necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the Audited Party’s normal business operations.  The Audited Party shall use commercially reasonable efforts to facilitate the Auditing Party’s review, including making reasonably available such personnel of the Audited Party to assist the Auditing Party and its representatives as reasonably requested.  The Audited Party shall deliver any document or instrument necessary for the Auditing Party to obtain such records from any Person maintaining records for the Audited Party and shall maintain records pursuant to its regular record retention policies.  For purposes of this provision, the Audited Party also shall be required to provide records relating to the Program held by Persons performing services in connection with the Program at the Auditing Party’s request.  Notwithstanding the generality of the foregoing, the Audited Party shall not be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets, management reviews or employee records, (d) such records relate to other customers of, or credit programs operated by, Bank or the NMG Companies (except as may be necessary or appropriate in connection with any consideration of the terms and conditions of Comparable Partner Programs and Competing Retail Programs as contemplated by this Agreement to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party) or (e) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.

12.3        Accounting Dispute Resolution.  Any dispute with respect to amounts of $1 million or less due or payable under this Agreement or other calculations hereunder of amounts of $1 million or less between the Parties arising out of or relating to this Agreement shall be resolved as provided in this Section 12.3.  The Parties agree to attempt in good faith to resolve any such disputes.  Except with respect to any indemnification claim arising under Article XVII, which shall not be subject to the procedures of this Section 12.3, in the event the Parties are unable to resolve any such dispute, after negotiating in good faith for a period of not less than ten (10) Business Days, either Party may request a nationally recognized firm of independent accountants mutually agreeable to the Parties (the “Accountants”) to reconcile any amounts in dispute; provided, however, that the Accountants’ determination shall be limited to the amount disputed by the Parties and in no event shall such determination provide for a payment to any Party higher than the amount claimed by the Party to be owed to such Party.  Any such request shall be in writing and shall specify with particularity the disputed amounts being submitted for determination.  Each Party agrees to promptly and in good faith take all necessary action to designate the Accountants no later than ten (10) Business Days after a request that such a designation be made.  The Parties shall cooperate fully in assisting the

Accountants in their review, including by providing the Accountants full access to all files, books and records (including work papers of internal and independent accountants of the Parties) relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review.  Notwithstanding the generality of the foregoing, the Parties shall not be required to provide the Accountants with access to records to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged or (iii) such records relate to other customers of, or credit programs operated by, the Party (except as may be necessary or appropriate in connection with any consideration of the terms and conditions of Comparable Partner Programs and Competing Retail Programs as contemplated by this Agreement to the extent such terms and conditions are publicly known or otherwise known and not subject to any confidentiality obligations on the part of either Party).  In the event the determination made by the Accountants requires either Party to make payment to the other Party of any additional amount, such Party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to the Parties of such determination plus interest at the Federal Funds Rate on any such amount due computed from and including the date such amount should have been paid through and excluding the date of payment. The fees and expenses of such Accountants arising out of such reviews shall be borne by the Parties in proportion to the relative difference between their respective claims regarding the amount in dispute and the amount determined by the Accountants.  The determination of the Accountants shall be final and binding on the Parties subject to the correction of obvious errors.

12.4                        Dispute Resolution.

(a)                                 Generally.  Any dispute among the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by NMG or Bank hereunder that is not otherwise required to be submitted for resolution under Section 12.3 shall be resolved as provided in this Section 12.4; provided, however, that this provision shall not limit either Party’s right to obtain any provisional or other remedy, including, without limitation, specific performance or injunctive relief from any court of competent jurisdiction, as may be necessary, in the aggrieved Party’s sole discretion, to protect its rights under this Agreement.  This Section 12.4 does not apply to disputes among the Management Committee members with respect to decisions expressly allocated to the Management Committee pursuant to this Agreement (other than matters submitted to the Management Committee pursuant to the dispute resolution procedure referred to in Section 12.4(b)(i)(B)).  Such disputes shall be resolved in accordance with Section 3.2.

(b)                                 Informal Dispute Resolution.

(i)                                     Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally, as follows:

(A)                               Managers.  Upon the written request of either Party containing a short statement as to the nature of the dispute and the requesting Party’s position with respect thereto, the Managers shall meet for the purpose of negotiating in good faith to seek resolution of such dispute.

(B)                               Management Committee.  If, after a period of five (5) Business Days, the Managers are unable to resolve the dispute to the satisfaction of NMG and Bank, the dispute shall be brought before the Management Committee in accordance with Section 3.2(e); provided, however, if the Management Committee cannot resolve the dispute within five (5) days, the dispute shall not be considered an Unapproved Matter.

(C)                               Appointment of Representatives.  If, after a period of five (5) Business Days, the Management Committee is unable to resolve the dispute to the satisfaction of both the NMG Companies and Bank, each Party shall appoint a designated knowledgeable, responsible representative who is one of the top five highest executives in the Credit Card division of Bank and one of the top five executives of NMG and who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of negotiating in good faith to seek resolution of the dispute.

With respect to clauses (A), (B) and (C) above, discussions, documents and correspondence exchanged among the Managers and representatives, or submitted to the Management Committee for purposes of these negotiations, shall be treated as Confidential Information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any lawsuit without the concurrence of the Parties.  Documents identified in or provided with such communications, which were not prepared for the purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in any lawsuit.

(ii)           Formal proceedings for the resolution of the dispute shall not be commenced until the earlier of:

(A)                               either of the designated representatives concludes in good faith that amicable resolution through continued negotiation of the dispute does not appear likely and so states in a notice to the other designated representative or in a joint declaration signed by each of them; or

(B)                               twenty (20) Business Days after the appointment of designated representatives pursuant to Section 12.4(b)(i)(C) above (it being understood that this period shall be deemed to run notwithstanding any claim that the process described in this Section 12.4 was not followed or completed).

(iii)                               This Section 12.4 shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier than provided in clause (ii) above, to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.

ARTICLE XIII

CONFIDENTIALITY

13.1                        General Confidentiality.

(a)                                 For purposes of this Agreement, “Confidential Information” means any of the following: (i) information that is provided by or on behalf of either NMG or Bank to the other Party or its agents in connection with the Program (including information provided prior to the date hereof or the Effective Date); (ii) information about NMG or Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information regarding any products offered or proposed to be offered under the Program or the manner of offering of any such products; (D) information unrelated to the Program obtained by NMG or Bank in connection with this Agreement, including by accessing or being present at the business location of the other Party; and (E) proprietary technical information, including source codes, or other proprietary information developed in connection with the Program; (iii) the terms and conditions of this Agreement; and (iv) the Marketing Plan.  The provisions of this Article XIII governing Confidential Information shall not govern Cardholder Data, NMG Shopper Data or NMG Prospect Data, which shall be governed by the provisions of Article VI.

(b)                                 The restrictions on disclosure of Confidential Information under this Article XIII shall not apply to information received or obtained by NMG or Bank, as the case may be, that: (i) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (ii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iii) is contained in, or is capable of being discovered through examination of, publicly available records or products; (iv) is required to be disclosed by Applicable Law; provided that the Party subject to such Applicable Law shall use reasonable efforts to avoid such disclosure and notify the other Party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third Parties; provided, further, that such information shall be disclosed only to the extent required by such Applicable Law and shall otherwise remain Confidential Information; or (v) is developed by NMG or Bank, as the case may be, without the use or knowledge of any proprietary, non-public information provided by the other Party under, or otherwise made available to such Party as a result of, this Agreement.  Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

(c)                                  The terms and conditions of this Agreement and the Marketing Plan and all of the items referred to in clauses (A) through (B) of Section 13.1(a) shall each be the Confidential Information of NMG and Bank and each of the Parties to this Agreement shall be deemed to be a Receiving Party of each of them; provided, however, that the terms of this Agreement may be filed by either Party with any Governmental Authority (including public filings with the Securities and Exchange Commission) to the extent required by Applicable Law.

(d)                                 If the NMG Companies, on the one hand, or Bank, on the other hand, receives Confidential Information of the other Party (“Receiving Party”), the Receiving Party shall do the following with respect to the Confidential Information of the other Party (“Disclosing Party”): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

13.2        Use and Disclosure of Confidential Information.

(a)                                 Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

(b)                                 Each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers, accountants, advisors, subcontractors, and subject to the below limitations, prospective Nominated Purchasers and their employees and representatives who have a reasonable need to access such Confidential Information in connection with the Program, the sale of Program Assets or other assets of NMG and its Affiliates or the establishment of a new Credit Card or other program or arrangement for an NMG Company, in each case in accordance with the terms of this Agreement, and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by a confidentiality agreement containing the restrictions set forth in this ARTICLE XIII.  Notwithstanding the foregoing, neither Party shall, without the consent of the other Party (A) disclose the terms of this Agreement to a potential Nominated Purchaser, other than the disclosure of termination-related rights and deadlines, the terms of the purchase options referred to in Article XVII and the provisions of such Article relating to the purchase and interim servicing arrangements referred to therein or (B) disclose the terms of this Agreement to any third party with whom any of the NMG Companies is considering entering into an arrangement permitted by Section 2.2(b), (c) or (f), other than the disclosure of the existence and terms of Bank’s rights under such Sections to the extent reasonably necessary to inform such third party of the impact of such rights on such third party; provided, however, that neither Party shall disclose the specific criteria for risk underwriting decisions or the economic terms of this Agreement to any third party (other than economic terms to which a Nominated Purchaser is to become party in connection with its purchase of the Program Assets and/or the Wind-Down Assets, as the case may be).

13.3        Unauthorized Use or Disclosure of Confidential Information.  Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy.  In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have.  In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information or of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such breach, misappropriation, disclosure or use.

13.4        Return or Destruction of Confidential Information.  Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include return of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose.  Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for regulatory purposes.

ARTICLE XIV

RETAIL PORTFOLIO ACQUISITIONS

14.1        Retailer that Operates a Credit Card Business.  If NMG or any of its Subsidiaries acquires or otherwise combines with (including by merger, consolidation or other business combination) a retail department store business that directly or through an Affiliate issues a Credit Card in the United States, unless such transaction is one giving right to a termination by NMG pursuant to Section 16.2(c) and as to which NMG has exercised such right, Bank shall have a right of first offer to acquire the related Credit Card business offered for sale by such retailer in connection with NMG’s or its Subsidiary’s acquisition of the retail department store business (such Credit Card business accounts, the “New Portfolio”) as follows.  Prior to or promptly following the consummation of the acquisition, NMG shall provide notice to Bank indicating its intention to engage in, or the consummation of, as the case may be, such acquisition and shall provide Bank with a reasonable opportunity to conduct due diligence, and for this purpose NMG shall provide Bank and its representatives with reasonable access to the records and accounts (including the master file) relating to such New Portfolio, subject to the execution of a confidentiality agreement reasonably satisfactory to NMG.  Not later than the [***] following receipt by Bank of due diligence information reasonably requested by Bank and available to NMG, Bank may make an offer to NMG with respect to the purchase of such New Portfolio, which offer shall be required to remain open for a period of not less than [***].  NMG shall be under no obligation to accept such offer or to provide Bank with any right to match any offer received by NMG from any third party.  NMG may elect to (A)

accept the offer made by Bank, (B) keep such New Portfolio or (C) offer such New Portfolio for sale to a third party; provided that NMG shall not sell such New Portfolio to a third party unless such third party makes an offer having financial terms and conditions (including terms relating to the manner in which the conversion costs relating to the contemplated transaction are to be allocated among the Parties) substantially more favorable in the aggregate than the terms and conditions offered by Bank.  If NMG does not sell such New Portfolio to Bank (whether because NMG elects to keep such New Portfolio or sell it to a third party), the restrictions of Section 2.2 shall not apply to the Credit Card business associated with such New Portfolio, including any growth thereof.

14.2        Retailer that has a Credit Card with another Issuer.  If NMG or any of its Subsidiaries acquires or otherwise combines with (including by merger, consolidation or other business combination) a retail department store business that through an unaffiliated Person (other than Bank or any of its Affiliates) issues a Credit Card in the United States, unless such transaction is one giving right to a termination by NMG pursuant to Section 16.2(c) and as to which NMG has exercised such right, Bank agrees that it shall negotiate in good faith for the purchase of the retailer’s Credit Card portfolio from such unaffiliated issuer associated with the retail assets being acquired.  Prior to or promptly following the consummation of the acquisition, NMG shall provide notice to Bank indicating its intention to engage in, or the consummation of, as the case may be, such acquisition and shall cooperate to the extent practicable to provide Bank with a reasonable opportunity to conduct due diligence.  In the event that Bank is unsuccessful in its bid for the Credit Card portfolio, NMG may offer the Credit Card program of such unaffiliated issuer until the expiration of the agreement governing such program, and Bank shall negotiate in good faith for the purchase of the Credit Card portfolio at that time; provided, however, that if Bank is unable to agree to the terms of the purchase of such Credit Card portfolio prior to the time that notice of termination or election to extend the term, as applicable, is due under such program agreement, NMG shall have the right to continue to operate such Credit Card portfolio under the existing program agreement or to purchase and operate such retailer’s Credit Card business itself or to engage a third party to do so; provided, however, that NMG shall not engage a third party other than Bank unless the financial terms and conditions (including terms relating to the manner in which the conversion costs relating to the contemplated transaction are to be allocated among the Parties) pursuant to which such third party is to operate such Credit Card business are substantially more favorable in the aggregate to NMG than the terms and conditions offered by Bank.  If NMG or any of its Subsidiaries, directly or with a third Person, acquires the Credit Card business of another retailer pursuant to this provision and this Agreement remains in effect, Section 2.2 shall not apply to such acquired Credit Card business or to the associated acquired retail operations, including any growth thereof.

14.3        Retailer that has a Credit Card with Bank.  If NMG or any of its Subsidiaries acquires (including by merger, consolidation or other business combination) a retail department store business that through Bank or any of its Affiliates issues a Credit Card in the United States, Bank and NMG shall assess and mutually agree whether to integrate such Credit Card portfolio with the Program or operate such portfolio separately as provided in Section 14.5 below.

14.4        Co-Branded Credit Card.  Except as provided in Section 14.5, neither Bank nor NMG shall have any obligation under this Article XIV with respect to any co-branded Credit Card.

14.5                        Conversion of Purchased Accounts.

(a)                                 If Bank acquires any Credit Card portfolio pursuant to Section 14.1 or 14.2, or operates a Credit Card portfolio as set forth in Section 14.3, NMG and Bank shall negotiate in good faith in order to arrive at mutually agreeable terms pursuant to which the acquired Credit Card portfolio would be integrated into the Program, it being understood that, absent unique characteristics of the accounts acquired or impediments under Applicable Law or the cardholder agreements applicable to the acquired accounts, it is the mutual intent of the Parties that the acquired accounts be integrated as follows; provided, however, that if based on the foregoing principles and pursuant to such good faith negotiations the Parties determine that the terms of this Agreement should not apply to such acquired assets, the acquired accounts shall be governed by such other and/or additional terms as the Parties shall agree; provided that accounts in any portfolio operated by Bank and acquired pursuant to Section 14.3 shall continue to be governed by the agreement then in effect with respect to such accounts.  Subject to the foregoing:

(i)                                     Private label Credit Card accounts shall be converted to Accounts established under the Program, which converted Accounts shall be subject to the same terms and conditions as the Accounts and to this Agreement, and participate in the Program, as if they were originated under this Agreement.

(ii)                                  Purchased co-branded Credit Card accounts shall continue under the same terms and conditions being offered to the purchased retailer’s customers, or such other terms and conditions upon which NMG and Bank shall mutually agree.

(b)                                 Bank shall cover all costs related to conversions pursuant to this Section 14.5, including replacement of Credit Cards, notices to Cardholders and complying with other requirements of Applicable Law.

14.6        No Other NMG Obligations.  Except as set forth in this ARTICLE XIV, the NMG Companies shall have no obligation to include in the Program any Credit Card portfolios acquired in connection with any merger, consolidation, acquisition or other transaction or otherwise cause them to be transferred to the NMG Companies or otherwise transfer any such program to Bank.  Except to the extent included in the Program, an acquired portfolio may be operated free of the exclusivity restrictions set forth in this Agreement.

ARTICLE XV

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

15.1        Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by a Party hereunder:

(a)                                 Such Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any SLAs, Article VI, Section 11.4(c), Section 11.4(i), Article XIII or Section 19.5), and (i) such failure shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such failure in reasonable detail, provided that if such failure cannot be cured in a commercially reasonable manner within such time, such failure shall not constitute an Event of Default if the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such failure, and (ii) such failure shall either have a material adverse effect on the licensed marks of the non-defaulting Party, or materially diminish the economic value of the Program to the non-defaulting Party.

(b)                                 Such Party shall materially fail to perform, satisfy or comply with Article VI, Section 11.4(c), Section 11.4(i),  Article XIII or Section 19.5, and such failure shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such failure in reasonable detail, provided that if such failure cannot be cured in a commercially reasonable manner within such time, such failure shall not constitute an Event of Default if the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such failure (such cure period, as so extended as set forth above, the “Specified Default Cure Period”).

(c)                                  Any representation or warranty by such Party contained in this Agreement shall not be true and correct in any respect as of the date when made, and (i) the Party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such breach in reasonable detail, provided that if such failure cannot be cured in a commercially reasonable manner within such time, such breach shall not constitute an Event of Default if the defaulting Party shall have initiated a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such breach, and (ii) such failure shall either have a material adverse effect on the Program or the licensed marks of the non-defaulting Party or materially diminish the economic value of the Program to the non-defaulting Party.

Except as expressly set forth herein, to the extent that any single action or omission of NMG in connection with its performance of the Services (as defined in the Servicing Agreement) and NMG’s other obligations as servicer shall constitute a breach of any representation, warranty, covenant or other provision of this Agreement and shall also constitute a breach of a representation, warranty, covenant or other provision of the Servicing Agreement that is covered by the provisions of Article VI of the Servicing Agreement, then, in light of the principles set forth in Section 11.4(n) hereof, the applicable provisions of Article VI of the Servicing Agreement, and not the provisions of this Agreement (including this Article XV), shall apply to such action or omission.

15.2                        Defaults by Bank.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Bank hereunder:

(a)                                 Bank shall fail to settle NMG Charge Transaction Data and make payment in full therefor within [***] after such settlement payment is due pursuant to Section 8.4.

(b)                                 Bank shall fail to make payment in full of any amount set forth on a Monthly Settlement Sheet or Yearly Settlement Sheet when due and payable.

(c)                                  Bank shall fail to make payment in full of any amount due to NMG pursuant to Schedule 7.3(c) within [***] after such payment is due pursuant to Schedule 7.3(c).

(d)                                 [Reserved]

(e)                                  Bank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of Bank’s regular course of business.

(f)                                   Any regulatory authority having jurisdiction over Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank, or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of Bank, and such order shall not be vacated, discharged, stayed or bonded within [***] from the date of entry thereof.

(g)                                  Bank shall (i) consent to the institution of proceedings specified in paragraph (f) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such entity or of any substantial part of its properties, or (ii) take corporate or similar action in furtherance of any such action.

(h)                                 Bank shall fail to meet one or more SLAs expressly giving rise to the right to terminate hereunder in accordance with Section 7.3 and Schedule 7.3(c).

(i)                                     As a result of the regulatory status of Bank or any constraints imposed on Bank by any Governmental Authority, the benefits of the Program to the NMG Companies are materially diminished or the NMG Companies experience a material decline in customer satisfaction, unless such constraint, diminishment or decline would be incapable of being eliminated or mitigated if NMG were to terminate this Agreement and/or repurchase the Program Assets (either for itself and its Affiliates or in order to enter into alternative program arrangements with a third party other than Bank).

15.3                        Defaults by the NMG Companies.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by the NMG Companies hereunder:

(a)                                 NMG shall fail to make payment in full of any amount set forth on a Monthly Settlement Sheet or Yearly Settlement Sheet when due and payable.

(b)                                 A petition under the U.S. Bankruptcy Code or similar law shall be filed against NMG and not be dismissed within [***].

(c)                                  A decree or order by a court having jurisdiction (i) for relief in respect of NMG pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of NMG or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of NMG shall, in any such case be entered, and shall not be vacated, discharged, stayed or bonded within [***] from the date of entry thereof.

(d)                                 NMG shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of NMG or any substantial part of its properties, or (iii) take corporate or similar action in furtherance of any such action.

(e)                                  NMG shall fail to meet one or more SLAs expressly giving rise to the right to terminate hereunder in accordance with Section 5.02 of the Servicing Agreement.

15.4                        Remedies for Events of Default.  In addition to any other rights or remedies available to the Parties at law or in equity, upon the occurrence of an Event of Default pursuant to Section 15.1, 15.2 or 15.3, the non-defaulting Party shall be entitled to collect from the defaulting Party any amount indisputably in default plus interest based on the Federal Funds Rate.

ARTICLE XVI

TERM/TERMINATION

16.1                        Term.  The Original Agreement shall be deemed amended and restated effective as of the Effective Date and this Agreement shall thereafter continue in full force and effect for seven (7) years from the Effective Date (the “Initial Term”).  The Agreement shall be renewed by mutual agreement of the Parties for successive three (3) year terms (each, a “Renewal Term”) at least six (6) months prior to the expiration of the Initial Term or current Renewal Term, as the case may be.  If the Parties do not agree to renew the Agreement at least six (6) months prior to the expiration of the Initial Term or the current Renewal Term, as the case may be, the Agreement shall automatically terminate at the end of the Initial Term or current Renewal Term, as the case may be.

16.2                        Termination by NMG Prior to the End of the Initial Term or a Renewal Term.  NMG, on behalf of the NMG Companies, may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term and subject to the effective dates of termination in Section 16.4:

(a)                                 after the occurrence of a Bank Event of Default;

(b)                                 if (i) there is a Change of Control of Bank Parent or (ii) one or more Persons that is not an Affiliate of Bank on the date of this Agreement acquires a direct or indirect controlling interest in Bank or any other Person conducting a substantial part of the Credit Card business conducted within the corporate group of Bank Parent or such corporate group otherwise disposes of or terminates a substantial part of such Credit Card business;

(c)                                  following a Change of Control of NMG if the other party to the business combination transaction which resulted in or constituted such Change of Control issues, offers or otherwise provides (either itself or through Affiliates) or is party to any contractual arrangement with any other Person to issue, offer or otherwise provide, any Credit Card in the United States;

(d)                                 if there is a Change in Law which reduces or could reasonably be expected to reduce in any material respect the ability of NMG or any of its Subsidiaries to gain access to, or to use, any Cardholder Data, NMG Shopper Data or NMG Charge Transaction Data below the level of access and use permitted under Applicable Law immediately prior to the Effective Date, unless such reduction in access would be incapable of being eliminated or mitigated if NMG were to terminate this Agreement and/or repurchase the Program Assets (either for itself and its Affiliates or in order to enter into alternative program arrangements with a third party other than Bank); provided, however, that prior to delivering a notice of termination pursuant to this Section 16.2, NMG shall engage in good faith negotiations with Bank to modify the Program in a way that would preserve at least the same level of access and use of such data for the benefit of NMG and its Affiliates following the relevant Change in Law as was permissible prior to the Effective Date, such negotiations not to terminate (in the absence of an agreement between the Parties on any modification) earlier than [***] after the earlier of (i) the date on which one of the Parties delivers a notice to the other that the relevant Change in Law is likely to occur or (ii) the date on which the relevant Change in Law takes effect; or

(e)                                  if there have been more than [***] Unapproved Matters (excluding for purposes of this paragraph Unapproved Matters that are Bank Matters as described in Sections 3.2(g)(ii), (iii), (iv), (vi), (ix), (x) and (xi)) within the last twelve (12) Fiscal Months; provided that if the Management Committee votes on an identical matter more than one time and fails to reach agreement on such identical matter without any change in the circumstances surrounding such matter, for purposes of this Section 16.2(e), such matter will only count as one (1) Unapproved Matter; or

(f)                                   not more than [***] after the Risk Information Date in respect of a proposed modification to a Risk Management Policy, other than a modification that would be Bank Matter as described in Section 3.2(g)(i), if such modification is an Unapproved Matter and either:

(i)                                     in the case of a proposed modification to a New Account Policy, the Approval Rate for the Benchmark Population assuming application of the New Account Policy (including such modification) to the Applications submitted by such Benchmark Population, as modeled in accordance with Section 4.6(c)(v)(i), is less than [***]; or

(ii)                                  in the case of a proposed modification to a Risk Management Policy with respect to or affecting existing Accounts, either:

(A)                               such change in Risk Management Policy, together with all previous changes to Risk Management Policies implemented as Bank Matters pursuant to Sections 3.2(g)(iii) or (iv) following the Original Effective Date, is projected, based on the information required to be delivered in accordance with Section 4.6(c)(vi) and the methodology stated therein, to decrease Net Credit Sales by more than [***] in any rolling [***] period required to be included in the projections delivered pursuant to Section 4.6(c); or

(B)                               such proposed modification is a Bank Matter as a result of the occurrence and continuance of an NMG Credit Event; provided, however, if such proposed modification is a Bank Matter as a result of an NMG Credit Event that has occurred and is continuing, and a Trigger Condition shall be in existence at such time, then NMG shall not have the right to terminate pursuant to this Section 16.2(f)(ii)(B) unless the decrease in Net Credit Sales is by more than [***] in any rolling [***] period required to be included in the projections delivered pursuant to Section 4.6(c); or

(g)                                  upon notice to Bank delivered not more than [***] following (i) the implementation of any New Account Policy if the Approval Rate for the Benchmark Population assuming application of the New Account Policy (including such modification) to the Applications submitted by such Benchmark Population, as modeled in accordance with Section 4.6(c)(v)(i), is less than [***] or (ii) the implementation of a Risk Management Policy with respect to or affecting existing Accounts if the cumulative effect of such change in Risk Management Policy and all other changes implemented pursuant to Sections 3.2(g)(iii) and (iv) as Bank Matters is a decrease in such Net Credit Sales by more than [***] in any rolling [***] period based on the information required to be delivered in accordance with Section 4.6(d) and the methodology stated therein; or

(h)                                 (A) if Bank proposes to implement any change in Risk Management Policies that is an Unapproved Matter following the CIL Negotiation Period by asserting its right to consider such implementation a Bank Matter pursuant to Section 3.2(g)(iv), not more than [***] after the Risk Information Date or (B) if Bank proposes to implement any

Existing Terms Change or New Account Term that is an Unapproved Matter following the CIL Negotiation Period by asserting its right to consider such implementation a Bank Matter pursuant to Section 3.2(g)(iv), not more than [***] after Bank shall have broken the deadlock with respect to such Unapproved Matter in the case of a proposed Existing Terms Change or implementation of New Account Terms pursuant to Section 4.7(c)(vi)(A);

(i)                                     not more than [***] after Bank shall have broken a deadlock with respect to the implementation of New Account Terms pursuant to Section 4.7(c)(vi)(A) by asserting its right to consider such implementation a Bank Matter of a type set forth in Section 3.2(g)(vi);

(j)                                    following the date on which the Effective Annual Servicing Fee Rate exceeds the maximum Annual Servicing Fee Rate required to be paid by Bank pursuant to Section 4.04(e) of the Servicing Agreement;

(k)                                 in the event a [***] negotiation period is required and requested pursuant to Section 9.2(a), not more than [***] following the end of such [***] period if the Parties fail to reach agreement pursuant to such negotiation process;

(l)                                     not less than [***] after the commencement of a Revenue Share Downgrade Condition; and

(m)                             after the termination of the Servicing Agreement by Bank pursuant to Section 6.02(f) of the Servicing Agreement.

16.3        Termination by Bank Prior to the End of the Initial Term or a Renewal Term.  Bank may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term and subject to the effective dates of termination in Section 16.4:

(a)                                 (i) after the occurrence of an NMG Event of Default pursuant to Section 15.1(a)  or 15.2(c) or (ii) not more than [***] after the end of the Specified Default Cure Period, provided the relevant NMG Event of Default is continuing at the time of such notice; or

(b)                                 following the end of a Fiscal Year, if during such Fiscal Year, NMG has not maintained the retail store square footage set forth on Schedule 16.3(b); or

(c)                                  not more than [***] after the end of the Account Terms Negotiation Period provided that (i) a RAM Condition has occurred and is continuing at the time of such notice and (ii) the implementation of the New Account Terms proposed by Bank remain an Unapproved Matter at such time and do not constitute a Bank Matter in accordance with Section 4.7(c)(vi)(B); or

(d)                                 in the event a [***] negotiation period is required and requested pursuant to Section 2.2(f), not more than [***] following the end of such [***] period if the Parties fail to reach agreement pursuant to such negotiation process.

16.4        Effective Date of Termination.  A termination by NMG or Bank, as applicable, prior to the end of the Term shall become effective on the applicable date set forth below, in each case subject to Section 17.1:

(a)                                 a termination in respect of an NMG Event of Default or a Bank Event of Default shall become effective immediately upon written notice to the defaulting Party;

(b)                                 a termination by NMG pursuant to Sections 16.2(b) through (e) shall become effective [***] after written notice to Bank;

(c)                                  a termination by NMG pursuant to Section 16.2(f) shall become effective [***] after the Risk Information Date, provided that, at NMG’s option, such termination may become effective on any date following a Preliminary Non-Purchase Event so long as NMG shall have provided not less than [***] prior written notice to Bank of such earlier termination date;

(d)                                 a termination by NMG pursuant to Section 16.2(g), (h), (j), (k), (l) and (m) shall become effective [***] following the Program Asset Information Date, provided that, at NMG’s option, such termination may become effective on any date following a Preliminary Non-Purchase Event so long as NMG shall have provided not less than [***] prior written notice to Bank of such earlier termination date;

(e)                                  a termination by NMG pursuant to Section 16.2(i) shall become effective [***] after written notice, provided that, at NMG’s option, such termination may become effective on any date following a Preliminary Non-Purchase Event so long as NMG shall have provided not less than [***] prior written notice to Bank of such earlier termination date; and

(f)                                   a termination by Bank pursuant to Section 16.3(b), (c) or (d) shall become effective [***] following written notice to NMG.

ARTICLE XVII

EFFECTS OF TERMINATION

17.1        General Effects.

(a)                                 All solicitations, marketing and advertising of the Program, other than acceptance of applications through NMG Channels in the ordinary course of business consistent with past practice, shall cease upon the expiration or termination of this Agreement, except as the Parties may otherwise mutually agree, provided that following such expiration or termination the Parties shall continue to operate the Program in accordance with the terms of this Agreement and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Section 17.2 are satisfied.  The Parties shall cooperate to ensure the orderly wind-down or transfer of the Program.

(b)                                 Upon the satisfaction of the provisions of Section 17.2 or, in the event NMG delivers notice that it does not wish to purchase the Program Assets (or fails to exercise such notice within the timeframe set forth in Section 17.2), upon the later of (i) the effective date of termination and (ii) the date of such notice (or such failure to timely provide notice), all obligations of the Parties under this Agreement shall cease, except that the provisions specified in Section 19.26 shall survive.

17.2        The NMG Companies’ Option to Purchase the Program Assets.

(a)           If this Agreement expires or is terminated by either Party for whatever reason, NMG has the option to purchase, or arrange the purchase of by a third party nominated by NMG (a “Nominated Purchaser”), the Program Assets from Bank.

(b)           The purchase option given by Section 17.2(a) is exercisable by NMG or the Nominated Purchaser serving notice on Bank no later than:

(i)            in the case of the expiration of this Agreement at the end of a Term, or in the case of a termination by NMG pursuant to Section 16.2(a) through (e), 16.2(g),16.2(h), 16.2 (j), 16.2(k), 16.2(l) or 16.2(m) [***] after the date of the last in-person due diligence session requested by NMG pursuant to Section 17.2(e) (which last due diligence session shall occur no later than the expiration of the Due Diligence Period);

(ii)           in the case of a termination by NMG pursuant to Section 16.2(f), [***] after the Risk Information Date;

(iii)          in the case of a termination by NMG pursuant to Section 16.2(i) [***] following delivery by NMG of its written notice of termination; and

(iv)          in the case of a termination by Bank prior to the expiration of the Term, within [***] of receipt by NMG from Bank of its written notice of termination;

provided, however, that NMG shall have the option to extend the relevant deadline referred to in clause (i), (ii), or (iii), as the case may be, for a period of [***] additional days by providing written notice of such extension to Bank not later than the [***] prior to the applicable date referred to in clause (i), (ii), or (iii).   NMG may submit a written request to Bank not later than the [***] prior to the date referred to in clause (iv) to extend the relevant deadline referred to in clause (iv) above for a period of [***] additional days, but Bank shall have sole discretion as to whether it accepts or rejects such request.  During the period commencing on the relevant day set forth in clause (i), (ii), (iii) or (iv), as applicable, and ending on the date on which NMG delivers written notice as to whether the purchase option pursuant Section 17.2(a) will be exercised (or in absence of such a notice, ending on the expiration date of the applicable period set forth in Section 17.2(b) as so extended), (A) no amounts shall be withheld in respect of the Existing Account Reserve Amount and (B) Bank shall withhold from the Merchant Participation an amount equal to [***] of Net Credit Sales and this amount shall be held by Bank or deposited in escrow in the same manner as amounts referred to in Section 4.6(h).  All amounts withheld pursuant to this Section 17.2(b) shall be (x) paid to NMG upon completion of the purchase of the Program Assets or (y) retained permanently by Bank if NMG delivers written notice to Bank that the purchase option will not be exercised, if NMG fails to deliver notice to Bank that such option will be exercised prior to the expiration of the extended period referred to above or if NMG fails to complete the purchase by the effective date of termination of this Agreement).

(c)           If such purchase option is exercised, NMG or the Nominated Purchaser must complete the purchase of the Program Assets (i) in the case of the expiration of this Agreement at the end of a Term, on or prior to the expiration of the current Term; (ii) in the case of a termination of this Agreement pursuant to Section 16.2(f), not later than [***] after the Risk Information Date; (iii) in the case of a termination of this Agreement pursuant to Section 16.2(i) , not later than [***] after delivery by NMG of the notice of termination; (iv) in the case of a termination of this Agreement pursuant to Section 16.2(a) through (e), 16.2(g), 16.2(h), 16.2(j), 16.2(k), 16.2(l) or 16.2(m), not later than [***] after the Program Asset Information Date; (v) in the case of a termination of this Agreement by Bank prior to the expiration of the Term, not later than [***] after receipt by NMG of the notice of termination.  Notwithstanding the foregoing (except in the case of a termination pursuant to Section 16.2(g),16.2(h), 16.2(j), 16.2(k), 16.2(l) or 16.2(m)) if, in connection with the purchase of the Program Assets by a Nominated Purchaser, any required regulatory approvals or rating agency consents are not received on or prior to the applicable foregoing date, such purchase shall be completed within [***] after such date; and provided, further, that in any case (including a termination pursuant to Section 16.2(g),16.2(h), 16.2(j) or 16.2(k)), if NMG is unable to complete the purchase by such date because of a material breach by Bank of its obligations pursuant to Section 17.2(e), such purchase shall be completed as soon as reasonably practicable following the date on which such breach is cured.  The date of the completion of any purchase under this Section 17.2(c) pursuant to a purchase agreement referred to herein shall be the “Program Purchase Date”.

(d)           The purchase price for the Program Assets purchased, payable on the Program Purchase Date, shall be equal to the Par Value thereof at the time of purchase, except that if the purchase right arises as a result of (A) an early termination of this Agreement by Bank for an NMG Event of Default or (B) an early termination by the NMG Companies pursuant to Section 16.2(c), then such purchase price for the Program Assets shall be an amount equal to the sum of (x) the Par Value thereof at the time of purchase, plus (y) de-conversion costs of the Bank in an amount not to exceed [***] million. The Parties shall use commercially reasonable efforts to minimize transaction costs relating to the purchase and deconversion of the Program Assets.

(e)           Not earlier than the Applicable Request Date and (i) in the case of a termination by NMG pursuant to Section 16.2(g), 16.2(h), 16.2(i), 16.2(j), 16.2(k) or 16.2(l) or a termination by Bank pursuant to Section 16.3(a) or (b), not later than five (5) days following delivery by NMG or Bank of the notice of termination or (ii) in the case of an expiration at the end of the Term, not later than [***] after the date that is one year prior to the end of the Term, NMG shall be entitled to deliver a written request of Bank to provide NMG and any prospective Nominated Purchaser and their respective representatives with reasonable access to the Program Asset Information during the Due Diligence Period for the purpose of conducting due diligence investigations to determine whether they wish to purchase the Program Assets (and shall provide NMG or the Nominated Purchaser that elects to purchase the Program Assets with updated Program Asset Information following the Due Diligence Period as is reasonably necessary to facilitate such agreement to purchase).  Bank shall provide the Program Asset Information as soon as reasonably practicable (but in no event more than [***] following any such request and shall update any information included in the Program Asset Information from time to time as reasonably requested by NMG; provided, however, that Bank shall be entitled to require any prospective Nominated Purchaser to enter into customary confidentiality arrangements before providing it (or permitting NMG to provide it) with such access.  During the Due Diligence Period, Bank shall make itself reasonably available to participate in due diligence with each prospective Nominated Purchaser identified by NMG as soon as reasonably practicable (and in the case of a termination by NMG pursuant to Sections 16.2(f) or 16.2(i) or a termination by Bank pursuant to Section 16.3, no later than [***] following a request by NMG) and as part of such due diligence shall at the request of NMG participate in an in-person due diligence session with each prospective Nominated Purchaser during the Due Diligence Period.

(f)            The Parties and/or the Nominated Purchaser shall promptly negotiate in good faith and execute a purchase agreement for the Program Assets to be repurchased, which shall contain terms and conditions substantially similar to the Purchase Agreement (if applicable).  Bank shall provide reasonable assistance in connection with the conversion of the Program Assets to the Systems of NMG or the Nominated Purchaser, including provision of interim services.  The Parties (together with any potential Nominated Purchaser designated by NMG) shall negotiate in good faith the terms of, and the Parties and the Nominated Purchaser shall execute, an interim servicing agreement that complies with Applicable Laws (the “Interim Servicing Agreement”) detailing the terms upon which the Parties will effectuate the conversion of the Accounts and other Program Assets and/or Wind-Down Assets to the Systems of NMG or the Nominated Purchaser, including, if requested, the obligation of Bank to provide interim services to NMG and /or the Nominated Purchaser for a period specified by NMG or the Nominated Purchaser of up to [***] following the Program Purchase Date (as may be extended pursuant to this Section 17.2(f), the “Interim Servicing Period”).  The Interim Servicing Agreement shall be effective from the Program Purchase Date and shall provide for a reasonable servicing fee to Bank.  The Parties shall not unreasonably withhold or delay execution of the Interim Servicing Agreement.  The Parties shall mutually agree upon a conversion plan which shall be set forth in the Interim Servicing Agreement.  The Parties shall effectuate the conversion of the Accounts and the Program Assets and/or Wind-Down Assets to the Systems of NMG or the Nominated Purchaser by the conversion date specified in the conversion plan and in accordance with the Interim Servicing Agreement.  The Interim Servicing Period shall terminate no later than [***] following the Program Purchase Date; provided, however, that (i) if such termination date would otherwise fall on a date that is between November 1 and January 31, NMG or the Nominated Purchaser, on the one hand, or Bank, on the other hand, may extend the Interim Servicing Period to a date that is [***] after January 31, and (ii) if the Interim Servicing Period would otherwise terminate on any of the last [***] of any calendar month, NMG or the Nominated Purchaser, on the one hand, or Bank, on the other hand, may extend the Interim Servicing Period up to [***].  NMG or the Nominated Purchaser, on the one hand, or Bank, on the other hand, may extend the Interim Servicing Period pursuant to clause (i) above by delivering written notice of such extension to Bank or NMG and the Nominated Purchaser, as applicable, not less than [***] prior to the date on which the Interim Servicing Period would end in absence of such extension or pursuant to clause (ii) above by delivering written notice of such extension to Bank or NMG and the Nominated Purchaser, as applicable, not less than [***] prior to the date on which the Interim Servicing Period would end in absence of such extension.

(g)           To assist NMG in determining whether NMG will choose to [***] from Bank’s changes to Risk Management Policies pursuant to an election to effect [***] as permitted by Section 4.6(f), if, after termination notice has been provided by NMG pursuant Section 16.2(f) (other than pursuant to Section 16.2(f)(ii)(B)), Section 16.2(g), Section 16.2(h) or Section 16.2(i), if NMG shall not have exercised its option to purchase the Program Assets on or prior to the [***] prior to the expiration date of such option (without regard to NMG’s right to extend such expiration date), then,

(i)            not later than such date, Bank shall deliver to NMG:

(A)                               An analysis, prepared in accordance with the methods and reflecting the information set forth in Schedule 17.2(g) reflecting a segmentation of all Accounts as to which Bank proposes to make any change to Risk Management Policies (other than changes as required by Applicable Law);

(B)                               a report further segmenting (i.e., subsegmenting) each of the Account segments referred to in clause (A) by ranges [***] as are determined by NMG (the specifications of which ranges shall be made by NMG in consultation with Bank’s risk management personnel) and resulting in segments which shall have at least [***] Accounts per segment; and

(ii)           if requested by NMG in writing not later than the [***] following receipt of the information referred to in Section 17.2(g)(i), Bank shall deliver to NMG, not later than then [***] after such request, [***] reasonably specified by NMG and resulting in segments which shall have at least [***] Accounts per segment.  Upon request of NMG, Bank shall make available its Risk Management staff to assist NMG by recommending segmentation attributes for purposes of this Section 17.2(g);

(iii)          at the time of the delivery of each analysis referred to in clause (i) and (ii), an analysis reflecting for each segment referred to in Section 17.2(g)(i) and (ii), each segment’s size including active and total Accounts and Gross Receivables as of the date of analysis and Net Credit Sales, Average Daily Gross Receivables, Post-MP RAM and each component thereof for each such segment for the most recent [***];

(iv)          for each segment referred to in Section 17.2(g)(i) and (ii), a forecast of Post-MP RAM and each component thereof for the [***] commencing with such report, which forecast shall be derived based on “business-as-usual” assumptions (all of which shall be disclosed), including an assumption that the Agreement would remain in effect for the full [***] (except that payments in accordance with Article IX shall be assumed to cease at the end of month [***] and Net Credit Sales shall be assumed to be [***] in each month following month [***] and would not reflect any behavior by Cardholders reflective of a termination of this Agreement;

(v)           for each segment of RAM Deficient Accounts reflected in any of the foregoing analyses, (A) a description of any proposed changes in Risk Management Policies and (B) information regarding the forecasted effects of each such proposed change on key Program performance metrics, including [***];

(vi)          for each segment of RAM Deficient Accounts, a calculation of the Risk Change Compensation Amount and the Risk Change Compensation Percentage in respect of such Account segment; and

(vii)         within [***] of receiving all information required to be delivered by the above clauses of this Section 17.2(g), NMG must provide written notice to Bank of which Account segments referred to in clause (i) or (ii) above NMG wishes to protect from application of any new Risk Management Policies (other than required by Applicable Law) pursuant to an election to apply Protection Through MP Reduction or Test/Control Protection pursuant to Section 4.6(f).  For each segment defined in Section 17.2(g)(i)(A), NMG may request to protect subsegments of such segment using only one of the [***] defined in Section 17.2(g)(i)(B) and Section 17.2(g)(ii).  Schedule 17.2(g) sets forth an illustration of the segmentation process described in this Section 17.2(g).

All forecasts and calculations required to be prepared pursuant Section 17.2(g) shall be prepared using standard methodologies utilized by Bank for other similar private label Credit Card programs, shall take into account trends at the time such proposed change would be implemented and shall be certified as meeting the foregoing requirements of this Section by the Chief Financial Officer of Bank’s Credit Card business.

(h)           Following a termination by NMG pursuant to Section 16.2(f)(ii)(B) and prior to the [***] preceding the expiration of the purchase option with respect to the

Program Assets referred to in Section 17.2, NMG can designate up to [***] Accounts (including Accounts already so designated) as [***] Accounts, without regard to the limitations on such designations that would otherwise apply pursuant to [***], for the purpose of causing changes to Risk Management Policies implemented as Bank Matters (other than Bank Matters approved pursuant to Section 3.2(g)(i)) to not apply to such Accounts.

17.3        Loyalty Program During Wind-Down.  Notwithstanding any provision of this Agreement to the contrary, following the occurrence of a Preliminary Non-Purchase Event after a termination by NMG pursuant to Section 16.2(f), (g), (h), (i), (j), (k), (l) or (m) by Bank pursuant to Section 16.3, any and all restrictions (including pursuant to Section 2.2(f), Schedule 2.2(f) or otherwise) on the NMG Companies’ ability to offer Loyalty Programs of any type or pursuant to any terms, to allow awards pursuant to the Program Loyalty Program to be made available in connection with purchases using Credit Cards or other payment products other than the NMG Credit Cards and/or any other restrictions on the ability to amend or modify the Program Loyalty Program or any other Loyalty Program shall also cease to exist, provided that points or awards granted pursuant to the Program Loyalty Program in exchange for payment using forms of tender other than the NMG Credit Cards shall not be awarded on a more favorable basis than points or awards granted pursuant to such program in exchange for payment using the NMG Credit Cards (e.g., comparable points and comparable spend level).

17.4        Dedicated Program Personnel.  Upon termination or expiration of the Program for any reason and until the date that is [***] after Bank ceases to provide any services hereunder, NMG shall have the right to offer employment to employees and independent contractors of Bank and any of Bank’s Affiliates that perform all or substantially all of their work for Bank or its Affiliates in connection with the Program.

17.5        Rights of Bank if Purchase Option Not Exercised.

(a)           In connection with any prospective expiration of this Agreement, or following the delivery of a notice of termination by NMG or Bank prior to the end of the Term, if NMG gives written notice that it shall not exercise the option referred to in Section 17.2 or otherwise fails to exercise the purchase option within the time period specified in Section 17.2(b), following the effective date of the expiration or termination of this Agreement, the NMG Companies shall have no further rights whatsoever in or to the Program Assets (other than in respect of the Wind-Down Assets to the extent NMG exercises its purchase option in respect thereof).  In the event a Preliminary Non-Purchase Event occurs prior to the effective date of the expiration or termination of this Agreement, Bank and NMG shall continue to comply with all of their respective obligations under this Agreement, provided that Bank shall not be obligated to originate new Accounts (and in such event NMG shall not be obligated to perform activities referred to in Section 4.2(a)(v) or (viii)) unless at the time of a timely delivery of a Preliminary Non-Purchase Event NMG also exercises, by delivering written notice to Bank, an option to purchase, or cause a Nominated Purchaser to purchase, the assets associated with all Accounts originated after such date (such assets, the “Wind-Down Assets”).  The purchase price for the Wind-Down Assets, which shall be payable upon the earlier to occur of (i) the Program Purchase Date and (ii) the [***] after the effective date of termination or expiration of this Agreement, shall be equal to the Par Value thereof.

(b)           If NMG gives written notice that it shall not exercise the option to purchase the Program Assets referred to in Section 17.2 or otherwise fails to exercise the option within the time period specified in Section 17.2(b), Bank shall have the right in its sole discretion on or after the effective date of the expiration or termination of this Agreement to:

(i)            issue to Cardholders a replacement or substitute Credit Card (which card must not bear any NMG Licensed Marks or any other trademarks or source indicators confusingly similar thereto) with such characteristics as Bank considers appropriate (the cost of card re-design and re-issue being borne by Bank); provided that the replacement or substitute Credit Card shall not be issued in cooperation with any retailer; provided, further, that the NMG Companies shall be permitted to add an enclosure to the last two (2) Billing Statements to the effect that the Program has been terminated;

(ii)           subject to Applicable Law, notify Cardholders that Bank shall cease providing credit under the Accounts and require repayment of all amounts outstanding on all Accounts until all associated receivables have been repaid;

(iii)          sell the Accounts and associated receivables to a third party purchaser, other than a competitor of NMG and its Affiliates selected by Bank at a price agreed between Bank and the purchaser; or

(iv)          any combination of (i), (ii) and (iii).

(c)           Notwithstanding the foregoing, in no event shall Bank use or disclose or permit any of its Affiliates to use or disclose the Cardholder Data to market or promote a Credit Card or ancillary product together with any retailer.

(d)           If NMG gives written notice that it shall not exercise the option to purchase the Program Assets referred to in Section 17.2 or otherwise fails to exercise the option within the time period specified in Section 17.2(b), following the effective date of the expiration or termination of this Agreement, as applicable, the NMG Companies shall provide reasonable assistance in connection with the conversion of any Program Assets (other than Accounts the NMG Companies may elect to purchase pursuant to Section 17.5(a)) resident on or integrated within the NMG Systems to the Bank Systems, including provision of interim services in accordance with the provisions of this Agreement until such conversion occurs, which shall not be later than [***] following the effective date of such expiration or termination.  Bank shall bear all costs and expenses of any such conversion and the transitioning of services performed by the NMG Companies to the Bank.

(e)           Within [***] after the effective date of the expiration or termination of this Agreement, if NMG shall have given written notice that it shall not exercise the option referred to in Section 17.2 or shall have otherwise failed to exercise the option within the time period specified in Section 17.2(b), Bank shall no longer use any of the NMG Licensed Marks (or any other trademarks or source indicators confusingly similar thereto) and must rebrand the NMG Credit Cards; provided that after such [***], Bank may continue to use the NMG Licensed Marks solely to the extent necessary to identify the Accounts in connection with the billing and collection thereof and as otherwise required by Applicable Law.

(f)            In the case of a termination by NMG pursuant to Section 16.2(f)(ii)(B), if NMG delivers written notice of its intention to exercise the option to purchase the Program Assets referred to in Section 17.2 but fails to consummate such purchase at or before such expiration of the time to complete such purchase as set forth in this Agreement, NMG shall pay to Bank, within [***] after such expiration, an amount equal to [***], Bank shall be entitled to draw upon and retain such amount from the segregated account, escrow account or letter of credit established pursuant to Section 4.6(h)(i) and (iv).  The remainder of the amount held in the segregated account or in escrow after such payment or drawing, if any, pursuant to Section 4.6(h)(i) shall be released to NMG and the letter of credit shall be terminated immediately upon such payment or drawing.  If NMG elects not to exercise the Program Assets purchase option referred to in Section 17.2, fails to timely exercise the purchase option within the time period specified in Section 17.2(b) or the Program Purchase Date occurs, all amounts held in the segregated account or in escrow established pursuant to Section 4.6(h)(i) and (iv) shall be paid to NMG and the letter of credit, if any, shall be terminated without any drawing thereunder.

(g)           In the case of a termination by NMG pursuant to Section 16.2(f)(ii)(B), within [***] after NMG delivers written notice that it does not intend to exercise the Program Assets purchase option referred to in Section 17.2 or fails to timely exercise such purchase option within the time period specified in Section 17.2(b), Bank shall be entitled to draw upon the segregated account or escrow account established pursuant to Section 4.6(h)(ii) and retain for its own account the New Account Loss Reserve Amount.  In addition, in the case of a termination by NMG pursuant to Section 16.2(f)(ii)(B), if NMG elects to exercise its option to purchase the Wind-Down Assets and NMG or the Nominated Purchaser fails to pay the purchase price for such Wind-Down Assets on date when such purchase price is due pursuant to Section 17.5(a), Bank shall be entitled, as its [***] remedy for such failure, to draw upon and retain the Wind-Down Asset Purchase Reserve Amount from the segregated account or escrow account established pursuant to Section 4.6(h)(iii).

ARTICLE XVIII

INDEMNIFICATION

18.1        NMG Indemnification of Bank.  The NMG Companies shall indemnify and hold harmless Bank, its Affiliates, and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

(a)           any Retail Merchant’s negligence or recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b)           any breach by an NMG Company of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement or the Original Agreement;

(c)           any actions or omissions by Bank taken or not taken at an NMG Company’s written request or direction pursuant to this Agreement except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of the NMG Companies;

(d)           dishonest or fraudulent acts by a Retail Merchant, or any of its agents or employees, in connection with the Program (except to the extent of any amount charged back pursuant to Section 8.5);

(e)           any failure by the Retail Merchants to satisfy any of their obligations to third parties with respect to the sale by them to such third parties of NMG Goods and Services;

(f)            any Solicitation Materials distributed by an NMG Company and not (i) approved by the Management Committee or (ii) provided by Bank;

(g)           any claim, suit or proceeding by any third party arising out of the failure of a Retail Merchant to comply with Applicable Law in connection with the Program or the Operating Procedures, unless such failure was the result of any action taken or not taken by such Retail Merchant (i) at the written request or direction of Bank or (ii) in compliance with documented policies, procedures or processes with respect to the Program;

(h)           the NMG Companies’ Inserts or Billing Statement messages; and

(i)            allegations by a third party that the use of the NMG Licensed Marks constitutes infringement of any Intellectual Property right of such third party.

Except as expressly set forth herein, to the extent that any single action or omission of NMG in connection with its performance of the Services (as defined in the Servicing Agreement) and NMG’s other obligations as servicer shall constitute a breach of a representation, warranty, covenant or other provision of this Agreement and shall also constitute a breach of a representation, warranty, covenant or other provision of the Servicing Agreement that is covered by the provisions of Article VII of the Servicing Agreement, then, in light of the principles set forth in Section 11.4(n) hereof, the applicable provisions of Article VII of the Servicing Agreement, and not the provisions of this Section 18.1, shall apply to such action or omission.

18.2        Bank’s Indemnification of the NMG Companies.  Bank shall indemnify and hold harmless NMG, its Affiliates and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

(a)           Bank’s or its Affiliate’s negligence or recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b)           any breach by Bank or any of its Affiliates, employees or agents of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement, the Original Agreement or any Cardholder Agreement;

(c)           (i) any actions or omissions by any of the NMG Companies taken or not taken at Bank’s written request or direction pursuant to this Agreement, except where the NMG Companies would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Bank (provided, however, that this exception shall not apply to any actions taken at the request or direction of Bank pursuant to its authority over compliance with Applicable Law), and (ii) any actions or omissions taken by the NMG Companies in compliance with the Program Policies and Procedures;

(d)           dishonest or fraudulent acts by Bank, or any of its Affiliates, agents or employees, in connection with the Program;

(e)           any failure by Bank to satisfy any of its obligations to (i) Cardholders with respect to the Program or the Accounts, whether pursuant to the Cardholder Agreements or otherwise or (ii) any other third parties in connection with its provision of other products and services to such third parties;

(f)            any Account Documentation and Solicitation Materials approved by the Management Committee (whether pursuant to this Agreement or any predecessor hereto) and used by any of the NMG Companies in that form and in accordance with Bank’s instructions and/or the Operating Procedures that fails to comply with Applicable Law, other than any content in the Solicitation Materials that primarily relates to Loyalty Programs and was included in the Solicitation Materials in the form provided by NMG without any input from Bank with respect to Applicable Law;

(g)           any claim, suit or proceeding by any third party arising out of the failure of Bank to comply with Applicable Law in connection with the Program or the Operating Procedures unless such failure was the result of any action taken or not taken by Bank at the specific written request or direction of the NMG Companies;

(h)           Bank’s Inserts or Billing Statement messages; and

(i)            allegations by a third party that the use of the Bank Licensed Marks constitutes infringement of any Intellectual Property right of such third party.

18.3        Procedures.

(a)           In case any claim is made, or any suit or action is commenced, against a Party (the “Indemnified Party”) in respect of which indemnification may be sought by it under this ARTICLE XVIII, the Indemnified Party shall promptly give the other Party (the “Indemnifying Party”) notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice from the Indemnified Party, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party.  After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, except as set forth in Section 18.3(b), the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.

(b)           The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events the attorneys’ fees and expenses of counsel to the Indemnified Party shall be borne by the Indemnifying Party.

(c)           The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in, the defense of any such claim, suit or action.

(d)           The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages for which the Indemnified Party will be fully indemnified hereunder, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (ii) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

18.4        Notice and Additional Rights and Limitations.

(a)           If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this ARTICLE XVIII may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover from the Indemnified Party for any loss, cost or expense which it can establish resulted from such failure to give prompt notice.

(b)           This ARTICLE XVIII shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights that either Party might otherwise have at law or in equity.

ARTICLE XIX

MISCELLANEOUS

19.1        Precautionary Security Interest.  The NMG Companies and Bank agree that this Agreement contemplates the extension of credit by Bank to Cardholders and that the NMG Companies’ submission of NMG Charge Transaction Data to Bank shall constitute assignment by the NMG Companies of any and all right, title and interest in such NMG Charge Transaction Data and the Cardholder Indebtedness reflected therein.  However, as a precaution in the unlikely event that any person asserts that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and to secure the NMG Companies’ payment of and performance of all obligations of the NMG Companies to Bank, the NMG Companies hereby grant to Bank a first priority present and continuing security interest in and to the following, whether now existing or hereafter created or acquired:  (i) all Accounts, Cardholder Indebtedness, Account Documentation and NMG Charge Transaction Data, (ii) all deposits, credit balances and reserves on the Bank’s books relating to the Program, and (iii) all proceeds of the Cardholder Indebtedness.  In addition, the NMG Companies agree to take any reasonable action requested by Bank, at Bank’s expense, to establish the first lien and perfected status of such security interest.  Upon the termination or expiration of this Agreement, Bank shall execute such releases and file such notices as the NMG Companies may request to evidence the termination of the security interest provided for in this Section 19.1.

19.2        Securitization, Participation or Pledge of Cardholder Indebtedness.

(a)           Bank shall have the right to securitize, participate or pledge the Cardholder Indebtedness or any part thereof by itself or as part of a larger offering at any time, in such a manner that allows Bank to obtain cash flows representing all or most of the economic benefits of owning such Cardholder Indebtedness.  Such securitization, participation or pledge shall not affect the NMG Companies’ rights or Bank’s obligations hereunder.  Bank shall not securitize, participate or pledge the Cardholder Indebtedness in any manner that may encumber any of the NMG Companies’ rights hereunder to purchase Program Assets.  All uses of the NMG Licensed Marks in any securitization document shall be made in accordance with Section 10.1 and with the prior written approval of NMG.

(b)           In the event the NMG Companies elect to purchase the Program Assets pursuant to Section 17.2 and Bank has securitized, participated or pledged any of the Cardholder Indebtedness included in the Program Assets, the Parties will cooperate to transfer such assets, or Bank’s interest in and servicing rights with respect to such assets, to NMG or its Nominated Purchaser on reasonable terms pursuant to instruments in form and substance satisfactory to the Parties, and the purchase price set forth in Section 17.2(d) shall be reduced by the outstanding principal balance of such obligations on the Program Purchase Date.

19.3        Assignment.  None of the NMG Companies, on the one hand, and Bank, on the other hand, shall assign this Agreement or any of its rights hereunder without the prior written consent of the other Party, except to the extent (i) the Cardholder Indebtedness is securitized as permitted pursuant to Section 19.2 or (ii) otherwise permitted under the Servicing Agreement.

19.4        Sale or Transfer of Accounts.  Bank shall not sell or transfer in whole or in part any Accounts; provided, however, that this Section 19.4 shall not restrict the ability of Bank to securitize, participate or pledge the Cardholder Indebtedness pursuant to Section 19.2.  Bank may from time to time propose to NMG the terms under which it desires to sell any NMG Accounts that have been written-off in accordance with the Risk Management Policies, including the payments proposed to be made to NMG and Bank in connection with any such sale.  NMG shall consider any such proposal in good faith but shall be entitled to accept or reject any such proposal in its sole discretion.

19.5        Subcontracting.

(a)           Except as approved by the Management Committee, it is understood and agreed that, in fulfilling its obligations under this Agreement, no Person other than a Party hereto or its Affiliates may perform such Party’s functions; provided that, to the extent a Party is not required to obtain Management Committee approval under Section 3.2(d)(iv) to outsource or subcontract a service, the Parties and their Affiliates may subcontract or outsource such service to such third party (e.g., subcontractor or outsourced service provider).  Each Party hereto shall be responsible for functions performed by such Affiliates or other Persons to the same extent the Party would be responsible if it performed such functions itself, and such Party shall cause such Affiliates or other Persons to comply with such Party’s obligations under this Agreement.  Without limiting the generality of the foregoing, each Party shall require such Affiliates or other Persons the same, or substantially the same, level of risk mitigation and compliance as such Party is required to provide under this Agreement.

(b)           Prior to seeking the approval of the Management Committee pursuant to Section 3.2(d)(iv) in connection with the use by a Party of a third party (e.g., subcontractor or outsourced service provider), other than an Affiliate of NMG or Bank, as the case may be, to perform any of the obligations to be performed by Bank or the NMG Companies under this Agreement, such Party shall give the Management Committee at least thirty (30) days’ prior written notice, which notice shall specify the scope of the proposed services (including the specific services) to be performed by such third party, the identity or qualifications of such third party, the proposed site from which such services would be provided, and a written description of the scope and materials terms of the proposed agreement to be entered into by such Party and such third party.  Such Party shall perform reasonable due diligence in accordance with such Party’s then-current due diligence policies and procedures, and such diligence shall include any diligence that may be required by the other Party to ensure compliance with Applicable Laws, in each case, on such third party that such Party desires to retain.  Upon the request of the other Party, such Party shall provide a copy of such due diligence assessment to the other Party.

(c)           Each Party agrees to make commercially reasonable efforts to provide the other Party, upon such Party’s written reasonable request, with reasonable information regarding the performance by third parties (e.g., subcontractor or outsourced service provider), including, an Affiliate of such Party, used by such Party to perform any of the obligations to be performed by such Party under this Agreement, including information regarding (i) such Person’s non-compliance with the terms of this Agreement, or the terms of the agreement between such Party and such Person, (ii) any external or internal audit findings relating to such Person’s performance for such Party of such Party’s obligations under this Agreement, and (iii) any material trends of customer complaints in connection with such Person’s performance for such Party of such Party’s obligations under this Agreement.  In the case of significant concerns by a Party arising with respect to such Person’s performance of the other Party’s obligations under this Agreement that are based on the information provided to such Party pursuant to the immediately preceding sentence, the other Party shall use commercially reasonable efforts to facilitate joint dialog among such Person and the Parties that are designed to alleviate such concerns.

(d)           Each Party shall, at the request of the other Party, exercise any available contractual rights to terminate the services of a third party (e.g., subcontractor or outsourced service provider), including an Affiliate of such Party, used by such Party to perform any of the obligations to be performed by such Party under this Agreement, and each Party shall use all commercially reasonable efforts, including exercising such other contractual rights as the other Party may reasonably request if (i) such Person’s performance is materially deficient in a manner that poses financial or legal risk to such other Party or that poses risk to such other Party’s obligation to comply with Applicable Law, (ii) good faith doubts exist concerning such Person’s ability to render future performance under this Agreement in the manner required by this Agreement because of prior performance breaches or changes in such Person’s ownership, management, financial condition, or otherwise, or (iii) there have been material misrepresentations by or concerning such Person.

19.6        Sales and Use Tax.  This Agreement is intended to be a tax included contract for Texas sales and use taxes due on the taxable Texas portion of the Services performed by NMG that benefit Bank in Texas.  Bank shall provide to NMG a multi-state benefit exemption certificate and a letter instructing NMG to pay directly to the State of Texas the Texas sales and use tax due under this Agreement.

19.7        Amendment.  Except as provided herein, this Agreement may not be amended except by a written instrument signed by Bank and each of the NMG Companies.

19.8        Non-Waiver.  No delay by a Party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right.  The exercise of one or more of a Party’s rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such Party under this Agreement or in law or at equity.

19.9        Severability.  In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

19.10      Waiver of Jury Trial and Venue.

(a)           Each Party hereby waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

(b)           Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the State of Delaware or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware over any action arising out of this Agreement, and each Party hereby irrevocably waives any objection which such Party may now or hereafter have to the laying of improper venue or forum non conveniens.  Each Party agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.  Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against a Party if given as provided herein.

19.11      Governing Law; Compliance with Law.

(a)           This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed within such State and applicable federal law.

(b)           Without in any way limiting the other obligations of the Parties set forth in this Agreement, each Party shall comply in all material respects with Applicable Law in connection with its activities and the exercise of its rights and performance of its obligations hereunder.

19.12      Specific Performance.  The Parties agree that money damages would not be a sufficient remedy for any breach of Article VI, X or XIII or the failure of a Party to perform any of its material obligations hereunder, and that, in addition to all other remedies, each Party will be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any such breach or failure to perform its material obligations hereunder.  Each Party waives any requirements for the securing or posting of any bond in connection with such remedy.

19.13      Captions.  Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

19.14      Notices.  Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, addressed as follows:

If to the NMG Companies:	c/o The Neiman Marcus Group, Inc. One Marcus Square 1618 Main Street Dallas, Texas 75201 Attention: General Counsel

c/o The Neiman Marcus Group, Inc. One Marcus Square 1618 Main Street Dallas, Texas 75201 Attention: Credit Card Program Manager

With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Maripat Alpuche, Esq.

If to Bank:	Capital One, National Association 26525 N. Riverwoods Blvd. Mettawa, Illinois 60045 Attention: Heather L. Roche

With a copy to:	Capital One Services, LLC 1680 Capital One Drive McLean, Virginia Attention: Chief Counsel,Transactions

19.15      Coordination of Consents and Approvals.  With respect to any consent or approval to be given by the NMG Companies, NMG may give consents or approvals on behalf of the other NMG Company and Bank shall be entitled to rely on any such consent or approval of NMG acting on behalf of any or all of the NMG Companies.

19.16      Further Assurances.  The NMG Companies and Bank agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

19.17      No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed by the Parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between the NMG Companies and Bank, and no act of either Party shall be deemed to create any such relationship.  The NMG Companies and Bank each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

19.18      Press Releases.  The NMG Companies, on the one hand, and Bank, on the other hand, each shall obtain the prior written approval of the other Party with regard to the substance and timing of any press releases which announce the execution of this Agreement or the transactions specified herein, which prior approval shall not unreasonably be withheld.  At all times thereafter, the NMG Companies and Bank, prior to issuing any press releases concerning this Agreement or the transactions specified herein, shall consult with each other concerning the proposed substance and timing of such releases and give due consideration to the comments of the other Party relating thereto.  The foregoing notwithstanding, it is understood that neither Party shall be required to obtain any prior consent, but shall consult with each other to the extent practicable, with regard to (a) filings, press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any governmental agency or stock exchange and (b) publications prepared solely by and for employees of any of the NMG Companies or Bank, or their respective Affiliates.

19.19      No Set-Off.  The NMG Companies and Bank agree that each Party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other Party held by the Party or (ii) any indebtedness or other liabilities at any time owing by the Party to the other Party, as the case may be, against or on account of any obligations owed by the other Party under this Agreement, except as expressly set forth herein.

19.20      Conflict of Interest.  Each Party hereto, in performing it obligations hereunder, shall establish and maintain appropriate business standards, procedures and controls designed to ensure that such Party shall perform and conduct its operations in a manner consistent with the Program Objectives and in such a way as not to disparage or embarrass or otherwise adversely affect the other Party and its Affiliates.  Each Party shall review such standards, procedures and controls with reasonable frequency during the Term including those related to the activities of its employees and agents in their relations with the employees, agents and representatives of the other Party hereto and with other third parties.

19.21      Third Parties.  There are no third-party beneficiaries to this Agreement.  Except for the Indemnified Parties with respect to indemnity claims pursuant to Article XVII, the Parties do not intend:  (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a Party to be created in favor of any person or entity other than the other Party.

19.22      Force Majeure.  If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, terrorist attacks, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a Party and could not have been prevented by reasonable precautions, (each, a “Force Majeure Event”) then such Party shall be excused from such performance to the extent of and during the period of such Force Majeure Event.  A Party excused from performance pursuant to this Section 19.22 shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in Section 7.3(d), and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either Party to settle a strike or other labor dispute when it does not wish to do so.  Notwithstanding the foregoing, if a condition constituting a Force Majeure Event with respect to Bank, on the one hand, or the NMG Companies, on the other hand, exists for more than thirty (30) consecutive days (or five (5) days in the case of any payment obligation) and such Party is unable to perform a material obligation (which shall be deemed to include any payment obligation pursuant to Article VIII or Article IX) under this Agreement due to such Force Majeure Event, then the other Party shall have the right to terminate this Agreement upon written notice to the Party subject to such Force Majeure Event; provided, however, that (i) prior to delivering written notice of termination in respect of such Force Majeure Event, the Party seeking to terminate this Agreement shall call, and the Parties shall attend one or more Management Committee to consider and vote upon a plan to outsource the material obligation that such Party is unable to perform and (ii) in the event such outsourcing arrangement is agreed to, the Parties shall promptly implement such arrangement and this Agreement may not be terminated unless such Force Majeure Event continues on the fifteenth (15th) day following approval of such outsourcing arrangement.

19.23      Entire Agreement.  This Agreement, together with the Schedules hereto which are expressly incorporated herein by reference, supersedes any other agreement, including the Original Agreement, whether written or oral, that may have been made or entered into by the NMG Companies and Bank (or by any officer or employee of any such Parties) relating to the matters specified herein, and constitutes the entire agreement by the Parties related to the matters specified herein or therein.

19.24      Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers.  It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the other.

19.25      Counterparts/Facsimiles.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  Any facsimile of an executed counterpart shall be deemed an original.

19.26      Survival.  Upon the expiration or termination of this Agreement, the Parties shall have the rights and remedies described herein.  Upon such expiration or termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Schedule 4.6(f) and the corresponding provisions of Section 4.6(f) (Alternative Risk Change Payment Arrangements), ARTICLE VI (Cardholder Information), Section 8.5 (Bank Right to Charge Back), Article X (Intellectual Property), ARTICLE XII (Access, Audit and Dispute Resolution), Article XIII (Confidentiality), ARTICLE XVII (Effects of Termination), ARTICLE XVIII (Indemnification), Section 19.1 (Precautionary Security Interest), Section 19.6 (Sales and Use Tax), Section 19.10 (Waiver of Jury Trial and Venue) and Section 19.11 (Governing Law; Compliance with Law) shall survive the expiration or termination of this Agreement.

19.27      Limitation of Liability.  Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to the other for punitive or exemplary damages relating to or arising out of this Agreement, any breach hereof or any of the transactions provided for therein, except (i) if the Indemnified Party shall have become liable to a third party for such amounts, (ii) for damages occasioned by the willful misconduct, fraud or gross negligence of such Party, and (iii) damages occasioned by a such Party’s breach of Article VI or Article XIII.

ARTICLE XX

RECOURSE CREDIT PROGRAM

20.1        Recourse Credit Program.

(a)           Overview. From time to time, NMG may request that the Bank approve an Application or Account as a Full Recourse Account or an Account as a Partial Recourse Account. If such requests are within a range of acceptable creditworthiness, as solely determined by NMG’s Vice President of Credit Risk or NMG’s Director of Credit Operations, then NMG shall advise Bank’s account executive via email, and Bank will approve the requests to designate such Accounts as Full Recourse Accounts or Partial Recourse Accounts subject to the terms and conditions set forth in this Article XX (Full Recourse Accounts and Partial Recourse Accounts being herein referred to as “Recourse Accounts”).  Notwithstanding the foregoing: (i) an Account shall not be accepted as a Full Recourse Account if the applicant is not eighteen (18) years or older at the time the Application is submitted for approval and (ii) an Account shall not be accepted as a Recourse Account if doing so would violate Applicable Law.

(b)           Recourse Accounts shall be subject to the same Cardholder terms as the remainder of the Accounts under the Program.  Recourse Accounts shall be considered Accounts for all purposes of this Agreement, including Sections 4.10 and 4.11.

20.2        NMG Obligations.

(a)           Obligation to Purchase or Reimburse. NMG understands and acknowledges that Bank would not approve any Recourse Accounts if NMG had not promised to comply with all of the terms and conditions set forth in this Article XX. In exchange for Bank’s approval of such Recourse Accounts, NMG agrees (i) to purchase any Full Recourse Account from Bank that: (A) becomes [***] past due; (B) is held by a Cardholder who is deceased;  (C) is included in any bankruptcy proceeding; or (D) is included in any probate proceeding; and (ii) to reimburse Bank for the portion of any Account balance of any Partial Recourse Account that exceeds the credit line that would have been in effect in absence of such designation as a Partial Recourse Account in the event such Partial Recourse Account is charged off in accordance with the Risk Management Policies. NMG agrees to purchase each such Recourse Account (or reimburse such balance referred to above in the case of a Partial Recourse Account) from Bank for the full balance (or portion thereof referred to above in the case of a Partial Recourse Account) due at the time of the purchase, including earned interest and fees. NMG agrees to pay the Bank the relevant amount referred to above within [***] after receiving written notice or an email from Bank of the occurrence of an event referred to in clause (A), (B), (C) or (D).

20.3        Collection of Charged-Off Partial Recourse Accounts and Purchased Full Recourse Accounts.

(a)           Following the time that Partial Recourse Accounts have been charged off, any recoveries will be split proportionately based on the proportion of the amount remaining unpaid to Bank (other than the portion of such amount for which NMG made payment pursuant to Section 20.2(a)(ii)) and the amount remaining unpaid to NMG from its payment pursuant to Section 20.2(a)(ii) above.  Bank will assume all costs of collecting charged-off Partial Recourse Accounts.

(b)           Upon payment to Bank of the purchase price for any Full Recourse Account, Bank shall assign all rights, title and interest in such Recourse Account(s) to NMG. Thereafter, NMG will bear all liability and risk of loss associated with such Recourse Account, without warranty by or recourse or liability to Bank, and NMG shall have the sole right to collect all amounts payable under the assigned Recourse Account.  NMG agrees that Bank may deduct undisputed past due amounts that NMG owes to Bank for Recourse Accounts hereunder from any amounts Bank owes to NMG under the Agreement.  If Bank receives a payment on a Full Recourse Account after it has been purchased by NMG, Bank will forward to NMG, as promptly as reasonably practicable, the equivalent sums for such payment received.

20.4        Performance.  NMG shall be obligated under this Article XX to make the payments referred to in Section 20.2 in respect of Recourse Accounts without requiring any actions or proceedings to be taken by Bank against the Cardholder(s). NMG expressly waives the benefit of any notice from Bank of modification of the Recourse Account terms and agrees that, prior to any purchase demand by Bank, Bank may, without releasing the liability of NMG hereunder, extend the time for making any payment, waive or extend the performance of any agreement or otherwise waive, amend, extend or modify any agreement or terms governing Recourse Accounts. Bank may proceed against NMG directly and independently of Cardholder(s), as Bank may elect.

20.5        Reports. Bank agrees to provide NMG with reporting on the status of all Recourse Accounts not less than monthly. Such report shall include the total number of Recourse Accounts in the Recourse Portfolio, the aggregate dollar amount of the Recourse Accounts in the Recourse Portfolio, the percentage of the total Program receivables that are comprised of Recourse Accounts, and an itemized accounting of the delinquency level of each Recourse Account.

20.6        Termination. Bank may discontinue the addition of new Recourse Accounts to the Recourse Portfolio at any time, upon [***] prior written notice to NMG. In addition, upon termination of the Agreement, or receipt or delivery of notice of termination by any Party, Bank may immediately cease the addition of new Recourse Accounts. In such case, the rights and obligations of the Parties with respect to Recourse Accounts established before the effective date of termination will not be affected.

20.7        Portfolio Cap.  If, at any time, the aggregate dollar amount of Gross Receivables in the Recourse Portfolio equals or exceeds [***] of Bank’s receivables for the total Program, then Bank may suspend the addition of new Accounts to the Recourse Portfolio until the aggregate dollar amount of the Recourse Portfolio falls below the cap.

20.8        Removals from Recourse Portfolio. In the event a Cardholder pays the entire balance owed on a Recourse Account, Bank may in its sole discretion at any point thereafter remove such Recourse Account from the Recourse Portfolio and treat it as a regular Account. Accordingly, if, and from the time, any such Recourse Account is removed from the Recourse Portfolio, the Account shall no longer be deemed a Recourse Account or subject to the terms of this Article XX.

20.9        Annual Review.  At the end of each Program Year, Bank will review the performance of the Recourse Portfolio and shall, with respect to any of such Recourse Accounts that would qualify as an Account with the credit line then in effect thereunder under the Risk Management Policies then in effect, redesignate such Account as an Account that is not a Recourse Account.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Stacie Shirley
	Name:	Stacie Shirley
	Title:	SVP - Finance and Treasurer

BERGDORF GOODMAN, INC.

By:	/s/ Stacie Shirley
	Name:	Stacie Shirley
	Title:	SVP - Finance and Treasurer

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Heather Roche
	Name:	Heather Roche
	Title:	Vice President

[Signature Page to Second Amended and Restated Credit Card Program Agreement]

EXECUTION COPY

SCHEDULE 1.1(b)

Bank Licensed Marks

MARK	REG #NUMBER
CAPITAL ONE [Word Mark]	3442400
3989909

SCHEDULE 1.1(c)

Comparable Partner Programs

[***]

SCHEDULE 1.1(d)

Collar Information

“High Collar” means (i) with respect to the Finance Charge Reversal Percentage applicable to the Private Label Accounts, [***], (ii) with respect to the Late Fee Reversal Percentage applicable to the Private Label Accounts, [***], (iii) with respect to the dollar amount of Average Interest Free Receivables as a percentage of Average Private Label Receivables, [***], or, in each case, such other level as may from time to time be set by the Management Committee.

SCHEDULE 1.1(e)

Housing Price Forecast

Table with Moody’s March 2012 forecast and the [***] trigger as follows:

Month	A=March 2012 Forecast	[***]	[***]
12-Jul	317.24	[***]	[***]
12-Aug	317.08	[***]	[***]
12-Sep	316.93	[***]	[***]
12-Oct	316.81	[***]	[***]
12-Nov	316.75	[***]	[***]
12-Dec	316.75	[***]	[***]
13-Jan	316.72	[***]	[***]
13-Feb	316.53	[***]	[***]
13-Mar	316.13	[***]	[***]
13-Apr	315.71	[***]	[***]
13-May	315.6	[***]	[***]
13-Jun	315.98	[***]	[***]
13-Jul	316.62	[***]	[***]
13-Aug	317.18	[***]	[***]
13-Sep	317.46	[***]	[***]
13-Oct	317.73	[***]	[***]
13-Nov	318.41	[***]	[***]
13-Dec	319.73	[***]	[***]
14-Jan	321.42	[***]	[***]
14-Feb	322.89	[***]	[***]
14-Mar	323.94	[***]	[***]
14-Apr	324.79	[***]	[***]
14-May	325.76	[***]	[***]
14-Jun	327.1	[***]	[***]
14-Jul	328.64	[***]	[***]
14-Aug	330.1	[***]	[***]
14-Sep	331.23	[***]	[***]
14-Oct	332.2	[***]	[***]
14-Nov	333.24	[***]	[***]
14-Dec	334.51	[***]	[***]
15-Jan	336	[***]	[***]
15-Feb	337.45	[***]	[***]
15-Mar	338.86	[***]	[***]
15-Apr	340.28	[***]	[***]
15-May	341.69	[***]	[***]
15-Jun	343.13	[***]	[***]
15-Jul	344.56	[***]	[***]
15-Aug	345.96	[***]	[***]
15-Sep	347.24	[***]	[***]
15-Oct	348.44	[***]	[***]
15-Nov	349.59	[***]	[***]

Month	A=March 2012 Forecast	[***]	[***]
15-Dec	350.7	[***]	[***]
16-Jan	351.85	[***]	[***]
16-Feb	353.01	[***]	[***]
16-Mar	354.25	[***]	[***]
16-Apr	355.54	[***]	[***]
16-May	356.84	[***]	[***]
16-Jun	358.1	[***]	[***]
16-Jul	359.31	[***]	[***]
16-Aug	360.52	[***]	[***]
16-Sep	361.68	[***]	[***]
16-Oct	362.82	[***]	[***]
16-Nov	363.95	[***]	[***]
16-Dec	365.06	[***]	[***]
17-Jan	366.18	[***]	[***]
17-Feb	367.23	[***]	[***]
17-Mar	368.26	[***]	[***]
17-Apr	369.33	[***]	[***]
17-May	370.4	[***]	[***]
17-Jun	371.49	[***]	[***]
17-Jul	372.58	[***]	[***]
17-Aug	373.68	[***]	[***]
17-Sep	374.75	[***]	[***]
17-Oct	375.8	[***]	[***]
17-Nov	376.85	[***]	[***]
17-Dec	377.91	[***]	[***]
18-Jan	379	[***]	[***]
18-Feb	380.06	[***]	[***]
18-Mar	381.16	[***]	[***]
18-Apr	382.32	[***]	[***]
18-May	383.47	[***]	[***]
18-Jun	384.62	[***]	[***]
18-Jul	385.76	[***]	[***]
18-Aug	386.9	[***]	[***]
18-Sep	388.03	[***]	[***]
18-Oct	389.15	[***]	[***]
18-Nov	390.27	[***]	[***]
18-Dec	391.4	[***]	[***]
19-Jan	392.57	[***]	[***]
19-Feb	393.7	[***]	[***]
19-Mar	394.85	[***]	[***]
19-Apr	396.07	[***]	[***]
19-May	397.29	[***]	[***]
19-Jun	398.52	[***]	[***]
19-Jul	399.73	[***]	[***]
19-Aug	400.95	[***]	[***]
19-Sep	402.14	[***]	[***]
19-Oct	403.33	[***]	[***]
19-Nov	404.53	[***]	[***]
19-Dec	405.73	[***]	[***]

Month	A=March 2012 Forecast	[***]	[***]
20-Jan	406.98	[***]	[***]
20-Feb	408.21	[***]	[***]
20-Mar	409.47	[***]	[***]
20-Apr	410.77	[***]	[***]
20-May	412.08	[***]	[***]
20-Jun	413.39	[***]	[***]
20-Jul	414.69	[***]	[***]
20-Aug	416	[***]	[***]
20-Sep	417.28	[***]	[***]
20-Oct	418.56	[***]	[***]
20-Nov	419.83	[***]	[***]
20-Dec	421.12	[***]	[***]
21-Jan	422.44	[***]	[***]
21-Feb	423.72	[***]	[***]
21-Mar	425.01	[***]	[***]
21-Apr	426.35	[***]	[***]
21-May	427.70	[***]	[***]
21-Jun	429.03	[***]	[***]
21-Jul	430.36	[***]	[***]
21-Aug	431.68	[***]	[***]
21-Sep	432.97	[***]	[***]
21-Oct	434.24	[***]	[***]
21-Nov	435.51	[***]	[***]
21-Dec	436.79	[***]	[***]
22-Jan	438.11	[***]	[***]
22-Feb	439.38	[***]	[***]
22-Mar	440.66	[***]	[***]
22-Apr	441.99	[***]	[***]
22-May	443.33	[***]	[***]
22-Jun	444.66	[***]	[***]
22-Jul	445.98	[***]	[***]
22-Aug	447.30	[***]	[***]
22-Sep	448.58	[***]	[***]
22-Oct	449.85	[***]	[***]
22-Nov	451.12	[***]	[***]
22-Dec	452.40	[***]	[***]

1.              Example of (i) of “Housing Price Forecast Condition”: A Housing Price Forecast Condition shall be determined to exist as of [***] if any month within the range of months bounded by [***] of the Housing Price Forecast published in [***] is less than the corresponding value of [***] in the table above.

SCHEDULE 1.1(f)

Program Loyalty Program and Loyalty Cards

Section A: Description of Current Program Loyalty Program

The InCircle Program

The InCircle program has successfully driven the use of the NM and BG Card and has stimulated ongoing retail sales for over 25 years. The InCircle Program applies automatically to any NM or BG Card (in limited cases, InCircle can be awarded to select AMEX cards enrolled in the program by a customer). Under the current InCircle Program, a customer is an InCircle member as soon as they open a new credit card account. Each time a customer uses the NM or BG Card, the customer earns two points for each dollar spent. Once a customer accumulates 10,000 points during an annual period, the customer becomes eligible to redeem for an InCircle Gift card.

With membership come certain special benefits, as determined by NMG. In the past those benefits have included the following, subject to changes made by NMG from time to time, and upon $2500 spend: a Perk Card (good for store services such as dining, alterations, parking and more), two publications, complimentary gift packaging on purchases over $25, double InCircle points on the customer’s Day of Choosing. Also, all active cardholders receive advance notice of sales and special events. NMG will periodically have bonus-point days in stores and/or online when cardholders can earn double or triple points for every dollar spent on the card, driving more customer traffic.

A member’s account must be in good standing and at the current point level for thirty days to be eligible to redeem points. Merchandise returns and other financial adjustments are deducted from the InCircle account points. Corporate and employee accounts are not eligible to participate in the InCircle program.

All point redemptions for InCircle must be made during the annual program period (which lasts for thirteen months from January 1st, to the following January 31st). After January 31st, 25% of unredeemed InCircle points (up to a maximum of 10,000 points) will be carried over into the next annual program period. Points are not earned on sales tax, beauty salons, delivery and processing, alterations or gift packaging charges. Points are not convertible to cash or payment on Neiman Marcus or Bergdorf Goodman credit accounts. Customers are responsible for all federal, state, and local taxes; for delivery, processing, and handling fees; and for insurance. For the majority of InCircle customers with point balances greater than 10,000, InCircle automatically redeems points for the appropriate tiered gift card value.

NMG also offers special privileges determined by NMG from time to time (such as personal shopper services, invitations to exclusive events, free consultations and private shopping hours) as well as InCircle points to AMEX Centurion (“Black”) and Platinum cardholders.

Section B: Loyalty Cards

InCircle Gift Card®

SCHEDULE 1.1(g)

Non-Card Payment Plans and Private Label Credit Cards

Section A: Non-Card Payment Plans

Signature Accounts

Commercial or Corporate Accounts (including Studio Accounts)

Section B: Private Label Credit Cards

Neiman Marcus

Neiman Marcus Card

Bergdorf Goodman

Bergdorf Goodman Card

SCHEDULE 1.1(h)

NMG Licensed Marks

Mark	Serial/Registration Number
BERGDORF GOODMAN	1902799
BERGDORF GOODMAN	0992733
NEIMAN MARCUS	2209260
NEIMAN MARCUS	0934177
NEIMAN MARCUS	2959652
NEIMAN MARCUS (stylized)	1733202
NEIMAN-MARCUS	1154006
NM	1558605
NM GIFT CARD	2137494
IN (design)	3370501
INCIRCLE	3370473
INCIRCLE (design)	3934856
HORCHOW GIFT CARD	3315415
LAST CALL STUDIO BY NEIMAN MARCUS	4084074

SCHEDULE 1.1 (i)

RAM Deficient Account Methodology

[***]

“Finance Charge Yield” means, for any period, the Net Interest Income divided by the Average Daily Gross Receivables, which shall be Annualized.

“Late Fee Yield” means, for any period, (i) the total dollar amount of revenue received as a result of late fees assessed upon Cardholders, less any late fee waivers granted, divided by (ii) the Average Daily Gross Receivables, which shall be Annualized.

“Other Fee Yield” means, for any period, (i) the total dollar amount of revenue received as a result of fees other than late fees assessed upon Cardholders, less any waivers of such fees granted, divided by (ii) the Average Daily Gross Receivables, which shall be Annualized.

“Net Write-Off Rate” means, for any period, the Net Write-Offs divided by the Average Daily Gross Receivables, which shall be Annualized.

SCHEDULE 1.1(j)

Special Discounts

[***]

SCHEDULE 2.2(f)

Loyalty Arrangements

Permitted Loyalty Program Arrangements

NMG can continue to honor, and can extend, renew and modify, (i) the arrangements in effect as of the Effective Date between NMG and American Express providing for the issuance of InCircle points for use of platinum and centurion Credit Cards issued by American Express and such arrangement shall be deemed not to violate Section 2.2(f)(iv), and (ii) the International Customer Rewards Program.

SCHEDULE 3.3

Program Relationship Managers; Partner Program Team

1.             Manager of NMG as of the Effective Date: [***]

2.             Manager of Bank as of the Effective Date: [***]

3.             Bank’s Program Team Requirements and Specifications

(a)           Fully-Dedicated Team Members and Payment: Bank shall ensure that the following full-time employees, in each case having the experience and skills referred to below shall devote 100% of their work efforts to the Program:

(i)    [***] marketing strategists with cumulative experience in the credit card or retail marketing industry of at least [***], or such other experience acceptable to NMG; and

(ii)   One (1) fully-trained data mining analyst.

The foregoing dedicated employees shall devote substantially all of their efforts to performing Bank’s obligations pursuant to Section 5.4.

(b)        Other Program team requirements:

Each Program team member would have a minimum of [***] of relevant experience working with similar programs.

Upon mutual agreement of NMG and Bank, [***] of the team members, including one of the marketing strategists, would be located at the NMG offices in Dallas.

Bank will identify and assign a lead technology and a lead risk management representative to work with the Program team members. Each lead representative will be the functional subject matter expert relative to the Program and will be assigned for a period of time to provide consistency in knowledge and experience to the Program team members.

SCHEDULE 3.3(d)

List of Competing Retail Programs

[***]

SCHEDULE 4.1(b)

Risk Management Policies and Operating Procedures

(See attached)

CAPITAL ONE CARD & RETAIL SERVICES

NMG CREDIT RISK MANAGEMENT POLICIES AND OPERATING PROCEDURES

DOCUMENT

FINAL 11.19

May 2013

Capital One ConfidentialCOPYRIGHT Capital One Card & Retail Services 2013 ALL RIGHTS RESERVED.

No part of this publication may be reproduced, stored in a retrieval system, or transmitted, on any form or by any means, electronic, mechanical, photocopying, recording, or otherwise, without the prior written permission of Capital One Card & Retail Services.

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Document Control

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Approval and Distribution

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Table of Contents

Section 1: Introduction	64

1.1 Purpose and Scope	4
1.2 Objectives	4
[***]

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Section 1: Introduction

1.1 Purpose and Scope

This policy establishes the guidelines, consistent with sound underwriting practices and regulatory guidance, affecting systemic and manual credit extension activities on the Neiman Marcus Group portfolio.

This is not an exhaustive list of Risk Management Policies and Operating Procedures but rather a representation for NMG and CRS regarding the processes described herein.

1.2 Objectives

The objective of this policy is to establish formalized guidelines within which operational and systemic activities related to credit extension processing is set in place for the following covered activities:

Policy Process and Execution

New Accounts / Originations

Portfolio Management / Authorizations

Guideline Increase / Decrease / Reinstatements

Reporting / Authority Limits

[***]

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[***]

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[***]

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[***]

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[***]

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SCHEDULE 4.4(f)

Document Retention Policy

Beginning as of the Effective Date, NMG shall comply with the following document retention policy:

Title	Description	Retention
Regulatory Complaints	Complaint resolutions resulting from complaints to any regulatory agency.	[***]

Customer Application & Agreement Forms	Samples of forms used for customers applying for credit. Forms include two parts: 1) Application form and 2) cardholder agreement and disclosures.	[***]

General Customer Correspondence

Retention of customer correspondence that is currently required in writing, including name changes, FTC dispute letters, bankruptcy filings and deceased notifications. Other customer correspondence including address changes, credit limit change requests and financial adjustment requests are not retained since these requests can be accepted verbally today.

[***]

Sales Slips (Signature Slips)	Signature slips that show the transaction total, tender information and customer signature but not the transaction detail.	[***]

GLB Privacy Opt Outs

Opt-out code will be retained on-line permanently unless cardholder requests opt-in or opt-out change. Other customer correspondence, including mail-in forms, is not retained since opt-out can be accepted verbally today.

[***]

Completed Approved Applications	All new applications that are signed by the applicant.	[***]

Title	Description	Retention
Customer Inquiry Decline Reason Response	[***]	[***]

Adverse Action Letters	On-line letter code notations on the declined application or existing account that had a declined sale, declined application or their account closed, and the template of the adverse action letter.	[***]

Approvals - Credit Line Increase Request	The date implemented and the revised credit guideline is retained on-line.	[***]

Resolved Disputes	On-line history of each Adjustment Jacket dispute including resolution stored in NMG Parley Forms Database.	[***]

Title	Description	Retention
Credit Bureau Change Request/Correction	[***]	[***]

Suspicious Activity Reports	Currently complete a Bank form reporting potential suspicious activity, Bank completes official suspicious activity filing. Bank form will be retained.	[***]

OFAC Reporting	Currently do not keep any results of OFAC checks.	[***]

USA Patriot Act Customer Identification Information	Account opening information such as: Name, Date of Birth, Social Security Number and Physical Address are stored on-line but not all information is necessarily required to open new account	[***]

USA Patriot Act Customer Identification Information	Pass/fail indicators of each new account reason is stored on the on-line application record although no specific beyond this indicator except any notes made by Universal Agent are retained.	[***]

Customer Identification Program Reporting	Exception reports to identify customer program reporting are sent by Bank to NMG.	[***]

Cash Payment Reporting	See above Currency Transaction Report	[***]

Title	Description	Retention
Performance Reports	Various daily, weekly, monthly or cycle reports used to measure performance in various credit department functions that are retained on-line through SystemWare XNET or RDS platform	[***]

SCHEDULE 4.6(c)(vi)

Proposed Modification to Risk Management Policy

Projected Impact on [***]

*Numbers are for Illustrative purposes only

[***] Impact Estimate – Methodology

Step I : Obtain month over month [***] impact estimate based on historical Test/Control(1) data

Assuming that [***] action was implemented on Test group in Month 0 with an average [***] amount of [***]:

[***]

Step II : If necessary (because Test/Control data for particular risk action is not available for the Neiman Marcus portfolio), derive ‘adjusted monthly [***] impact’ based on the proposed new test by incorporating judgmental assumptions.

Assuming that the average [***] amount of the new proposed test is [***], monthly [***] impact estimate is adjusted higher by [***] (judgmental assumption due to lack of real data):

[***]

Step III : Estimate the annual impacted Accounts due to the proposed new test assuming that the new CLD action will be implemented in Month 1:

[***]

(1) Test/Control data from like portfolio will be leveraged in case historical Test/Control data from Neiman Marcus is not available

[***]

SCHEDULE 4.6(d)

Implemented Modification to Risk Management Policy
Monthly Analysis of Cumulative Impact on [***]

*Numbers below within the chart are for illustrative purposes only

•                  If the cumulative [***] impact of Bank actions implemented as a Bank Matter described in 3 .2(g)(iii) or (iv) over the last 12 months is equal to or greater than 15% of [***] for the entire portfolio over the same period, NMG has the right to terminate pursuant to Section 16.2(g).

•                  In the example below, this occurs in Month 21.

[***]

Example of Calculation of Sales Impact

•                  The following example illustrates the calculation of the [***] impact for an underwriting change for a given month

•                  In this example we calculate the first-month [***] impact of [***] from the previous table (highlighted in orange)

•                  All numbers are for illustration purposes only

[***]

SCHEDULE 4.6(f)

Alternative Risk Change Payment Arrangement

With respect to any segment of RAM Deficient Accounts identified pursuant to Section 17.2(g) comprised of not less that [***] Accounts, NMG may elect, by written notice to Bank, to cause such segment of Accounts to become subject to an Alternative Risk Change Payment Arrangement, as described below, [***]. So long as NMG complies with the payment arrangements pursuant to such Alternative Risk Change Payment Arrangement, as described below, [***].

i.                                     Bank will randomly select the greater of [***] Accounts or [***] of Accounts capped at [***] Accounts from each segment of [***]; provided, however, that Bank shall only select the number of Accounts in excess of [***] Accounts (subject to the [***] Account cap) necessary to achieve a [***] confidence level that such Accounts are representative of the segment of [***].

ii.                                  Bank will apply the [***] to the [***], and will record the number of active and total Accounts, Net Credit Sales, Average Daily Gross Receivables and end of month Gross Receivables and performance [***] with respect to such Test Actioned Accounts. Bank shall report all of the foregoing information, pursuant to a report in form and substance reasonably satisfactory to NMG, on a quarterly basis, no later than the [***] following the end of each Program Quarter.

iii.                               Bank will also record and report to NMG, on the same time frame as set forth in clause (ii), all of the information referred to in clause (ii) with respect to the [***] other than the [***].

iv.                              Bank would also calculate and report to NMG, on the time frame referred to in clause (ii), the Baseline Receivables. [***]

Account” means, for any period, the sum of the Average Daily Gross Receivables for the Protected Accounts (excluding Test Actioned Accounts) for each month during such period divided by the Average Protected Accounts for such period. The excess of the Gross Receivables Per Protected Account over the Baseline Receivables are referred to herein as “Incremental Receivables.”

v.                                 With respect to each Program Quarter during the Payment Period (as defined below), if the Alternative Payment Amount (as defined below) [***] within forty-five (45) days after the end of such Program Quarter.

vi.                              With respect to each Program Quarter during the Payment Period, if the Alternative Payment Amount is [***] within forty-five (45) days after the end of such Program Quarter.

As used herein, “Alternative Payment Amount” with respect to any Program Quarter means the sum of [***].

As used herein, “Payment Period” means the period commencing with the occurrence of a Preliminary Non-Purchase Event and ending on the date that is the earlier of (i) [***] (iii) of the Program Agreement.

SCHEDULE 4.6(h)

Risk Change Shortfall

[***]

“Net Fee Income” means, for any period, the total dollar amount of revenue received as a result of late fees and other fees assessed upon Cardholders, less any late fee waivers or other fee waivers granted.

SCHEDULE 4.6(i)

VIP Assignments

New VIP assignments will be permitted only in the following instances:

•                  High Balance on the Account must be or have been at one time > [***]

•                  Recourse Accounts

[***]

Cap on VIP Assignment: Total VIP account at any given time will be no more than [***], excluding Recourse Accounts and NMG employee accounts. VIP accounts are no longer Q blocks, but are now denoted by an FX indicator beginning with “V” (eg. V1 or V8).

SCHEDULE 4.6(m)

Account Management Expansion

1. Types of Action:

Account management expansion initiatives will be implemented across at least [***]:

i.                                     Proactive Batch Credit Line Increases (CLI): Utilizing this strategy, guidelines would be systemically increased through a batch process on Accounts meeting specific credit criteria with no customer interaction required. Typically, the Accounts systemically increased would be active Accounts nearing their existing guideline that meet minimum risk score and account qualifications.

ii.                                  Posting CLI**: As part of the posting CLI process, a Cardholder who has an approved overlimit transaction would receive a systemic guideline increase such that the new guideline amount would be enough to accommodate the aforementioned approved overlimit transaction (i.e., the new guideline would exceed the outstanding balance on the account including the approved overlimit transaction).

iii.                               Expansion of Existing Overlimit Authorizations Strategy [***]**: This strategy contains the criteria for determining (i) whether an account is eligible for overlimit transactions, and (ii) the overlimit amount for which such account is eligible. Expanding the existing overlimit authorizations strategy could entail, for example, removing or reducing the hard decline risk score threshold (e.g., from [***] risk score for customer exceeding guideline, which would otherwise result in a hard decline at POS) or raising the overlimit percentage that auto-approves transactions in excess (e.g., from [***] to [***]) of a cardholder’s guideline.

iv.                              Relaxation of Existing Risk-Based Active Credit Line Decrease (CLD) Strategy: [***] Relaxing an existing Risk-Based Active CLD Strategy might entail, for example, reducing the number of Accounts affected by raising risk score thresholds in the existing strategy, decreasing guidelines less drastically (i.e., CLD to balance plus a certain buffer amount (e.g., [***] instead of CLD to balance), [***].

v.                                 Relaxation of Existing Risk Based Inactive CLD Strategy: Similar to the risk-based active credit limit decrease strategy, [***]. Relaxing this strategy may include, for example, reducing the number of Accounts affected by raising risk score thresholds in the existing strategy, decreasing guidelines less drastically (i.e., CLD to an amount higher than [***].

**[***]

2. Four illustrative examples of Bank’s obligations under Section 4.6(m):

Example 1. [***].

Example 2: [***].

Example 3: [***].

Example 4: [***].

SCHEDULE 4.7

Account Terms

Annual Fee	None.

Late Payment or Late Fee (at cycle)

Lesser of the Minimum Payment Amount and $25, in case no late fee has been assessed in the past 6 cycles

Lesser of the Minimum Payment Amount and $35, in case late fee has been assessed in the past 6 cycles

Returned Check Fees	None

Minimum Payment Amount	5% of billed balance (but at least $25 rounded up to the nearest $5).

Minimum Finance Charge	$.50

Standard APR	APR varies based on Prime + 20.74% (currently 23.99% APR as of June 1, 2010) for cardholders.

Grace Period for the Imposition of Late Fees	6 days after the payment due date

Grace Period for the Repayment of Purchases	26 days

Method of Computing the Balance for Purchases	Average Daily Balance (including new purchases)

SCHEDULE 4.8(d)

Internet Services

All Internet-based system functionality provided and maintained by the Bank must be available to cardholders 24 hours a day, 7 days a week with a minimum [***] system availability. Scheduled system maintenance not exceeding [***] hours is allowed per month during the hours of 12 am and 6 am CST, however, Bank will ensure in advance that system maintenance does not conflict with any NMG special sales event. Internet functionality shall include:

•                      Real-Time Application Processing with Fraud Authentication – Bank application processing product must be completely processed back to Internet within a [***] window. Authentication product is a necessity to release new account number immediately back to Internet applicant if automatically approved or if referred to NMG Credit Services, a referral/reference number generated. Authentication product must give NMG the ability to influence question weighting structure and type of demographic or credit bureau-related questions asked. Detailed fraud reporting and if available, the ability for Universal Agents to either re-test applicant is required if applicant calls for manual verification. In the event that fraud expenses increase for [***] compared to fraud expenses from prior year as a result of application fraud trends discussion with NMG and Bank must be held to discuss alternatives and implement new fraud strategies to either enhance or replace current authentication tools. Excluding auto-declined applications, this may include automatically referring all internet applications to perform further manual verification by NMG Fraud before approving.

•                      Real-Time Authorization Processing (on NM/BG accounts) - Direct communication to and from NM Direct/On-line CMOS system with a less than 2-second response time per authorization request is a requirement. Current over-limit percentage parameters and TRIAD guideline increase processes must be in place to eliminate as much manual intervention as reasonably possible. Authorization processing through this channel must be done from a ticket-level authorization prior to the item being shipped. At order time, an initial authorization is performed to ensure the account is approvable and until all items in the order are shipped, [***] until shipped to ensure the account is still in good standing. All authorizations not able to be approved systemically will require a batched queue-related decision process with NMG Credit Services to manually decision pending transactions. Some of these manual referrals include verifying the cardholder’s address discrepancies between the CMOS and credit systems to further detect fraudulent address sending.

•                      [***]-Month Promotional Plan Offer – On furniture and Home Décor-items, Bank shall offer NM On-line customers a [***]-month, no interest tender option for those purchases over [***] dollars. The real-time authorization processing for these Accounts must allow for these requests to be sent to NMG Credit Services for manual intervention since NMG does not have the ability to check-out (in CMOS) to offer this option directly to the customer. These requests are setup to bill in [***] equal payments with no interest based on item ship date.

•                      New Account Prescreening or Prospecting – In coordination with NM On-line personnel, new account and existing account prescreening options on the web can be discussed by NMG and Bank. The Parties intend to encourage creditworthy third party customers, either through an e-mail confirmation or post-order, to open an NM or BG charge account with or without a promotion (i.e. bonus InCircle points or free shipping). Other prospecting options to encourage existing NM or BG cardholders to use their charge card to shop will also be discussed by NMG and Bank with input from the NM On-line personnel with respect to specifications and design of such options.

•                      E-Pay Functionality – Electronic payment functionality must give the cardholder the ability to pay their bill on-line, even on their closing or due date, until [***] CST and be posted with this same date by the next business day. Should an on-line customer request to change or cancel his/her payment up until [***] CT same day, Universal Agents must have an ability to correct these payments. Returned payment transmission or reporting must be given to NMG daily to immediately reverse payment transaction or flag the account to require a replacement payment prior to additional purchases.

•                      E-Bill Functionality - On-line bill presentment must be readily available to cardholders within [***] of each cycle close and should contain at a minimum all data that is currently printed on the NM or BG monthly billing statement. Billing functionality should allow cardholders to view up to [***] of their billing statements and transactional activity online. The Parties will cooperate to implement selective marketing and InCircle loyalty messages, if available, on the billing statement. When systemically feasible, Universal Agents must have ability to view and discuss on-line e-bill functionality with cardholders whenever necessary.

•                      E-Service Functionality – Additional services to provide cycle-to-date balance information as well as customer address maintenance and credit card re-ordering capabilities must also be maintained for self-servicing by the cardholder. Additionally all “Contact Us” free-form e-mail requests from cardholders must continue to be circulated through the [***] or applicable system, with template letters existing, for NMG Credit Services to provide prompt response back to the requestor.

Schedule 4.11

Promotional Credit Plans

[***]

SCHEDULE 5.2

Marketing Commitments

The “Program Growth Percentage” is, for each Fiscal Year, the percentage by which Net Credit Sales for such Fiscal Year exceed Net Credit Sales for NMG’s Fiscal Year ended July 31, 2010.

Section A: NMG Marketing Commitment

The NMG Marketing Commitment for each Fiscal Year shall be equal to [***] multiplied by the applicable Program Growth Percentage for such Fiscal Year.

Section B: Joint Marketing Commitment

The Joint Marketing Commitment for each Fiscal Year shall be equal to:

(i)                                     in the Fiscal Year ending in 2014, (A) [***] plus (B) [***] multiplied by the applicable Program Growth Percentage for such Fiscal Year; and

(ii)                                  in the case of any Fiscal Year thereafter, [***] multiplied by the applicable Program Growth Percentage for such Fiscal Year.

[***]

SCHEDULE 6.2

Privacy Policy

(See attached)

Rev. 02/2013

BR238996-015

FACTS	WHAT DOES CAPITAL ONE® DO WITH YOUR PERSONAL INFORMATION?

Why?

Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

What?	The types of personal information we collect and share depend on the product or service you have with us. This information can include:
• Social Security number and income
• Account balances and payment history
• Account transactions and credit card or other debt

How?

All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons Capital One chooses to share; and whether you can limit this sharing.

Reasons we can share your personal information	Does Capital One share?	Can you limit this sharing?
For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus	YES	NO
For our marketing purposes – to offer our products and services to you	YES	NO
For joint marketing with other financial companies	YES	NO
For our affiliates’ everyday business purposes – information about your transactions and experiences	YES	NO
For our affiliates’ everyday business purposes – information about your creditworthiness	YES	YES
For our affiliates to market to you	YES	YES
For nonaffiliates to market to you	YES	YES

To limit our sharing	• Call 1-800-685-6695 – our menu will prompt you through your choice(s).

Please note:

If you are a new customer, we can begin sharing your information 30 days from the date we sent this notice. When you are no longer our customer, we continue to share your information as described in this notice.

However, you can contact us at any time to limit our sharing.

Questions?	Call 1-800-685-6695

Who we are
Who is providing this notice?	This notice is being provided by Capital One with respect to your Neiman Marcus credit card.

What we do
How does Capital One protect my personal information?

To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.

How does Capital One collect my personal information?

We collect your personal information, for example, when you

•      Open an account or deposit money

•      Pay your bills or apply for a loan

•      Use your credit or debit card

We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.

Why can’t I limit all sharing?

Federal law gives you the right to limit only

•      Sharing for affiliates everyday business purposes — Information about your creditworthiness

•      Affiliates from using your information to market to you

•      Sharing for nonaffiliates to market to you

State laws and individual companies may give you additional rights to limit sharing. See below for more on your rights under state law.

What happens when I limit sharing for an account I hold jointly with someone else?	Your choices will apply to everyone on your account.

Definitions
Affiliates	Companies related by common ownership or control. They can be financial and nonfinancial companies.
• Our affiliates include financial companies with the Capital One, Chevy Chase, Onyx, and Greenpoint names, such as Capital One Bank (USA), National Association; and Capital One, National Association.

Nonaffiliates	Companies not related by common ownership or control. They can be financial and nonfinancial companies.
• Nonaffiliates we share with can include insurance companies, service providers, co-branded partners, retailers, data processors and advertisers.

Joint marketing	A formal agreement between nonaffiliated financial companies that together market financial products or services to you.
• Our joint marketing partners include companies such as other banks and insurance companies.

Other important information

CA and VT Residents: We will not share your information with companies outside of Capital One, except for our everyday business purposes, for marketing our products and services to you or with your consent.

VT Residents only: We will not disclose credit information about you within or outside the Capital One family of companies except as required or permitted by law.

NV Residents: Notice provided pursuant to state law. To be placed on our internal Do Not Call List, call 1-800-685-6695. If you would like more information about telemarketing practices, you may contact us at Capital One, P.O. Box 30285, Salt Lake City, UT 84130-0285 or webinfo@capitalone.com. For more on this Nevada law, contact Bureau of Consumer Protection, Office of the Nevada Attorney General, 555 E. Washington St., Suite 3900, Las Vegas, NV 89101; Phone number: 1-702-486-3132; e-mail: BCPINFO@ag.state.nv.us.

Telephone Communications: All telephone communications with us or our authorized agents may be monitored or recorded.

The above notice applies only to your Neiman Marcus credit card account with Capital One and does not apply to any other accounts you have with the Capital One family of companies.

© 2013 Capital One. Capital One is a federally registered service mark. All rights reserved.

2

SCHEDULE 7.1(a)(i)

Bank Reports

Department	Report Name	Source	Frequency
Accounts Receivable	[***] [***] [***] [***] [***] [***] [***]	Bank Bank Bank Bank Bank Bank Bank	Weekly Weekly Daily Daily Bi-weekly Cycle Cycle

Audit	[***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***]	Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank	Daily Daily Daily Daily Weekly Cycle, monthly Daily Daily Daily Daily Daily Weekly Daily Daily Weekly As needed Daily

Bill Adjustment	[***] [***] [***] [***]	Bank Bank Bank Bank	Daily, weekly Daily Cycle Bi-weekly

Collections	[***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***]	Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank	Daily Monthly Monthly Daily Monthly Daily Monthly Daily Bi-weekly Daily Daily Cycle Cycle Cycle Daily Weekly Daily Daily Monthly

	[***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***]	Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank	Monthly Monthly Daily Cycle Monthly Monthly Weekly Daily Daily Daily Monthly

Credit	[***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***]	Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank Bank	Monthly Monthly Daily Daily Monthly Monthly Monthly Weekly Monthly Monthly Monthly Monthly Monthly Monthly Monthly Daily Weekly Monthly Monthly Monthly Semi-Annual

Fraud	[***] [***] [***] [***] [***] [***] [***]	Bank Bank Bank Bank Bank Bank Bank	Bi-weekly Daily, weekly Daily Daily Weekly Daily Daily, weekly

SCHEDULE 7.1(a)(ii)

NMG Reports

A/R System	[***]

SCHEDULE 7.1(b)

Monthly Settlement Sheet

The Monthly Settlement Sheet shall set forth:

(a)           the aggregate of all Joint Marketing Commitment amounts spent by the NMG Companies in such Program Month;

(b)           the number of In-Store Payments received by any of the NMG Companies in such Program Month;

(c)           an amount equal to the Monthly Servicing Fee for the immediately preceding Program Month;

(d)           an amount equal to the Average Gross Receivables for the [***];

(e)           a calculation in reasonable detail of the Program Revenue (and each component thereof) for the [***];

(f)            an calculation in reasonable detail of the Loss Share Amount (and each component thereof) for the [***];

(g)           a calculation in reasonable detail of each of the Risk Adjusted Margin, Post MP RAM and the Profit Sharing Post MP RAM (and for each of the foregoing, each component thereof) for the [***];

(h)           any other amounts owed to the NMG Companies as explicitly provided herein or as otherwise agreed by the Parties in writing with line item specificity, which amounts may be netted; and

(i)            in the case of any Monthly Settlement Sheet prepared following the end of a Program Quarter, the amount, if any, owed by Bank to NMG or by NMG to Bank, pursuant to Schedule 4.6(f) in respect of the [***].

SCHEDULE 7.1(c)

Year-End Settlement Sheet

The Year-End Settlement Sheet shall set forth:

(a)         the aggregate of all Joint Marketing Commitment Amounts spent by the NMG Companies in the last Program Month of such Program Year;

(b)         the number of In-Store Payments received by any of the NMG Companies in the last Program Month of such Program Year;

(c)          the Finance Charge Reversal Percentage for the immediately preceding Program Year and the calculation of any amounts due pursuant to Section 4.10(b);

(d)         the Late Fee Reversal Percentage for the immediately preceding Program Year and the calculation of any amounts due pursuant to Section 4.10(c);

(e)          Average Interest-Bearing Receivables, (ii) Average Interest Free Receivables, (iii) the Net Yield for such Program Year calculated on all Average Interest-Bearing Receivables, (iv) the Net Yield for such Program Year calculated on Average Interest Free Receivables, and (v) the calculation of any amounts due pursuant to Section 4.11;

(f)           the Average Gross Receivables for the immediately preceding Program Year;

(g)          a calculation in reasonable detail of the Risk Adjusted Margin, the Post MP RAM and the Profit Sharing Post MP RAM (and for each, the components thereof) for the immediately preceding Program Year;

(h)         the amount, if any, owed by Bank to NMG or by NMG to Bank, pursuant to Schedule 4.6(f) in respect of the last Program Quarter of the immediately preceding Program Year; and

(i)             an itemization and certification of the Legal Change Costs incurred or deemed incurred pursuant to the Agreement in respect of the preceding Program Year (as required pursuant to Section 9.2).

SCHEDULE 7.3(a)

Bank Service Level Standards

For the Initial Term and each Renewal Term, the following Servicing Levels will be maintained by Bank if they are providing such Services:

A.            Documentation Services Bank will meet the following service levels on average each month:

1.              Percentage of all paper or electronic billing statements that will be delivered within 4 days (excluding Sundays) of cycle close date provided that this standard shall not apply if either: (i) a NMG systems problem prevents communication of the credit input data to Bank’s credit operations (monthly reporting will be completed on an Excel spreadsheet); or, (ii) Inserts provided by the NMG Companies do not meet Bank’s specifications: [***] [Regulatory SLA]

2.              Percentage of daily payments that will be processed within [***] hours of receipt (functionality includes desktop image archive capability up to [***] years for browse access): [***]

B.            Credit Card Production Services Bank will meet the following service levels on average each month:

1.              Percentage of all new account and replacement credit cards that will be mailed out within 4 business days after they are requested, with the exception of an address change, in which cards will be mailed out within [***] (monthly reporting will be completed on an Excel spreadsheet): [***]

C.            Late and Early-Stage Collections Bank will meet the following service levels on average each month (as measured by Bank’s standard practices):

1.              Percentage of time that Bank shall make its collections operations available during the following times: [***]

Monday through Thursday [***] CST

Friday [***] CST

Saturday [***] CST

Sunday [***]

2.              Minimum account penetration rate: [***]

D.    Credit Processing Services & Customer Service Services Bank will meet the following service levels on average each month:

1. Percentage of all customer service inquiry batch-work correspondence (including address or name changes or credit bureau inquiries) that will be opened and reviewed within 5 days of receipt: [***]

2. Authorization, Customer Service and InCircle calls will be answered on a monthly average within the following timeframes after the call first becomes available for a Universal Agent to answer:

[***]

Exceptions to the ASA’s are as follows:

[***]

3. Percentage of all adverse action letters that will be mailed out within [***] days after the adverse decision was made: [***] [Regulatory SLA]

4. Upon the request of a Cardholder or upon the auto-release based on a Bank defined parameter setting (currently set to 125 days) for any Account with a Credit Balance up to [***], the percentage of Credit Balance refunds requested verbally or systemically that will be sent out within [***] days of such request or cycle end date provided that no Credit Balance refund will be sent out for a Credit Balance under $1: [***] [Regulatory SLA]

5. Upon the request of a Cardholder or upon the auto-release based on a Bank defined parameter setting (currently set to 125 days) for any Account with a Credit Balance up to [***], the percentage of Credit Balance refunds requested by mail correspondence that will be issued within [***] days of such request or cycle end date provided that no Credit Balance refund will be sent out for a Credit Balance under $1: [***] [Regulatory SLA]

6. The percentage of Fair Credit billing and all other customer initiated disputes that are addressed within [***] days of receipt of notification: [***] [Regulatory SLA]

7. The percentage of time that Bank shall make its customer service operations available from Monday through Friday from 8:00 a.m. CST to 7:00 p.m. CST and Saturday from 9:00 a.m. CST to 1:00 p.m.: [***]

8. The percentage of time that Bank shall make its authorizations and new account operations available from Monday through Friday from 9:00 a.m. CST to 11:00 p.m. CST, Saturday from 9:00 a.m. CST to 11:30 p.m. CST and Sunday from 9:00 a.m. CST to 10:30 p.m. CST (and will extend these hours to accommodate the store operations when formal store hours are extended due to special sales events and seasonal demands): [***]

V.            Systems Bank will meet the following service levels on average each month:

1.              Percentage of time that all Internet-based system functionality provided and maintained by Bank will be available to cardholders [***] hours a day, [***] days a week (other than scheduled system maintenance not exceeding [***] hours per month during the hours of 2 am and 6 am CST: [***]

* Denotes a Starred SLA

SCHEDULE 7.3(c)

Bank Servicer Defaults

I.             Bank Servicer Default. It shall be a “Bank Servicer Default” if either of the events set forth below shall occur and be continuing and remain unremedied prior to the expiration of the specified period:

(a)           Significant Failure. If Bank (i) is more than [***] below the target for any Starred SLA in any Fiscal Month, (ii) fails to meet any individual Starred SLA in [***] or (iii) fails to meet any Starred SLA [***] in any [***] (including multiple breaches of the same and individual breaches of different Starred SLAs) (each, a “Significant Failure”).

(b)           Regulatory Failure. If Bank fails to meet an SLA designated as a regulatory-based SLA on Schedule 7.3(a) (a “Regulatory SLA”) and such failure results in a breach by Bank of Applicable Law (such failure, a “Regulatory Failure”).

II.            Remedies.

(a)           In the event of a Significant Failure, Bank shall: (A) promptly report to NMG the reasons for the Starred SLA failure(s); (B) within [***] of such Significant Failure, propose a remediation plan for taking such action as Bank deems necessary to correct and prevent recurrence of such failure(s); and (C) subject to NMG’s agreement, implement the remediation plan as soon as practicable. However, under no circumstances shall the time period between NMG’s agreement to the remediation plan and completion of such plan exceed [***].

(b)           If Bank has an additional failure of any of the same Starred SLA(s) (“Subsequent Failure”) during the [***] following the occurrence of any Significant Failure, Bank shall pay NMG [***], within [***] days of the end of such Fiscal Month, for each such Subsequent Failure.

(c)           Upon the occurrence of the second Subsequent Failure and each additional Subsequent Failure of the same Starred SLA during the [***] following a Significant Failure or upon the occurrence of a Regulatory Failure, Bank shall pay NMG [***], within [***] of the end of such Fiscal Month, per each additional Subsequent Failure.

(d)           Upon the occurrence of (i) the third and each additional Subsequent Failure of the same Starred SLA during the [***] following a Significant Failure or (ii) a second Regulatory Failure of the same Regulatory SLA, NMG shall, in addition to payment as provided in paragraph (c) above, have the right to terminate the Program Agreement by providing [***] days prior written notice to Bank, in which event the parties shall have the rights set forth in Article XVII; provided, however, that prior to NMG electing to terminate the Program Agreement, the Management Committee shall meet to discuss the occurrence of the Subsequent Failure and shall determine whether such SLA should be modified. If the Management Committee determines that such SLA shall be modified, then NMG shall not be entitled to terminate the Program Agreement as a result of the Subsequent Failure discussed at the meeting of the Management Committee unless and until an additional Subsequent Failure of the same Starred SLA occurs.

(e)           Notwithstanding the foregoing, in the case of any Bank Servicer Default, after the Management Committee meeting referred to above and assuming that no SLA is modified, in lieu of terminating the Program Agreement, NMG may elect to cause the Services subject to such Servicer Default or all of the Services being provided by Bank to be transferred to NMG or another party designated by NMG; provided, that for purposes of transferring Services pursuant to this paragraph (e), an SLA that is both a Starred SLA and a Regulatory SLA shall be deemed to be a Regulatory SLA.

(f)            No such servicing transfer or termination of this Agreement pursuant to paragraph (e) above shall be effective until either assumption by NMG of the provision of the Services or the appointment by NMG of a successor servicer reasonably satisfactory to Bank pursuant to a servicing agreement reasonably satisfactory to Bank. Following the delivery by the applicable Party of written notice of a servicing transfer or termination, NMG shall have reasonable access to Bank’s operations and systems to ensure continuity of business and systems required to service the Accounts until such time as NMG assumes the provision of the Services or appoints a successor servicer reasonably satisfactory to Bank.

III.          Non-Starred SLAs. For purposes of this Schedule 7.3(c), “Starred SLA” shall be deemed to include Non-Starred SLAs in the event that there have been more than [***] in any [***] with respect to any Non-Starred SLAs; provided, that in the event there are no Significant Failures in the immediately following [***] with respect to any of the Non-Starred SLAs, then such Non-Starred SLAs shall no longer be deemed to be Starred SLAs.

SCHEDULE 7.4(a)

Bank Systems

Current Bank systems must continue to have the following functionality:

1.         Servicing Systems

A.    Bank system platform must have a [***] or comparable servicing application to perform primary credit authorization and customer service financial and non-financial maintenance. The current servicing application provided by the Bank is the [***] system. Back-up mainframe systems [***] provide secondary functions supporting the NMG servicing teams. The current Bank servicing application supports a key NMG process, [***] referral, through a custom [***] Referral screen. Future versions of [***] and/or its successors must provide similar servicing functionality, including functionality to support the [***] referral process [***]. Future versions of [***] and/or its successors will be reviewed with NMG management to obtain recommendations and requirements, with particular emphasis on closely matching the existing AUTH referral screen. As the Bank’s technology platforms evolve through upgrades, technical currency and / or application replacements, the Bank will work closely with NMG to define [***] technology solutions to support servicing within commercially reasonable parameters.

B.    Bank must also provide servicing support systems for [***].

The current systems supporting these functions are:

[***]

Future versions of these systems and/or their successors must provide similar servicing functionality. Future versions of these systems and/or their successors will be reviewed with NMG management to obtain recommendations and requirements. As the Bank’s technology platforms evolve through upgrades, technical currency and / or application replacements, the Bank will work closely with NMG to define [***] technology solutions for these servicing support functions within commercially reasonable parameters.

2.         Critical NMG Customizations

Critical integrated customizations are currently used by NMG and supported by Bank. This includes the [***]-digit authorization referral prompting at the POS with a [***] code, formatting any [***]-digit account number at POS to [***]-digits and not mailing out billing statement for zero balance customers. Future versions of Bank systems and/or their successors must provide similar functionality. Future versions of Bank systems and/or their successors will be reviewed with NMG management to obtain recommendations and requirements. As the Bank’s technology platforms evolve through upgrades, technical currency and/or application replacements, the Bank will work closely with NMG to define [***] technology solutions to support these critical customizations within commercially reasonable parameters with minimal interruption to NMG’s technology support and/or customer service.

3. All credit system interfaces (see attached batch and on-line credit system interface lists) including POS, NM and BG Sales Audit, CMOS and InCircle must continue without interruption or delayed service from Bank . File transmissions sent to and from Bank must continue without interruption to update NMG interface systems.

4. Real-time adherence and/or call management technology that enhances NMG environment including [***] call monitoring software or a [***]. NMG is responsible for maintenance support and will work directly with Verint for needed support, while Bank is responsible for any required hardware changes and customer feedback modules.

5. Bank must continue to maintain [***] Transfer capability and [***] for NMG to assess daily reporting sent by Bank as listed in Schedule 7.1 (a)(i).

6. Bank should continue to explore with NMG other technological enhancements including [***] enhancements, fraud detection and Internet-related products that can be utilized and upgraded with appropriate testing and sign-off review.

Credit Batch Interfaces

Internal NMG & Vendor Interface Systems	Credit Application	Data Stream	Input/Output Feed	Frequency	Processing Time- frame
NM Sales Audit	Settlement	[***]	Input	Daily	Nightly

BG Sales Audit	Settlement	[***]	Input	Daily	Nightly

NMD/NMO Sales Audit	Settlement	[***]	Input	Daily	Nightly

HR NM Payroll deduction	Settlement	[***]	Input	Weekly	Nightly

HR BG Payroll deduction	Settlement	[***]	Input	Weekly	Nightly

Incircle	InCircle	[***]	Output	Daily	Nightly

Incircle	InCircle	[***]	Input	Daily	Nightly

EDW	EDW	[***]	Output	Daily	Nightly

Incircle	Statements	[***]	Input	Daily	Nightly

Loss Prevention	Loss Prevention	[***]	Output	Weekly	Nightly

Credit Balance Refunds	Loss Prevention	[***]

Donnelley, Abacus, Commerce Register, Experian	A/R	[***]	Output	Monthly	Nightly

Incircle	InCircle	[***]		Yearly in February	Nightly

[***]

InCircle	InCircle	[***]	Output	Daily	Nightly

Credit Online Interfaces

Internal NMG Interface Systems	Credit Application	Data Stream	External Interface Systems	Output Response	Response Time	Frequency	Processing Time-frame **
POS Store System - POS Express (new apps)	New Application	[***]	Formats the new app request and sends to Bank for credit processing.	Reply back to the POS register with an approval or referral response.	< 45 seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

NMD - (new apps)	New Application	[***]	Formats the new app request and sends to Bank for credit processing.	Reply back to NMD with an approval or referral response.	< 45 seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

POS Store System - POS Express (account look-up)	CMS	[***]	Format the account look-up request and send to Bank for a response.	Reply back to the POS register with account number or not found.	< 2 seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

POS Store System - Sales Authorization (NM & BG charge cards)	Authorization	[***]	Formats the authorization request and send it to Bank for authorization processing.	Reply back to the POS register with an approval, referral or decline response.	< 2 seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

NMD (CMOS) - Sales Authorization (NM & BG charge cards)	Authorization	[***]	Formats the authorization request and send it to Bank for authorization processing.	Reply back to NMD with an approvals, referrals or decline response.	< 2 seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

System Authorization Override	In-house CreditSystem	[***]	NMG mainframe application	Download the system authorization override code to each POS store system		Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM Nightly

		[***]	RS/6000 box.

Intervoice (IVR) customer inquiry	Customer Service	[***]	Send response back to the IVR based on the IVR option request.	< 2 seconds	Mon-Sat Sun	7 AM - 11 PM 10 AM - 11 PM

** Credit on-line system availability is extended to 2 AM on special Incircle events.

SCHEDULE 9.1(a)(i)

Daily NMG Compensation

Bank shall pay to NMG an amount equal to the aggregate for all Private Label Accounts and Non-Card Payment Plans of the following (which amount shall be subject to adjustment pursuant to the Agreement):

For each such Private Label Account or Non-Card Payment Plan, the product of the Merchant Participation Rate and Net Credit Sales under such Account reflected in all NMG Charge Transaction Data required to be paid for by Bank on such Business Day pursuant to Section 8.4.

As used herein, the “Merchant Participation Rate” means [***].

SCHEDULE 9.1(a)(ii)

Monthly NMG Compensation

On the dates set forth in Section 9.1 (a)(ii), Bank shall pay the following amounts to NMG:

(a)           Marketing Reimbursement. The aggregate of all Joint Marketing Commitment amounts spent by the NMG Companies in the prior Program Month.

(b)           In-Store Payment Reimbursement. An amount equal to [***] (which amount shall increase by CPI on each anniversary of the Effective Date, with the increased amount remaining in effect until the following anniversary) per In-Store Payment received by any of the NMG Companies in the prior Program Month.

(c)           Monthly Servicing Fee. An amount equal to the Monthly Servicing Fee in respect of the prior Program Month.

(d)           Revenue and Loss Sharing.

(i)            With respect to each Program Month and in order to simplify settlement payments, an amount equal to the Revenue Share Amount minus the Aggregate Loss Share Amount; provided that if such difference is a negative number, NMG shall pay that amount to Bank.

(ii)           NMG agrees to share in the losses associated with each individual Account in accordance with this clause (d) until the earlier to occur of the following dates: (1) the date that such Account becomes inactive; or (2) the date that the Agreement ceases to be in effect (i.e., the date on which any expiration or termination of the Agreement becomes effective).

(iii)          The Parties agree and acknowledge that NMG’s agreement to share in the losses associated with each individual Account are linked with such Account. Therefore, any sale or transfer of any Account, including any securitization, participation or pledge of Cardholder Indebtedness, will automatically result in the sale or transfer of NMG’s agreement to share in the losses associated with such Account.

As used herein, “Account Gross Receivables” means, for any measurement period, the Gross Receivables related to an individual Account.

As used herein, “Aggregate Loss Share Amount” means an amount equal to the sum of the Loss Share Amount for all individual Accounts.

As used herein “Loss Share Amount” means, with respect to any Program Month and with respect to an individual Account, an amount equal to (A) [***]

[***] (B) (1) the portion of the Account Gross Receivables for such individual account that is charged-off during such Program Month as uncollectible in accordance with the Risk Management Policies, including as a result of credit and fraud losses during such period minus (2) if such individual account was previously written-off, any recoveries, including sales tax recoveries, received during such period (net of amounts payable to collection agencies in connection with such recoveries).

As used herein, “Monthly Program Revenue” means, with respect to any Program Month, (A) Gross Financing Income, minus (B) Funding Costs for such Program Month, minus (C) Merchant Participation for such Program Month.

As used herein, “Revenue Share Amount” means, with respect to any Program Month:

(i) With respect to each such Program Month during the [***], an amount equal to (A) [***] times (B) Monthly Program Revenue in respect of the prior Program Month;

(ii) With respect to each such Program Month during each year during the Term commencing with the [***], an amount equal to (A) [***] times (B) Monthly Program Revenue in respect of the prior Program Month; and

(iii) Notwithstanding clauses (i) and (ii) above, with respect to each such Program Month during which a Revenue Share Downgrade Condition was in existence for the entirety of such Program Month, an amount equal to (A) [***] times (B) Monthly Program Revenue in respect of the prior Program Month.

SCHEDULE 11.4(c)(ii)

Program Policies and Procedures

(See attached)

Credit-Customer Service Procedures

[***]

Capital One Confidential/Proprietary

[***]

Capital One Confidential/Proprietary

[***]

Capital One Confidential/Proprietary

Fraud Procedures

[***]

Capital One Confidential/Proprietary

Collections Procedures

[***]

Capital One Confidential/Proprietary

[***]

Capital One Confidential/Proprietary

Schedule 11.4(k)

Business Continuity and Disaster Recovery Plan

(See attached)

Execution Copy

Schedule 11.4(k)

Information Protection & Business Continuity Management

This Exhibit is intended to supplement Articles 6 and 13 of the Agreement; where there is a conflict between the provisions of this Exhibit and the Agreement, the provisions of this Exhibit shall apply.

For purposes of this Schedule:

Covered Information: means, with respect to Bank’s obligations under this Schedule, Cardholder Data, NMG Shopper Data, other Personally Identifiable Information, and Confidential Information of the NMG Companies and their Affiliates and, with respect to the obligations of the NMG Companies under this Schedule, Cardholder Data, other Personally Identifiable Information, and Confidential Information of Bank and its Affiliates.

1.              Methodology for Compliance with This Schedule.

a.              System or Methodology to Audit. Each Party (which for purposes of this Schedule shall mean Bank, on the one hand, and the NMG Companies, collectively, on the other hand) shall develop, implement and maintain, at its own expense, a proven system or methodology to audit for compliance with the requirements in this Schedule.

b.              Use of Subcontractors. Each Party shall have appropriate controls in place that are designed to ensure that any third party (e.g., subcontractor or outsourced service provider), including an Affiliate of such Party, that accesses, processes or stores Covered Information of the other Party or that has access to the systems that transmit, process or store Covered Information of the other Party, meets the objectives of this Schedule. Prior to subcontracting services, the other Party shall establish appropriate contract requirements and conduct an assessment of controls as appropriate to confirm compliance with the objectives of this Schedule. Issues identified that have a high likelihood of resulting in unauthorized access to Covered Information of the other Party shall be mitigated before granting connectivity to systems or access to such Information. Remaining issues shall be mitigated in timeframes commensurate with the risk associated with (i) the data, (ii) business or operational needs including business continuity of the other Party, or (iii) granting the such Party connectivity to the other Party’s network or systems. Each Party shall exercise ongoing oversight over each such third party (e.g., subcontractor or outsourced service provider), including an Affiliate of a such Party, to ensure compliance is maintained with the objectives of this Schedule.

c.               Assessment Rights. Upon thirty (30) days’ prior notice to the other Party, each Party or its representatives may perform physical and electronic reviews of security, information technology operations and business continuity control environments to evaluate and monitor the other Party’s protection of the confidentiality, integrity and availability of Covered Information of such other Party. Each Party shall employ such reasonable procedures and methods as are necessary and appropriate in the circumstances, minimizing interference to the normal business operations of the Party being reviewed to the extent practicable and provided that no assessments shall take place during any Blackout Period. For the purposes of the foregoing sentence, Blackout Period with respect to the NMG Companies shall mean the period of [***] of each calendar year and any other dates and periods, not to exceed 20 business days in the aggregate, as the NMG Companies shall specify in advance of each calendar year in writing. Each Party shall make available a resource of sufficient seniority and expertise to work with the other Party in connection with assessments hereunder, and such personnel shall use commercially reasonable efforts to respond to the other Party’s questions regarding compliance with the terms of this Schedule and the Agreement. Each Party shall develop, implement, and maintain, at its own expense, commercially reasonable mitigation strategies to address issues identified as a result of these reviews. Prior to the commencement of any assessment pursuant to this Section 1(c), the Party performing such assessment shall inform the other Party in writing of the reasonable protocol for conducting such assessment and of the scope of such assessment, which protocol and scope shall be subject to the approval of the other Party (not to be unreasonably withheld, conditioned or delayed).

d.              Annual Security and Business Continuity Audit Review. Without limiting any obligation of either Party specified elsewhere in the Agreement, each Party shall complete an annual review of its business continuity/disaster recovery, information security, and physical security program(s). Each Party shall utilize its internal audit department or a qualified, independent third party to conduct such review.

2.              Information Protection Environment. During the Term of the Agreement, each Party shall maintain and monitor the following controls to protect the confidentiality, integrity and availability of the Covered Information of the other Party. Such controls shall include a reasonable combination of preventive and detective security and procedural controls based upon the requirements of this Schedule:

a.              Accountability Within the Facility. Reasonable physical security policies and procedures, including access control mechanisms designed to ensure accountability of each Party’s personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) that such Party uses to perform any of the obligations to be performed by such Party, within areas of such Party’s facilities that access, process or store Covered Information of the other Party in, on or through any form, format, channel, medium or media type. Each Party shall utilize effective security systems, technology, staff, and/or processes designed to prevent unauthorized access to its facility and Covered Information of the other Party.

b.              Physical Access. Each Party shall employ physical controls over the holding and processing of information that are commensurate to the risk for Covered Information of the other Party used to hold and process such information, including, as appropriate, physical barriers, employee access badges, card readers, video surveillance cameras and visitor logs, where applicable. Any records of physical access, where applicable, shall be retained for a time period of six months.

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c.               Background Checks. To the extent either Party’s personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) that such Party uses to perform any of the obligations to be performed under the Program access Covered Information of the other Party in the course of performing their ordinary duties, policies and procedures to ensure that such Persons shall have been subject to criminal history checks in accordance with the NMG Background Screener’s Guide as demonstrating compliance to the background check requirements attached hereto in Appendix I.

d.              Perimeter Controls. Reasonable network perimeter controls such as firewalls at all perimeter connections.

e.               Application Security. For all applications of either Party that contain Covered Information of the other Party, such party agrees to maintain the security of the applications(s) throughout the Term of this Agreement according to general industry standards including, but not be limited to the following:

i.                  Each Party shall define and document non-functional application security requirements. Each Party shall develop and follow a security test plan that defines the testing approach and establishes that each of the security requirements contained herein has been met. The level of rigor of this test process shall be detailed in the plan. Each Party shall implement the security test plan and provide a copy of the application security requirements and a written report of test results to the other Party upon request.

ii.               As part of its annual security review set forth in Section 1(d) of this Schedule, each Party shall conduct risk assessment(s) to determine and prioritize risks, enumerate vulnerabilities and understand the impact that particular attacks might have on an application to ensure it meets applicable contractual obligations, regulatory mandates and security best practices and standards.

iii.            Each Party agrees to conduct the following tests quarterly: (1) network vulnerability scans (not denial of service or brute force attacks); and annually: (2) application layer penetration tests (not denial of service or brute force attacks). Each Party will provide the executive summary, upon request to the other Party, as part of their annual review results. NMG Companies acknowledge that because the current Bank systems are migrating to Bank oversight over time (from the previous Bank), the first such request made by NMG Companies shall be no sooner than Q1 2014.

f.                System Hardening. System hardening procedures to disable all unnecessary services on devices and servers used to access, process, transmit or store Covered Information of the other Party or devices and systems that reside on the same restricted network segment. Unnecessary services include any service not required to meet business needs.

g.               Patch Management. Systems and applications used to access, process or store Covered Information of the other Party shall be maintained at current stable patch level.

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h.              Virus Detection. For systems that support such software, commercially reasonable malicious code detection software, to include virus detection and malware detectors, shall be installed on all systems used to access, process, transmit or store Covered Information of the other Party or devices and systems that reside on the same restricted network segment. In addition, definition files shall be updated regularly.

i.                  Detection of Suspicious Activity. Network intrusion detective system (IDS) or similar reasonable procedures or technology, to detect suspicious network and host activity.

j.                 System Logs. For all systems that access, transmit or store Covered Information of the other Party, system logs shall be in place to uniquely identify individual users and their access to associated systems and to identify, record and clearly depict all attempted or executed activities of any one or more such users. All systems creating system logs shall be synchronized to a central time source. Reasonable processes shall be in place to review privileged access and identify, investigate and respond to suspicious or malicious activity. System log trails shall be secured in a manner to prevent unauthorized access, modification, and accidental or deliberate destruction. These logs shall be maintained in accordance with the retention requirements set forth in the Agreement. If not specified elsewhere, logs shall be maintained in accordance with the following:

System Category	Log Retention Period
Security devices, perimeter devices and policy enforcement points e.g. firewalls, VPN servers, intrusion detection systems	13 months
Network logon records e.g. domain controllers, Active Directory logs	120 days
All other systems and applications	60 days

The requirements listed above do not supersede, or otherwise limit the applicability of or the need to comply with, retention requirements that are governed by law, regulations or industry requirements, such as PCI DSS.

k.              Change Control Process. Reasonable change control processes similar to those currently in place to approve and track changes within the computing environment of each Party to the extent such changes have a potential impact on the performance of services under the Program and the network applications employed by the other Party. Each Party shall notify the other Party in the event there is a change planned that may impact performance of services under the Program and the network applications employed by the other Party. In addition, if changes will affect the definitions or structure of data sent to the other Party, a Manager of such Party must be provided notification prior to implementation of those changes.

l.                  Restrict System Access. Access to Covered Information of the other Party shall be limited solely to the authorized personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) of such Party that it uses to perform any of the obligations to be performed by such Party under the Program, who require such

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access in order to perform such obligations. Reasonable processes shall be in place to approve and track system access granted. This access shall be periodically reviewed to verify that each access assignment remains necessary. Frequency of review shall be commensurate with risk associated with the system/application. Systems and applications used to store or process Covered Information shall be reviewed quarterly. All other applications shall be reviewed annually.

m.          Remote User Access. Either Party’s personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) that such Party uses to perform any of the obligations to be performed by such Party under the Program, must be located within a facility managed by such Party while connected to the other Party’s network or accessing Covered Information of the other Party. Either Party may grant access to only IT/system administration personnel with a business justification for connecting to the other Party’s network or accessing Covered Information while outside the facility managed by such Party. For each remote user granted access to either Party’s network to access the other Party’s network or Covered Information of the other Party, such Party shall: (i) require that the personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) of such Party that it uses to perform any of the obligations to be performed by such Party under the Program, (x) with respect to the NMG Companies, meet the requirements as set forth in the NMG Remote Access Security Standard manual, which requires access to the network through the approved remote access methodology, which leverages a private VPN and checks the remote host for a running firewall and active anti-virus/malware software and that includes at least two (2) factor authentication of each remote user, and (z) with respect to the Bank, use only Bank-owned equipment configured to comply with the Federal Financial Institution Examination Council issued “Authentication in an Internet Banking Environment” guidance and that includes at least two (2) factor authentication of each remote user; and (ii) maintain system logs detailing activity during each remote user session. If there is a reasonable business justification to grant non-IT/system administration employees of either Party remote access to the other Party’s network or Covered Information of the other Party, and with prior written approval by the other Party, each Party shall comply with the preceding requirements.

n.              Termination/Reassignment of Employees. Formal termination and reassignment procedures for the personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) of either Party that such Party uses to perform any of the obligations to be performed by it under the Program, to ensure physical and computing system access are immediately rescinded.

o.              Access Management to Systems Which Either Party Provisions Access.

i.                  When applicable, and only to the extent necessary, access to a system which the other Party provisions access shall be requested for personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) of such Party that such Party uses to perform any of the obligations to be performed by it under the Program, who require access in order to provide such obligations. Each Party shall notify the other Party immediately when such access is no longer necessary. Each Party reserves

Capital One Confidential

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the right to revoke such access to a system which such Party provisions access at any time and for any reason.

ii.               If any personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) of either Party that such Party uses to perform any of the obligations to be performed by such Party under the Program, require access to a system which the other Party provisions access, such Party shall provide the other Party with the appropriate data for each such Person for whom such Party is requesting access to the other Party’s systems, such as the following: Complete Legal Name, Store ID, Employee Number, Name/Function with the other Party and the other Party’s Location (City/State/Country) in a manner and consistent with past practice.

p.              Authentication Credentials. Each Party shall have a user registration and deregistration procedure for systems that access, transmit or store Covered Information of the other Party with user accounts that are assigned to individuals assessing the system or particular work stations, which are only accessible by a limited number of identifiable employees of such Party whose access is strictly controlled and monitored. Each Party shall work in good faith to consider a reasonable procedure to issue individual user accounts for all roles, or implement compensating and reasonable controls to monitor use of shared user accounts. Default manufacturer passwords used in either Party’s products or Services shall be changed upon installation.

q.              Data Requirements. If applicable to the Services being provided by such Party, the NMG Companies and Bank shall adhere to the following requirements:

i.                  Data Integrity. Notification of data quality failures or exceptions affecting the other Party shall be provided by each Party. Upon reasonable request, each Party agrees to provide periodic data quality metrics.

ii.               Data Movement. Data validation checks and reports to prevent duplicative data record transfers and ensure accurate, uncorrupted data transfer into production environment shall be implemented (e.g., checksums, hash totals, data integrity checks, etc.). In the event a data transfer failure in production affecting the other Party is detected, each Party shall be notified in accordance with pre-determined service-level criteria or as soon as reasonably possible if no service-level documentation exists.

iii.            Data Destruction. To the extent Covered Information of the other Party is required to be destroyed pursuant to the Agreement, such destruction shall be effected in a secure manner consistent with industry standards.

3.              Covered Information in Transmission or on Portable Media. All Covered Information of the other Party shall be encrypted prior to or simultaneously while being: (i) transmitted over public networks (e.g. Internet); (ii) carrier-owned networks, (iii) copied to portable media, (iv) stored to disk on a publicly accessible system that, with respect to Covered Information of Bank, does not fall under the administrative control or compliance monitoring processes of Bank, using minimum 128 bit symmetric encryption, or the maximum allowed by Applicable

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Law. In addition, the each Party shall have appropriate checks in place to confirm data integrity upon decryption. Exceptions are allowed to meet legal or regulatory requirements when the recipient cannot accept encrypted data; provided, however, that alternate means of securing data will be employed when recipients cannot accept encrypted data. With regard to communications between the Parties, the Parties shall use encryption methodology as mutually agreed upon by the Parties. Covered Information of the other Party transported on paper media by a reputable, nationally-recognized common carrier shall be sealed and tracked via certified mail or similar tracking process while in transit.

4.              Incident Response and Management.

a.              Process to Detect a Security Related Incident. Each Party shall define and maintain a process to monitor and detect unauthorized access to, misuse or misappropriation of or fraudulent activity involving, Covered Information of the other Party by any personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) of such Party that it uses to perform any of the obligations to be performed by such Party under the Program (a “Security Related Incident”).

b.              Process To Report Security Related Incidents. Each Party shall have a process in place to report to the other Party any known or reasonably suspected Security Related Incident. In the event either Party discovers or reasonably suspects a Security Related Incident, such Party shall notify the other Party immediately upon initial detection, and in no event later than twenty four (24) hours after the initial detection.

c.               Response to Security Related Incident. Upon notice of a Security Related Incident, each Party shall may take all reasonable steps to protect the Covered Information of such Party, including, but not limited to, an assessment of the other Party’ security safeguards, review of relevant physical access logs, and an assessment of the other Party’s security and system log files from workstations and supporting servers containing or facilitating the flow of Covered Information. In addition to any Security Related Incident-related obligations set forth in the Agreement, each Party shall have a plan that (i) enables such Party to take actions to address known or suspected Security Related Incidents, (ii) take appropriate remedial action for the cause of the breach, and (iii) provide the other Party with necessary information to allow such Party to expeditiously implement its own response program.

d.              Disciplinary Actions. Each Party shall have a process in place to promptly identify violations of security controls including those set forth in this Schedule, by any personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) of such Party that it uses to perform any of the obligations to be performed by such Party under the Program. Any Persons so identified shall be subject to appropriate disciplinary action.

e.               Incident Contact Number. When Bank notification is necessary under this Schedule, the NMG Companies shall contact the Bank’s Incident Command Center at (804) 968-3677.

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5.              Business Continuity and Disaster Recovery.

a.              Backup Power Supply. Each Party shall maintain a reasonable backup power supply system to guard against electrical outages based upon facility and function. The solution shall allow for controlled shutdown of systems used to process or store Covered Information of the other Party as well as ongoing power support for systems that require such service based on recovery plans.

b.              Fire Detection and Suppression System. Each Party shall implement reasonable fire detection and suppression system(s) to protect such Party’s computing equipment.

c.               System Maintenance. Each Party shall ensure reasonable maintenance of systems to guard against failure.

d.              Coordination of Continuity Plans. Each Party shall provide reasonable information, with respect to the services and obligations under the Agreement, to allow the other Party to develop a continuity plan which will work in concert with the plan of the Party providing the information. Each Party shall also incorporate the other Party’s reasonable feedback into its plan to ensure such Party can meet the obligations outlined in this Schedule.

e.               Recovery Testing. Each Party may request to participate, but no more often than annually, in the other Party’s recovery testing, unless Applicable Law or a Governmental Authority with supervisory authority over either Party or the Services under the Agreement requires otherwise, in which case such requirement(s) shall govern. Such testing may include, but may not be limited to, validation of such Party’s business and/or technical recovery strategies. Either Party reserves the right to limit the number of exercise participants.

f.                Call Lists. Within twenty-four (24) hours of the request of the other Party, either Party shall make available to the other Party call lists necessary for contacting key individuals at such Party’s primary and recovery locations.

g.               Business Continuity Program. Each Party shall maintain a business continuity program, including a recovery plan that is designed to ensure reasonable business continuity of critical functions. The program shall provide a framework and methodology, including a business impact analysis and risk assessment process, necessary to identify and prioritize critical business functions. In the event either Party experiences an event requiring recovery of systems, information or services, the recovery plan shall be executed to ensure that critical services can be rendered in compliance with the requirements defined herein. Within 24 hours of an event requiring implementation of the plan, each Party will provide to the other Party an initial report that includes the nature of the interruption, an estimate for the time it will take to return to Agreement-required service levels and the actions the party experiencing the event is taking to achieve those levels.

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Appendix I to Schedule 11.4(k)

Background Check Requirements

Each Party shall be responsible for ensuring criminal background checks are conducted in accordance with the requirements identified herein on those individuals with access to Covered Information of the other Party in the course of performing their expected duties. Neither Party prohibits the employment by the other Party of personnel, temporary staff and third parties (e.g., subcontractor or outsourced service provider) to perform any of the obligations to be performed by such Party under the Program, whose background check is not in conformance with the requirements herein. However, each Party requires that any such Person whose background check is not in conformance with the requirements herein, not be granted access to any Covered Information of such Party.

The following requirements shall not supersede any Applicable Law prohibiting such checks.

Background Check Standards

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Schedule 11.4(l)

Insurance Policies

Below is brief summary of the insurance coverages of the Neiman Marcus Group, Inc:

Coverage:

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SCHEDULE 16.3(b)

Store Square-Footage Calculation

Bank may terminate this Agreement in accordance with Section 16.3(b), if NMG has not maintained on average during such Fiscal Year full-line, retail store square footage of [***].

The following stores were included in the calculation of square footage:

Dallas, Texas (Downtown)

Dallas, Texas (North Park)

Houston, Texas (Galleria)

Bal Harbour, Florida

Atlanta, Georgia

St. Louis, Missouri

Northbrook, Illinois

Fort Worth, Texas

Washington, D.C.

Newport Beach, California

Beverly Hills, California

Westchester, New York

Las Vegas, Nevada

Oak Brook, Illinois

San Diego, California

Fort Lauderdale, Florida

San Francisco, California

Chicago, Illinois (Michigan Avenue)

Boston, Massachusetts

Palo Alto, California

McLean, Virginia

Denver, Colorado

Scottsdale, Arizona

Troy, Michigan

Short Hills, New Jersey

King of Prussia, Pennsylvania

Paramus, New Jersey

Honolulu, Hawaii

Palm Beach, Florida

Plano, Texas (Willow Bend)

Tampa, Florida

Coral Gables, Florida

Orlando, Florida

San Antonio, Texas

Boca Raton, Florida

Austin, Texas

Charlotte, North Carolina

Natick, Massachusetts

Topanga, California

Bellevue, Washington

Walnut Creek, California

Bergdorf Goodman, New York City (Women’s Store)

Bergdorf Goodman, New York City (Men’s Store)

SCHEDULE 17.2(g)

Segmentation
Methodology

Sample Segmentation – Illustrative purposes only

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Sample Segmentation – Valid Protection Selection

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Sample Segmentation – INVALID Protection Selection

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